Exhibit 10.1
AIA® Document A102™ — 2007
Standard Form of Agreement Between Owner and Contractor where the basis of payment is the Cost of Work Plus a Fee with a Guaranteed Maximum Price
AGREEMENT made as of the 25th day of January in the year 2011
(In words, indicate day, month and year)
BETWEEN the Owner:
(Name, address and other information)
Cirrus Logic, Inc.
2901 Via Fortuna Dr.
Austin, TX 78746
Phone: (512) 851-4000
and the Contractor:
(Name, address and other information)
Harvey-Cleary Builders, Inc.
8107 Springdale Rd.—Suite 105
Austin, TX, 78724
Phone: (512) 928-9300
for the following Project:
(Name, location, and detailed description)
Cirrus Logic, Inc. — Corporate Headquarters Building
A new 6-story concrete framed office building and adjacent 7-level concrete parking garage located at 800 West 6th St., Austin, Texas, The Project consists of a135, 877 gross square feet of office space and 117, 847 gross square feet of parking garage area accommodating 316 parking spaces, along with further details as set forth in the Contract Documents.
Interior Finish-Out Options: The Work for the Project shall initially include, and the Contractor’s Fee and construction schedules shall account for, coordination of Subcontractors and Separate Contractors selected and separately paid by Owner to perform interior finish-out and specialty work. Owner reserves the right to issue a Construction Change Directive modifying this scope of work as follows: a) adding interior finish-out to the Work following a competitive bid process, with Contractor using its own forces and subcontractors; b) adding interior finish-out to the Work, with the contracts of Owner-selected Subcontractors being assigned to Contractor; or c) deducting all finish-out coordination from the Work, and awarding to a Separate Contractor, with a deduction in Contractor’s Fee.
The Architect:
(Name, address and other information)

Ambrose and House, Architects, LLP
2323 South Shepherd—Suite 1014
Houston, TX 77019
Phone: (713) 522-0815
The Owner and Contractor agree as follows.

TABLE OF ARTICLES
1	THE CONTRACT DOCUMENTS	2

2	THE WORK OF THIS CONTRACT	2

3	RELATIONSHIP OF THE PARTIES	2

4	DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION	3

5	CONTRACT SUM	3

6	CHANGES IN THE WORK	6

7	COSTS TO BE REIMBURSED	6

8	COSTS NOT TO BE REIMBURSED	9

9	DISCOUNTS, REBATES AND REFUNDS	10

10	SUBCONTRACTS AND OTHER AGREEMENTS	10

11	ACCOUNTING RECORDS	10

12	PAYMENTS	11

13	DISPUTE RESOLUTION	13

14	TERMINATION OR SUSPENSION	13

15	MISCELLANEOUS PROVISIONS	13

16	ENUMERATION OF CONTRACT DOCUMENTS	14

17	INSURANCE AND BONDS	15
ARTICLE 1 THE CONTRACT DOCUMENTS
The Contract Documents consist of this Agreement, the Drawings, Specifications and other documents identified in Article 16 of this Agreement and Modifications issued after execution of this Agreement, all of which form the Contract, and are as fully a part of the Contract as if attached to this Agreement or repeated herein. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. If anything in the other Contract Documents, other than a Modification, is inconsistent with this Agreement, this Agreement shall govern.
ARTICLE 2 THE WORK OF THIS CONTRACT
The Contractor shall fully execute the Work described in the Contract Documents, and shall also perform all work incidental thereto or reasonably inferable therefrom that is necessary in order that the Work will be complete and in conformity with the Contract Documents, except as specifically indicated in the Contract Documents to be the responsibility of others.
ARTICLE 3 RELATIONSHIP OF THE PARTIES
The Contractor accepts the relationship of trust and confidence established by this Agreement and covenants with the Owner to cooperate with the Architect and exercise the Contractor’s skill and judgment in furthering the interests of the Owner; to furnish efficient business administration and supervision; to furnish at all times an adequate supply of workers and materials; and to perform the Work in an expeditious and economical manner consistent with the Owner’s interests. The Owner agrees to furnish and approve, in a timely manner, information required by the Contractor and to make payments to the Contractor in accordance with the requirements of the Contract Documents.

ARTICLE 4 DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION
§ 4.1 The date of commencement of the Work shall be the date of this Agreement unless a different date is stated below or provision is made for the date to be fixed in a notice to proceed issued by the Owner.
(Insert the date of commencement, if it differs from the date of this Agreement or, if applicable, state that the date will be fixed in a notice to proceed.)
The date of commencement of the Work shall be set forth in a Notice to Proceed that will be issued by owner to Contractor.
If, prior to commencement of the Work, the Owner requires time to file mortgages and other security interests, the Owner’s time requirement shall be as follows:
§ 4.2 The Contract Time and the FF&E Deadlines shall be measured from the date of commencement.
§ 4.3 The Contractor shall achieve Substantial Completion of the entire Work not later than five hundred (500) days from the date of commencement (the “Contract Time”), subject to adjustments of this Contract Time as provided in the Contract Documents.
(Insert number of calendar days. Alternatively, a calendar date may be used when coordinated with the date of commencement. If appropriate, insert requirements for earlier Substantial Completion of certain portions of the Work.)
§ 4.4 FF&E DEADLINE(S): The Contractor shall achieve such progress in the Work as is required to make areas ready and available for the installation, by others, of those items identified in Exhibit “E”— Schedule of Owner’s FF&E not later than the respective individual dates set forth in the exhibit for each of those items (the “FF&E Deadlines”), subject to adjustments of these FF&E Deadlines as provided in the Contract Documents.
(Insert provisions, if any, for liquidated damages relating to failure to achieve Substantial Completion on time, or for bonus payments for early completion of the Work.)
NONE
ARTICLE 5 CONTRACT SUM
§ 5.1 The Owner shall pay the Contractor the Contract Sum in current funds for the Contractor’s performance of the Contract. The Contract Sum is the Cost of the Work as defined in Article 7 plus the Contractor’s Fee, plus the General Conditions Amount, the total of which is subject to the GMAX and other provisions of the Contract Documents. If the Owner elects to proceed with completion of the interior finish-out portion of the Project under §6.5.1 or §6.5.3 of this Agreement, the Contract Sum shall also include the Interior Stipulated Sum § 5.1.1 The Contractor’s Fee:
(State a lump sum, percentage of Cost of the Work or other provision for determining the Contractor’s Fee.)
The Contractor’s Fee shall be five hundred four thousand and no/100 dollars ($504,000.00), subject to the limitations of the GMAX. The Contractor’s Fee includes an amount of one hundred twenty thousand and no/00 dollars ($120,000.00)(the “Interior Coordination Fee”) identified as Contractor’s compensation for coordination of Subcontractors and Separate Contractors to be selected and separately paid by Owner to perform interior finish-out and specialty work.
§ 5.1.2 The method of adjustment of the Contractor’s Fee for changes in the Work:
For any change in the Work that involves an increase or decrease in the GMAX or the General Conditions Amount, a fee of six percent (6.0%) , as overhead and profit, will be applied to the otherwise reimbursable costs listed in §7.3.7.1 through §7.3.7.5 of the General Conditions that are added or saved as a result of the change in the Work, and the result shall be added to or deducted from the Contractor’s Fee and GMAX.

§ 5.1.3 Limitations, if any, on a Subcontractor’s overhead and profit for increases in the cost of its portion of the Work:
Costs of the Work attributable to reimbursable Subcontract Costs under §7.3 shall not include, and Owner shall not be liable for, any Subcontractor’s markup that exceeds fifteen percent (15.0%) for overhead and profit.
§ 5.1.4 Rental rates for Contractor-owned equipment shall not exceed the standard rates indicated in Exhibit “B”—Alternates, Allowances and Unit Prices.
§ 5.1.5 Unit prices, if any, are identified in Exhibit “B”—Alternates, Allowances and Unit Prices.
(Identify and state the unit price; state the quantity limitations, if any, to which the unit price will be applicable.)
§ 5.1.6 GENERAL CONDITIONS AMOUNT: The Owner shall pay the Contractor, in current funds, the lump sum, General Conditions Amount of eight hundred eighty-two thousand nine hundred seventy-one and no/100 dollars ($882,971.00) for providing those items set forth in Article 7.8 of this Agreement that are necessary for completion of the Work, subject to additions and deductions by Change Order or Construction Change Directive as provided in the Contract Documents. General Conditions Costs that would cause the General Conditions Amount to be exceeded shall be paid by the Contractor without reimbursement by the Owner.
§ 5.2 GUARANTEED MAXIMUM PRICE (“GMAX”)
§ 5.2.1 The Contract Sum is guaranteed by the Contractor not to exceed                      dollars ($                    ), subject to additions and deductions by Change Order or Construction Change Directive as provided in the Contract Documents. Such maximum sum is referred to in the Contract Documents as the Guaranteed Maximum Price (or “GMAX”). Costs which would cause the GMAX to be exceeded shall be paid by the Contractor without reimbursement by the Owner.
(Insert specific provisions if the Contractor is to participate in any savings.)
Owner and Contractor shall agree upon a Guaranteed Maximum Price, insert such agreed amount into section 5.2.1 above and initial said amount within thirty (30) days following the Date of Commencement.
In the event that Owner and Contractor are not able to reach an agreement regarding the Guaranteed Maximum Price within the time set forth above, then the Contract shall be deemed to be terminated for the mutual convenience of the parties, without fault or remedy other than that set forth in section 14.4.3 of Exhibit “A”—Terms and Conditions.
The amount of savings, if any, shall be determined and distributed between the parties in accordance with Section 5.2.6, below.
§ 5.2.2 The GMAX is based on the following alternates, if any, which are described in the Contract Documents and are hereby accepted by the Owner:
(State the numbers or other identification of accepted alternates. If bidding or proposal documents permit the Owner to accept other alternates subsequent to the execution of this Agreement, attach a schedule of such other alternates showing the amount for each and the date when the amount expires.)
Alternates, if any, are identified in Exhibit “B”—Alternates, Allowances and Unit Prices.
The Owner may, in its sole discretion, exercise the option to accept any combination of Alternates, upon the terms contained in Exhibit “B,” at any time up to sixty (60) days following the Commencement Date. Owner’s acceptance must be made in writing and delivered to Contractor. Upon such acceptance, a Change Order or Construction Change Directive shall be issued reflecting the adjustments to the Contract Time, General Conditions Amount and GMAX, if any, associated with the accepted Alternates as indicated in Exhibit “B.” Should Owner wish to accept any Alternate after the expiration of sixty (60) days following the Commencement Date, then Contractor shall be entitled to reasonably adjust the time and/or price terms associated with such Alternate(s)

§ 5.2.3 Allowances included in the GMAX and the General Conditions Amount, if any, are identified in Exhibit “B”—Alternates, Allowances and Unit Prices:
(Identify allowance and state exclusions, if any, from the allowance price.)
§ 5.2.4 Assumptions, if any, on which the GMAX is based:
The Contract Sum, subject to the GMAX and other provisions of the Contract Documents, shall be the full compensation for the Contractor’s satisfactory performance of Contractor’s obligations under the Contract and, except as otherwise expressly provided in Section 3.7.4 of the General Conditions, is conclusively presumed to include compensation for all costs and expenses incurred in performing Contractor’s obligations under the Contract.
§ 5.2.5 CONSTRUCTION CONTINGENCY. Contractor acknowledges that the Drawings and Specifications are anticipated to require further development by the Architect. Consequently, the Contractor has provided in the GMAX for the construction costs associated with such further development consistent with the Contract Documents and reasonably inferable therefrom by including, and identifying in the Schedule of Values, a contingency line item in the amount of two hundred fifty thousand and no/100 dollars ($250,000.00) (the “Construction Contingency”).
§ 5.2.5.1 The Construction Contingency is established for increases in Costs of the Work incurred by the Contractor for unforeseen causes or details not reasonably inferable from the Contract Documents at the time of the execution of this Agreement and shall not be used for reimbursement of expenses and costs not otherwise recoverable as Cost of the Work or General Conditions Costs under Article 7 of this Agreement. It is understood that the amount of the Construction Contingency, except as otherwise provided in this Agreement, is the maximum sum available to the Contractor to cover costs incurred as a result of such unforeseen causes or details and that cost overruns in excess of the amount of the Construction Contingency will be borne by the Contractor.
§ 5.2.5.2 Contractor may use amounts from the Construction Contingency to balance Costs of the Work and General Conditions Costs that exceed the amounts identified in the Schedule of Values; provided, however, that the amount applied from the Construction Contingency toward cost overruns shall not exceed fifteen percent (15.0%) of the Division Subtotal for any given CSI MasterFormat specification division within the Schedule of Values, or fifteen percent (15.0%) of the General Conditions Amount, without prior written approval from the Owner. Contractor shall provide Owner with appropriate evidence to substantiate the need for each use of the Construction Contingency.
§ 5.2.5.3 Use of the Construction Contingency shall not constitute a change in the Work eligible for the application of the Contractor’s Fee rate set forth in §5.1.2.
§ 5.2.6 DISTRIBUTION OF SAVINGS. Upon Final Completion of the Work, Contractor shall make an accounting to the Owner of the Contract Sum, and Owner shall review the accounting and determine, with Contractor, according to the following provisions whether any savings have been realized:
.1	Owner and Contractor shall calculate the Final Contract Sum, which shall be the total amount payable to the Contractor at Final Completion for the Cost of the Work as defined in Article 7, the Contractor’s Fee and the General Conditions Costs, plus the Interior Stipulated sum (if applicable), minus all offsets and deductions allowable under the Contract.

.2	Owner and Contractor shall calculate the Savings Baseline, which shall be the GMAX (as adjusted pursuant to Change Orders) minus the unused portion of the Construction Contingency, minus any unused Allowance amounts, minus all offsets and deductions allowable under the Contract.

.3	If the Final Contract Sum is less than the Savings Baseline, then such remainder shall be considered a savings which shall accrue as follows:
(i)	the first $150,000.00 of any such remainder shall accrue fifty percent (50.0%) to the Owner and fifty percent (50.0%) to the Contractor;

(ii)	the next $250,000.00 of any such remainder shall accrue seventy-five percent (75.0%) to the Owner and twenty-five percent (25.0%) to the Contractor; and

(iii)	any remainder over $400,000.00 shall accrue ninety percent (90.0%) to the Owner and ten percent (10.0%) to the Contractor.

Amounts accruing to Contractor according to the preceding formula shall be the Contractor’s Cost Savings, which shall be added to the Contract Sum at final payment. Should the Owner and Contractor be unable to come to an agreement regarding the foregoing calculation within forty-five (45) days following Contractor’s delivery of its accounting of the Contract Sum, then the matter shall be subject to the dispute resolution procedures of Article 15 of Exhibit A—General Conditions.
ARTICLE 6 CHANGES IN THE WORK
§ 6.1 Adjustments to the GMAX on account of changes in the Work may be determined by any of the methods listed in Section 7.3.3 of the General Conditions.
§ 6.2 In calculating adjustments to subcontracts (except those awarded with the Owner’s prior consent on the basis of cost plus a fee), the terms “cost” and “fee” as used in Section 7.3.3.3 of the General Conditions and the term “costs” as used in Section 7.3.7 of the General Conditions shall have the meanings assigned to them in the General Conditions and shall be subject to the limitations of Articles 5, 7 and 8 of this Agreement. Adjustments to subcontracts awarded with the Owner’s prior consent on the basis of cost plus a fee shall be calculated in accordance with the terms of those subcontracts, subject to the limitations on overhead and profit contained in Article 5 of this Agreement.
§ 6.3 In calculating adjustments to the GMAX, the terms “cost” and “costs” as used in the above-referenced provisions of the General Conditions shall mean the Cost of the Work as defined in Article 7 of this Agreement and the term “fee” shall mean the Contractor’s Fee as defined in Section 5.1.1 of this Agreement.
§ 6.4 NOT USED.
§ 6.5 INTERIOR FINISH-OUT OPTIONS. Anything in the Contract Documents to the contrary notwithstanding, Owner shall have the right, in its sole discretion, to select from among the following options for completing the interior finish-out portions of the Project described in Exhibit “C”—Scope of Interior Finish-Out Work:
.1	select and enter into agreements with subcontractors and suppliers for performance of the work described in Exhibit “C” and assign those subcontractors’ and suppliers’ agreements to Contractor pursuant to a Change Order with Contractor adding performance of the work described in Exhibit “C” to the Work (the “Assignment Option”);

.2	select and enter into agreements with subcontractors and suppliers for performance of the work described in Exhibit “C” and retain the subcontracts and supplier agreements (the “Retention Option”);

.3	following a competitive bid process in which contractors bid using their own subcontractors, execute a Change Order with Contractor adding performance of the work described in Exhibit “C” to the Work (the “Contractor Option”); and

.4	following a competitive bid process in which contractors bid using their own subcontractors, execute a Construction Change Directive eliminating the coordination responsibilities associated with the work described in Exhibit “C” from the Work and enter into an agreement with a separate general contractor for completion of the work described in Exhibit “C” (the “Replacement Option”).
Following Owner’s selection of an Interior Finish-Out Option, the parties will proceed in accordance with §6.4 of the General Conditions. THE BASIS OF PAYMENT FOR THE WORK DESCRIBED IN EXHIBIT “C” IF ADDED TO THE WORK PURSUANT TO THIS SECTION 6.5 SHALL BE A STIPULATED SUM.
ARTICLE 7 COSTS TO BE REIMBURSED
§ 7.1 COST OF THE WORK
§ 7.1.1 The term Cost of the Work shall mean costs necessarily incurred by the Contractor in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior written consent of the Owner. The Cost of the Work shall include only the items set forth in this Article 7, excluding those items identified as General Conditions Costs in Section 7.8 of this Agreement.
§ 7.1.2 Where any cost is subject to the Owner’s prior approval, the Contractor shall obtain this approval prior to incurring the cost. The parties shall endeavor to identify any such costs prior to executing this Agreement.

§ 7.2 LABOR COSTS
§ 7.2.1 Wages and labor burden of construction workers directly employed by the Contractor to perform the construction of the Work at the site or, with the Owner’s prior written approval, at off-site workshops, paid at the fixed rates set forth in Exhibit “D”—Wage Rates and Payroll Burden.
§ 7.2.2 NOT USED.

(NOT USED.)

§ 7.2.3 NOT USED.

§ 7.2.4 NOT USED.

§ 7.2.5 NOT USED.
§ 7.3 SUBCONTRACT COSTS

Payments made by the Contractor to Subcontractors for performance of the Work in accordance with the requirements of the subcontracts and the Contract Documents.
§ 7.4 COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED CONSTRUCTION
§ 7.4.1 Costs, including transportation and storage, of materials and equipment incorporated or to be incorporated in the completed construction.
§ 7.4.2 Costs of materials described in the preceding Section 7.4.1 in excess of those actually installed to allow for reasonable waste and spoilage and two percent (2.0%) attic stock as set forth in Exhibit “H” —Schedule of Attic Stock. Contractor shall prepare an inventory identifying the type and quantity of unused excess materials, if any. Such materials shall become the Owner’s property and be delivered to the Owner, along with the inventory records, upon Substantial Completion of the Work or, at the Owner’s option, shall be sold by the Contractor. Any amounts realized from such sales shall be credited to the Owner as a deduction from the Cost of the Work.
§ 7.5 COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS
§ 7.5.1 Costs of transportation, storage, installation, maintenance, dismantling and removal of materials, supplies, machinery, equipment and hand tools not customarily owned by construction workers that are provided by the Contractor at the site and fully consumed in the performance of the Work. Costs of materials, supplies, machinery, equipment and tools that are not fully consumed shall be based on the cost or value of the item at the time it is first used on the Project site less the value of the item when it is no longer used at the Project site. Costs for items not fully consumed by the Contractor shall mean fair market value.
§ 7.5.2 Rental charges for machinery, equipment and hand tools not customarily owned by construction workers that are provided by the Contractor at the site and costs of transportation, installation, minor repairs, dismantling and removal, except as set forth in Section 7.8 of this Agreement. The total rental cost of any Contractor-owned item may not exceed the purchase price of any comparable item. Rates of Contractor-owned equipment and quantities of equipment shall be subject to the Owner’s prior written approval.
§ 7.5.3 NOT USED.

§ 7.5.4 NOT USED.
§ 7.5.5 Costs of materials and equipment to be incorporated into the completed construction and suitably stored off the site at a mutually acceptable location, subject to the Owner’s prior written approval.
§ 7.6 MISCELLANEOUS COSTS

§ 7.6.1 NOT USED.
§ 7.6.2 Sales, use or similar taxes imposed by a governmental authority that are related to the Work and for which the Contractor is liable.
§ 7.6.3 Fees and assessments for the building permit and for other permits, licenses and inspections for which the Contractor is required by the Contract Documents to pay.
§ 7.6.4 Fees of laboratories for tests required by the Contract Documents, except those related to defective or nonconforming Work for which reimbursement is excluded by Section 13.5.3 of the General Conditions or by other provisions of the Contract Documents, and which do not fall within the scope of Section 7.7.3.

§ 7.6.5 Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents, provided that Contractor notified Owner in advance and in writing that a royalty payment would be necessary to use the design, process or product; the reasonable cost of defending suits or claims for infringement of patent rights arising from such requirement of the Contract Documents; and payments made in accordance with legal judgments against the Contractor resulting from such suits or claims and payments of settlements made with the Owner’s consent. However, such costs of legal defenses, judgments and settlements shall not be included in the calculation of the Contractor’s Fee or subject to the GMAX. If such royalties, fees and costs are excluded by the last sentence of Section 3.17 of the General Conditions or other provisions of the Contract Documents, then they shall not be included in the Cost of the Work.
§ 7.6.6 NOT USED.
§ 7.6.7 Deposits lost for causes other than the Contractor’s negligence or failure to fulfill a specific responsibility in the Contract Documents.
§ 7.6.8 NOT USED.

§ 7.6.9 NOT USED.

§ 7.6.10 NOT USED.
§ 7.6.11 Costs attributable to Excusable Delays to the extent allowable under Article 8.3.5 of the General Conditions.
§ 7.6.12 Costs for providing site security personnel, if requested by Owner.
§ 7.7 OTHER COSTS AND EMERGENCIES
§ 7.7.1 Other costs incurred in the performance of the Work if, and to the extent, approved in advance in writing by the Owner.
§ 7.7.2 Costs incurred in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Section 10.4 of the General Conditions, provided that such action was not necessitated by any breach, negligence, error or omission on the part of the Contractor or its Subcontractor(s) (of any tier).
§ 7.7.3 Costs of repairing or correcting damaged or nonconforming Work executed by the Contractor, Subcontractors or suppliers (of any tier), provided that such damaged or nonconforming Work was not caused by the sole negligence of the Owner or the Owner’s failure to fulfill a specific responsibility and only to the extent that the cost of repair or correction is not recovered by the Contractor from insurance, sureties, Subcontractors or suppliers (of any tier), or others.
§ 7.8 GENERAL CONDITIONS COSTS: The term “General Conditions Costs” refers exclusively to costs associated with the following items, which are accounted for in, and payable to the Contractor solely out of, the General Conditions Amount, subject to approved application of the Construction Contingency:
.1	wages or salaries and labor burden of the Contractor’s supervisory and administrative personnel when stationed at the site with the Owner’s prior approval, paid at the fixed rates set forth in Exhibit “D”;

.2	wages and salaries and labor burden of the Contractor’s supervisory or administrative personnel engaged at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work, paid at the fixed rates set forth in Exhibit “D”;

.3	transportation and storage, installation, maintenance, dismantling and removal of temporary facilities and furnishings, including without limitation jobsite office and portable toilet facilities, as well as rental charges (whether rented from the Contractor or others), janitorial service and minor repairs and replacements of same;

.4	document reproductions, facsimile transmissions, long-distance telephone calls, postage and parcel delivery charges, telephone, gas, and electric utility service for Contractor’s jobsite trailer, and any jobsite radio or other two-way communication system;

.5	use of refuse containers, daily construction clean-up and removal of debris from the site;

.6	NOT USED;

.7	that portion of insurance and bond premiums that can be directly attributed to this Contract;

.8	relocation and temporary living allowances of personnel required for the Work, incurred in accordance with the Contractor’s standard personnel policy, if approved by the Owner, in writing;

.9	Costs for electronic equipment and software, directly related to the Work but not incorporated into the Work, with the Owner’s prior written approval;

.10	Expenses of the Contractor’s supervisory or administrative personnel incurred while traveling in discharge of duties connected with the Work, including but not limited to vehicular expenses and rentals;

.11	temporary fire extinguishers and other safety equipment and labor associated with same; and
General Conditions Costs accounted for in the General Conditions Amount specified in §5.1.6 above are based on the bid form dated 10/25/2010.
§ 7.9 RELATED PARTY TRANSACTIONS
§ 7.9.1 For purposes of Section 7.9, the term “related party” shall mean a parent, subsidiary, affiliate or other entity having common ownership or management with the Contractor; any entity in which any stockholder in, or management employee of, the Contractor owns any interest in excess of ten percent in the aggregate; or any person or entity which has the right to control the business or affairs of the Contractor. The term “related party” includes any member of the immediate family of any person identified above.
§ 7.9.2 If any of the costs to be reimbursed arise from a transaction between the Contractor and a related party, the Contractor shall notify the Owner of the specific nature of the contemplated transaction, including the identity of the related party and the anticipated cost to be incurred, before any such transaction is consummated or cost incurred. If the Owner, after such notification, authorizes the proposed transaction, then the cost incurred shall be included as a cost to be reimbursed, and the Contractor shall procure the Work, equipment, goods or service from the related party, as a Subcontractor, according to the terms of Article 10. If the Owner fails to authorize the transaction, the Contractor shall procure the Work, equipment, goods or service from some person or entity other than a related party according to the terms of Article 10.
ARTICLE 8 COSTS NOT TO BE REIMBURSED
§ 8.1 The Cost of the Work shall not include the items listed below:
.1	Salaries and other compensation of the Contractor’s personnel stationed at the Contractor’s principal office or offices other than the site office, except as specifically provided in Section 7.2. or as may be provided in Article 15;

.2	Expenses of the Contractor’s principal office and offices other than the site office;

.3	Overhead and general expenses, except as may be expressly included in Article 7;

.4	The Contractor’s capital expenses, including interest on the Contractor’s capital employed for the Work;

.5	Except as provided in Section 7.7.3 of this Agreement, costs due to the negligence or failure of the Contractor, Subcontractors and suppliers or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable to fulfill a specific responsibility of the Contract;

.6	Any cost not specifically and expressly described in Article 7;

.7	Costs, other than costs included in Change Orders approved by the Owner, that would cause the GMAX to be exceeded;

.8	Bonuses, profit sharing, incentive compensation and any other discretionary payments paid to anyone hired by the Contractor or paid to any Subcontractor or vendor;

.9	Attorney’s fees and expenses of litigation, except to the extent permitted under the terms of this Contract;

.10	Costs of business licenses and dues, assessments and contributions to technical or trade associations other than for the Associated General Contractors of America (“AGC”), or for representation in collective bargaining; and

.11	Costs incurred as a result of delay or hindrance, except as provided in Article 8.3.5 of the General Conditions.

ARTICLE 9 DISCOUNTS, REBATES AND REFUNDS
§ 9.1 Cash discounts obtained on payments made by the Contractor shall accrue to the Owner if (1) before making the payment, the Contractor included them in an Application for Payment and received payment from the Owner, or (2) the Owner has deposited funds with the Contractor with which to make payments; otherwise, cash discounts shall accrue to the Contractor. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Contractor shall make provisions so that they can be obtained.
§ 9.2 Amounts that accrue to the Owner in accordance with the provisions of Section 9.1 shall be credited to the Owner as a deduction from the Cost of the Work.
ARTICLE 10 SUBCONTRACTS AND OTHER AGREEMENTS
§ 10.1 Those portions of the Work that the Contractor does not customarily perform with the Contractor’s own personnel shall be performed under subcontracts or by other appropriate agreements with the Contractor. The Owner may designate specific persons from whom, or entities from which, the Contractor shall obtain bids. The Contractor shall obtain bids from Subcontractors and from suppliers and shall deliver such bids to the Architect. The Owner shall then determine, with the advice of the Contractor and the Architect, which bids will be accepted, provided, however, that the Owner shall have the right, in its sole discretion to reject any proposed Subcontractor or supplier. The Contractor shall not be required to contract with anyone to whom the Contractor has reasonable objection.
§ 10.2 When a specific bidder (1) is recommended to the Owner by the Contractor; (2) is qualified to perform that portion of the Work; and (3) has submitted a bid that conforms to the requirements of the Contract Documents without reservations or exceptions, but the Owner requires that another bid be accepted, then the Contractor may require that a Change Order be issued to adjust the GMAX by the difference between the bid of the person or entity recommended to the Owner by the Contractor and the amount of the subcontract or other agreement actually signed with the person or entity designated by the Owner.
§ 10.3 Subcontracts or other agreements shall conform to the applicable payment provisions of this Agreement, and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner. If the Subcontract is awarded on a cost-plus a fee basis, the Contractor shall provide in the Subcontract for the Owner to receive the same audit rights with regard to the Subcontractor as the Owner receives with regard to the Contractor in Article 11, below.
§ 10.4 Anything in this Article 10 to the contrary notwithstanding, Owner, with the Consent of Contractor, shall have the right, in its sole discretion, to select and enter into agreements with subcontractors and suppliers in accordance with §6.5 of this Agreement and §2.4 of the General Conditions with respect to interior finish-out portions of the Project. To the extent that those sections may come into conflict with Article 10, the provisions of those sections shall govern and supersede the provisions of this Article 10. Contractor may object to Owner’s selection of particular subcontractors for bona-fide reasons concerning jobsite safety, in which case, Owner shall select another subcontractor. Otherwise Contractor’s consent shall not be unreasonably withheld.
ARTICLE 11 ACCOUNTING RECORDS
§ 11.1 The Contractor shall keep full and detailed records and accounts related to the cost of the Work and exercise such controls as may be necessary for proper financial management under this Contract and to substantiate all costs incurred. The accounting and control systems shall be maintained in accordance with generally accepted accounting principles (“GAAP”) satisfactory to the Owner. The Owner and the Owner’s auditors shall, during regular business hours and upon reasonable notice, be afforded access to, and shall be permitted to audit and copy, the Contractor’s records and accounts, including complete documentation supporting accounting entries, books, correspondence, instructions, drawings, receipts, subcontracts, Subcontractor’s proposals, purchase orders, vouchers, memoranda and other data relating to this Contract. The Contractor shall preserve these records for a period of three years after final payment, or for such longer period as may be required by law.

§ 11.2 Contractor’s records and accounts subject to auditing and copying shall include but not be limited to Project files, accounting records, written policies and procedures; subcontract files (including proposals of successful and unsuccessful bidders, bid recaps, etc.); original estimates; estimating work sheets; correspondence; change order files (including documentation covering negotiated settlements); backcharge logs and supporting documentation; general ledger entries detailing cash and trade discounts earned; information, materials and data of every kind and character such as documents, subscriptions, records, computerized information, agreements, purchase orders, leases, contracts, commitments, arrangements, notes, daily diaries, superintendent reports, drawings, receipts, vouchers and memoranda, and any other Contractor records which may have a bearing on matters of interest to the Owner in connection with the Contractor’s work for the Owner (all foregoing hereinafter referred to as “Project Records”). Project Records subject to audit shall also include those records necessary to evaluate and verify direct costs as they may apply to costs associated with this Agreement. In those situations where Project Records have been generated from computerized data, Contractor agrees to provide Owner’s representatives with extracts of data files in computer readable format on data disks or suitable alternative computer data exchange formats. Information provided by Contractor for accounting records will only be provided for Work or costs that involve, or relate to, this Project or is reasonably required by Owner’s auditor to perform a comprehensive audit for the Project (“Project Records”).
§ 11.3 The Owner agrees not to disclose any information gained in the audit process concerning the practices, processes, methods or other confidential information of the Contractor. Owner acknowledges that such information constitutes the trade secrets of Contractor, and that disclosure of such information may have a substantial impact on Contractor’s competitiveness. Owner further agrees to take reasonable steps to prevent such information from being disclosed by any of its employees, consultants, or subcontractors.
ARTICLE 12 PAYMENTS
§ 12.1 PROGRESS PAYMENTS
§ 12.1.1 Based upon Applications for Payment submitted to the Architect by the Contractor and Certificates for Payment issued by the Architect, the Owner shall make progress payments on account of the Contract Sum to the Contractor as provided below and elsewhere in the Contract Documents.
§ 12.1.2 The period covered by each Application for Payment shall be one calendar month ending on the twenty-fifth day of the month.
§ 12.1.3 The Owner shall make payment to the Contractor on a given, properly completed and supported Application for Payment not later than forty-five (45) days after the Architect receives the Application for Payment.
(Federal, state or local laws may require payment within a certain period of time.)
§ 12.1.4 With each Application for Payment, the Contractor shall submit payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached, and any other evidence required by the Owner or Architect to demonstrate that cash disbursements already made by the Contractor on account of the Cost of the Work equal or exceed (1) progress payments already received by the Contractor; less (2) that portion of those payments attributable to the Contractor’s Fee; plus (3) payrolls for the period covered by the present Application for Payment. Contractor’s Applications for Payment shall otherwise conform to, and be supported by the items listed in Article 9.3 of the General Conditions.
§ 12.1.5 Each Application for Payment shall be based on the most recent schedule of values submitted by the Contractor in accordance with the Contract Documents and approved by the Architect and the Owner. The schedule of values shall conform to the requirements of Section 9.2 of the General Conditions. This schedule, unless objected to by the Architect, shall be used as a basis for reviewing the Contractor’s Applications for Payment.
§ 12.1.6 Applications for Payment shall show the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage of completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed; or (2) the percentage obtained by dividing (a) the expense that has actually been incurred by the Contractor on account of that portion of the Work for which the Contractor has made or intends to make actual payment prior to the next Application for Payment by (b) the share of the GMAX allocated to that portion of the Work in the schedule of values.

§ 12.1.7 Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:
.1	Take the Article 7 Cost of the Work incurred and paid by Contractor in the proper performance of the Work as of the end of the period covered by the current Application for Payment (provided, however, that such amount shall not to exceed that portion of the GMAX properly allocable to completed Work as determined by multiplying the percentage of completion of each portion of the Work by the share of the GMAX allocated to that portion of the Work in the schedule of values) less retainage of ten percent (10.00%);

.2	Add that portion of the General Conditions Amount properly allocable through the end of the period covered by the current Application for Payment, which amount shall be calculated by taking the General Conditions Amount divided by the Contract Time (in days), multiplied by the number of days elapsed between the date of commencement and the last day of the period covered by the current Application for Payment (provided, however, that such number shall not exceed the Contract Time), less retainage of ten percent (10.00%);

.3	Add the payable portion of the Contractor’s Fee, less retainage of ten percent (10.00%).The payable portion of the Contractor’s Fee shall be an amount that bears the same ratio to that fixed-sum fee as the Cost of the Work bears to a reasonable estimate of the probable Cost of the Work upon its completion;

.4	NOT USED;

.5	If the Owner has elected to proceed with completion of the interior finish-out portion of the Project under §6.5.1 or §6.5.3 of this Agreement, then add that portion of the Interior Stipulated Sum properly allocable to completed items of work described in Exhibit “C” as determined by multiplying the percentage completion of each portion of said work by the share of the Interior Stipulated Sum allocated to that portion of said work in the approved schedule of values, less retainage of ten percent (10.00%);

.6	If the Owner has elected to proceed with completion of the interior finish-out portion of the Project under §6.5.1 or §6.5.3 of this Agreement, then add that portion of the Interior Stipulated Sum properly allocable to materials and equipment described in Exhibit “C” that are delivered and suitably stored at the site for subsequent incorporation in the completed construction (or, if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing), less retainage of ten percent (10.00%);

.7	Subtract the aggregate of previous payments made by the Owner;

.8	Subtract the shortfall, if any, indicated by the Contractor in the documentation required by Section 12.1.4 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by the Owner’s auditors in such documentation; and

.9	Subtract amounts, if any, for which the Architect has withheld or nullified a Certificate for Payment as provided in Section 9.5 of the General Conditions.
§ 12.1.8 The Owner and the Contractor shall agree upon a (1) mutually acceptable procedure for review and approval of payments to Subcontractors and (2) the percentage of retainage held on Subcontracts, and the Contractor shall execute subcontracts in accordance with those agreements.
§ 12.1.9 NOT USED.
§ 12.2 FINAL PAYMENT
§ 12.2.1 Final payment, constituting the entire unpaid balance of the Contract Sum, as determined after accounting for all amounts credited as savings and all other offsets, shall be made by the Owner to the Contractor no less than thirty (30) days and no more than thirty-five (35) days after
.1	the Contractor has fully performed the Contract except for the Contractor’s responsibility to correct Work as provided in Section 12.2.2 of the General Conditions, and to satisfy other requirements, if any, which extend beyond final payment;

.2	the Contractor has submitted a final accounting for the Cost of the Work and a final Application for Payment;

.3	the Contractor has satisfied the Final Completion Conditions set forth in Section 9.10.2 of the General Conditions; and

.4	a final Certificate for Payment has been issued by the Architect.

§ 12.2.2 Prior to Architect’s issuance of a final Certificate for Payment, Contractor shall compile a final accounting for the performance of the Contract, and submit same to Architect for review by Owner’s auditors. The Owner’s auditors will review and report in writing on the Contractor’s final accounting within 30 days after delivery of the final accounting to the Architect by the Contractor. Based upon such Cost of the Work as the Owner’s auditors report to be substantiated by the Contractor’s final accounting, and provided the other conditions of Section 12.2.1 have been met, the Architect will, within seven days after receipt of the written report of the Owner’s auditors, either issue to the Owner a final Certificate for Payment with a copy to the Contractor, or notify the Contractor and Owner in writing of the Architect’s reasons for withholding a certificate as provided in Section 9.5.1 of the General Conditions. The time periods stated in this Section 12.2.2 supersede those stated in Section 9.4.1 of the General Conditions. The Architect is not responsible for verifying the accuracy of the Contractor’s final accounting.
§ 12.2.3 NOT USED.

§ 12.2.4 NOT USED.

§ 12.2.5 NOT USED.
ARTICLE 13 DISPUTE RESOLUTION
§ 13.1 INITIAL DECISION MAKER
The Architect will serve as Initial Decision Maker pursuant to Section 15.2 of the General Conditions, unless the parties appoint below another individual, not a party to the Agreement, to serve as Initial Decision Maker.
(If the parties mutually agree, insert the name, address and other contact information of the Initial Decision Maker, if other than the Architect.)
Ambrose & House Architects, LLP shall serve as the Initial Decision Maker with respect to the building shell, parking garage, and other portions of the Work identified with the shell building permit.
The Lauck Group, Inc. d/b/a lauckgroup, shall serve as the Initial Decision Maker with respect to those portions of the Work identified with the interior finish-out building permit.
§ 13.2 BINDING DISPUTE RESOLUTION
For any Claim subject to, but not resolved by mediation pursuant to Section 15.3 of the General Conditions, the method of binding dispute resolution shall be as follows:
(Check the appropriate box. If the Owner and Contractor do not select a method of binding dispute resolution below, or do not subsequently agree in writing to a binding dispute resolution method other than litigation, Claims will be resolved by litigation in a court of competent jurisdiction.)
☐ Arbitration pursuant to Section 15.4 of the General Conditions
☑ Litigation in a court of competent jurisdiction
☐ Other (Specify)
ARTICLE 14 DEFAULT, TERMINATION AND SUSPENSION
§ 14.1 The Owner may declare the Contractor to be in default of the Contract, and the Contract may be terminated by the Contractor, or by the Owner, as provided in Article 14 of the General Conditions. Owner’s declaration of default shall become effective, and Contractor will be deemed in default of the Contract, unless Contractor cures such default in accordance with Section 14.2.5 of the General Conditions.
§ 14.2 NOT USED:
.1 NOT USED;

.2 NOT USED

.3 NOT USED.
§ 14.3 NOT USED.
§ 14.4 The Work may be suspended by the Owner as provided in Article 14 of the General Conditions.
ARTICLE 15 MISCELLANEOUS PROVISIONS
§ 15.1 Where reference is made in this Agreement to a provision of the General Conditions or another Contract Document, the reference refers to that provision as amended or supplemented by other provisions of the Contract Documents.
§ 15.2 Payments due and unpaid under the Contract shall bear interest beginning ninety (90) days after the date payment is due, at the legal rate prevailing from time to time at the place where the Project is located.
(Insert rate of interest agreed upon, if any.)

§ 15.3 The Owner’s representative:
(Name, address and other information.)

Name:	Thurman Case
Address:	2901 Via Fortuna
Austin, Texas 78746

Phone:
Fax:
Email:

§ 15.4 The Contractor’s representative:
(Name, address and other information.)

Name:	Dennet Wenske
Address:	8107 Springdale #105
Austin, Texas 78724

Phone:
Fax:
Email:

§ 15.5 Neither the Owner’s nor the Contractor’s representative shall be changed without ten days’ written notice to the other party.
§ 15.6 Other provisions:
§ 15.6.1 OWNER’S FF&E. Reference is made to the fact that Owner intends to purchase certain furnishings, fixtures and equipment separately from the Contract for installation by Separate Contractors. The Contractor hereby acknowledges that it has received a document that is attached hereto and incorporated into the Contract Documents as Exhibit “E”— Schedule of Owner’s FF&E. With respect to those items listed in Exhibit “E”, Contractor shall account for and incorporate into the Work the requirements of Exhibit “E” in accordance with Sections 3.10.2 and 6.1.5 of the General Conditions.
§ 15.6.2 INDEMNITY. CONTRACTOR SHALL FULFILL THE DEFENSE AND INDEMNITY OBLIGATIONS SET FORTH IN SECTION 3.18 OF THE GENERAL CONDITIONS.
§ 15.6.3 EXECUTION. The Contract may be executed in any number of multiple counterparts, all of which taken together shall constitute one and the same agreement.
§ 15.6.5 NOTICES. Any notice, approval, consent, request or other communication (for purposes of this paragraph, collectively referred to as “Notice”) provided or permitted to be given by the Contract Documents must be performed or given in accordance with Section 13.3 of the General Conditions.
ARTICLE 16 ENUMERATION OF CONTRACT DOCUMENTS

§ 16.1 The Contract Documents, except for Modifications issued after execution of this Agreement, are enumerated in the sections below.
§ 16.1.1 The Agreement is this executed AIA Document A102—2007, Standard Form of Agreement Between Owner and Contractor, as modified.
§ 16.1.2 The General Conditions are AIA Document A201—2007, General Conditions of the Contract for Construction, as modified and attached hereto as Exhibit “A”—General Conditions.
§ 16.1.3 The Supplementary and other Conditions of the Contract:

Document	Title	Date	Pages

§ 16.1.4 The Specifications:
(Either list the Specifications here or refer to an exhibit attached to this Agreement.)

Title of Specifications exhibit: Exhibit “F”—List of Construction Documents
§ 16.1.5 The Drawings:
(Either list the Drawings here or refer to an exhibit attached to this Agreement.)
Title of Drawings exhibit:       Exhibit “F”—List of Construction Documents
§ 16.1.6 The Addenda, if any:

Number	Date	Pages

Portions of Addenda relating to bidding requirements are not part of the Contract Documents unless the bidding requirements are also enumerated in this Article 16.
§ 16.1.7 Additional documents, if any, forming part of the Contract Documents:
.1	AIA Document E201™—2007, Digital Data Protocol Exhibit, if completed by the parties, or the following:

.2	Other documents, if any, listed below:
(List here any additional documents that are intended to form part of the Contract Documents. AIA Document A201—2007 provides that bidding requirements such as advertisement or invitation to bid, Instructions to Bidders, sample forms and the Contractor’s bid are not part of the Contract Documents unless enumerated in this Agreement. They should be listed here only if intended to be part of the Contract Documents.)
Exhibit “B”— Alternates, Allowances and Unit Prices
Exhibit “C”—Scope of Interior Finish-Out Work
Exhibit “D”—Wage Rates and Payroll Burden
Exhibit “E”—Schedule of Owner’s FF&E
Exhibit “F”—List of Construction Documents
Exhibit “G” —Preliminary Construction Schedule
Exhibit “H” —Schedule of Attic Stock
ARTICLE 17 INSURANCE AND BONDS
The Contractor shall purchase and maintain insurance and provide bonds as set forth in Article 11 of the General Conditions.
(State bonding requirements, if any, and limits of liability for insurance required in Article 11 of the General Conditions.)
At least five (5) business days prior to execution of this Contract, Contractor shall provide Owner with copies of the policies of insurance and surety bonds required under the Contract for Owner’s review. On the date of the Contract’s execution and prior to the commencement of any Work, Contractor shall provide Owner with evidence that it has obtained insurance and bonds that satisfy all requirements set forth in Article 11 of Exhibit “A.” Failure by Contractor or any Subcontractor or Sub-Subcontractor (of any tier) to obtain and continuously maintain such insurance and bonds, or any portion thereof, shall be deemed a material breach of the Contract.

This Agreement entered into as of the day and year first written above.

Cirrus Logic, Inc.	Harvey-Cleary Builders, Inc.

/s/ Thurman Case OWNER (Signature)	/s/ Joseph A. Cleary CONTRACTOR (Signature)

Thurman Case Chief Financial Officer	Joseph A. Cleary, Jr. President
(Printed name and title)	(Printed name and title)

AIA® Document A201™ — 2007
General Conditions of the Contract for Construction
EXHIBIT “A”—General Conditions
for the following PROJECT:
(Name and location or address)
Cirrus Logic, Inc. — Corporate Headquarters Building
A new 6-story concrete framed office building and adjacent 7-level concrete parking garage located at 800 West 6th St., Austin, Texas. The Project consists of a135, 877 gross square feet of office space and 117, 847 gross square feet of parking garage area accommodating 316 parking spaces, along with further details as set forth in the Contract Documents, and an Interior Finish-Out Option as set forth herein.
THE OWNER:
(Name and address)

Cirrus Logic, Inc.
2901 Via Fortuna Dr.
Austin, TX 78746
Phone: (512) 851-4000
THE ARCHITECT:
(Name and address)

Ambrose and House, Architects, LLP
2323 South Shepherd—Suite 1014
Houston, TX 77019
Phone: (713) 522-0815
TABLE OF ARTICLES

1 GENERAL PROVISIONS	25
2 OWNER	27
3 CONTRACTOR	28
4 ARCHITECT	35
5 SUBCONTRACTORS	37
6 CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS	38
7 CHANGES IN THE WORK	41
8 TIME	43
9 PAYMENTS AND COMPLETION	45
10 PROTECTION OF PERSONS AND PROPERTY	50
11 INSURANCE AND BONDS	52
12 UNCOVERING AND CORRECTION OF WORK	55
13 MISCELLANEOUS PROVISIONS	56
14 TERMINATION OR SUSPENSION OF THE CONTRACT	58
15 CLAIMS AND DISPUTES	61

INDEX
(Numbers and Topics in Bold are Section Headings)
Acceptance of Nonconforming Work
9.6.6, 9.9.3, 12.3
Acceptance of Work
9.6.6, 9.8.2, 9.9.3, 9.10.1, 9.10.3, 12.3
Access to Work
3.16, 6.2.1, 12.1
Accident Prevention
10
Acts and Omissions
3.2, 3.3.2, 3.12.8, 3.18, 4.2.3, 8.3.1, 9.5.1, 10.2.5, 10.2.8, 13.4.2, 13.7.1, 14.1, 15.2
Addenda
1.1.1, 3.11.1
Additional Costs, Claims for
3.7.4, 3.7.5, 6.1.1, 7.3.7.5, 10.3, 15.1.4
Additional Inspections and Testing
9.4.2, 9.8.3, 12.2.1, 13.5
Additional Insured
11.1.4
Additional Time, Claims for
3.2.4, 3.7.4, 3.7.5, 3.10.2, 8.3.2, 15.1.5
Administration of the Contract
3.1.3, 4.2, 9.4, 9.5
Advertisement or Invitation to Bid
1.1.1
Aesthetic Effect
4.2.13
Allowances
3.8, 7.3.8
All-risk Insurance
11.3.1, 11.3.1.1
Applications for Payment
4.2.5, 7.3.9, 9.2, 9.3, 9.4, 9.5.1, 9.6.3, 9.7.1, 9.10, 11.1.3
Approvals
2.1.1, 2.2.2, 2.4, 3.1.3, 3.10.2, 3.12.8, 3.12.9, 3.12.10, 4.2.7, 9.3.2, 13.5.1
Arbitration
8.3.1, 11.3.10, 13.1.1, 15.3.2, 15.4
ARCHITECT
4
Architect, Definition of
4.1.1
Architect, Extent of Authority
2.4.1, 3.12.7, 4.1, 4.2, 5.2, 6.3.1, 7.1.2, 7.3.7, 7.4, 9.2.1, 9.3.1, 9.4, 9.5, 9.6.3, 9.8, 9.10.1, 9.10.3, 12.1, 12.2.1, 13.5.1, 13.5.2, 14.2.2, 14.2.4, 15.1.3, 15.2.1
Architect, Limitations of Authority and Responsibility
2.1.1, 3.12.4, 3.12.8, 3.12.10, 4.1.2, 4.2.1, 4.2.2, 4.2.3, 4.2.6, 4.2.7, 4.2.10, 4.2.12, 4.2.13, 5.2.1, 7.4.1, 9.4.2, 9.5.3, 9.6.4, 15.1.3, 15.2
Architect’s Additional Services and Expenses
2.4.1, 11.3.1.1, 12.2.1, 13.5.2, 13.5.3, 14.2.4
Architect’s Administration of the Contract
3.1.3, 4.2, 3.7.4, 15.2, 9.4.1, 9.5
Architect’s Approvals
2.4.1, 3.1.3, 3.5.1, 3.10.2, 4.2.7
Architect’s Authority to Reject Work
3.5.1, 4.2.6, 12.1.2, 12.2.1
Architect’s Copyright
1.1.7, 1.5
Architect’s Decisions
3.7.4, 4.2.6, 4.2.7, 4.2.11, 4.2.12, 4.2.13, 4.2.14, 6.3.1, 7.3.7, 7.3.9, 8.1.3, 8.3.1, 9.2.1, 9.4.1, 9.5, 9.8.4, 9.9.1, 13.5.2, 15.2, 15.3
Architect’s Inspections
3.7.4, 4.2.2, 4.2.9, 9.4.2, 9.8.3, 9.9.2, 9.10.1, 13.5
Architect’s Instructions
3.2.4, 3.3.1, 4.2.6, 4.2.7, 13.5.2
Architect’s Interpretations
4.2.11, 4.2.12
Architect’s Project Representative
4.2.10
Architect’s Relationship with Contractor
1.1.2, 1.5, 3.1.3, 3.2.2, 3.2.3, 3.2.4, 3.3.1, 3.4.2, 3.5.1, 3.7.4, 3.7.5, 3.9.2, 3.9.3, 3.10, 3.11, 3.12, 3.16, 3.18, 4.1.2, 4.1.3, 4.2, 5.2, 6.2.2, 7, 8.3.1, 9.2, 9.3, 9.4, 9.5, 9.7, 9.8, 9.9, 10.2.6, 10.3, 11.3.7, 12, 13.4.2, 13.5, 15.2
Architect’s Relationship with Subcontractors
1.1.2, 4.2.3, 4.2.4, 4.2.6, 9.6.3, 9.6.4, 11.3.7
Architect’s Representations
9.4.2, 9.5.1, 9.10.1
Architect’s Site Visits
3.7.4, 4.2.2, 4.2.9, 9.4.2, 9.5.1, 9.9.2, 9.10.1, 13.5
Asbestos
10.3.1
Attorneys’ Fees
3.18.1, 9.10.2, 10.3.3
Award of Separate Contracts
6.1.1, 6.1.2
Award of Subcontracts and Other Contracts for Portions of the Work
5.2
Basic Definitions
1.1
Bidding Requirements
1.1.1, 5.2.1, 11.4.1
Binding Dispute Resolution
9.7.1, 11.3.9, 11.3.10, 13.1.1, 15.2.5, 15.2.6.1, 15.3.1, 15.3.2, 15.4.1
Boiler and Machinery Insurance
11.3.2
Bonds, Lien
7.3.7.4, 9.10.2, 9.10.3
Bonds, Performance, and Payment
7.3.7.4, 9.6.7, 9.10.3, 11.3.9, 11.4
Building Permit
3.7.1
Capitalization
1.3
Certificate of Substantial Completion
9.8.3, 9.8.4, 9.8.5

Certificates for Payment
4.2.1, 4.2.5, 4.2.9, 9.3.3, 9.4, 9.5, 9.6.1, 9.6.6, 9.7.1, 9.10.1, 9.10.3, 14.1.1.3, 14.2.4, 15.1.3
Certificates of Inspection, Testing or Approval
13.5.4
Certificates of Insurance
9.10.2, 11.1.3
Change Orders
1.1.1, 2.4.1, 3.4.2, 3.7.4, 3.8.2.3, 3.11.1, 3.12.8, 4.2.8, 5.2.3, 7.1.2, 7.1.3, 7.2, 7.3.2, 7.3.6, 7.3.9, 7.3.10, 8.3.1, 9.3.1.1, 9.10.3, 10.3.2, 11.3.1.2, 11.3.4, 11.3.9, 12.1.2, 15.1.3
Change Orders, Definition of
7.2.1
CHANGES IN THE WORK
2.2.1, 3.11, 4.2.8, 7, 7.2.1, 7.3.1, 7.4, 7.4.1, 8.3.1, 9.3.1.1, 11.3.9
Claims, Definition of
15.1.1
CLAIMS AND DISPUTES
3.2.4, 6.1.1, 6.3.1, 7.3.9, 9.3.3, 9.10.4, 10.3.3, 15, 15.4
Claims and Timely Assertion of Claims
15.4.1
Claims for Additional Cost
3.2.4, 3.7.4, 6.1.1, 7.3.9, 10.3.2, 15.1.4
Claims for Additional Time
3.2.4, 3.7.46.1.1, 8.3.2, 10.3.2, 15.1.5
Concealed or Unknown Conditions, Claims for
3.7.4
Claims for Damages
3.2.4, 3.18, 6.1.1, 8.3.3, 9.5.1, 9.6.7, 10.3.3, 11.1.1, 11.3.5, 11.3.7, 14.1.3, 14.2.4, 15.1.6
Claims Subject to Arbitration
15.3.1, 15.4.1
Cleaning Up
3.15, 6.3
Commencement of the Work, Conditions Relating to
2.2.1, 3.2.2, 3.4.1, 3.7.1, 3.10.1, 3.12.6, 5.2.1, 5.2.3, 6.2.2, 8.1.2, 8.2.2, 8.3.1, 11.1, 11.3.1, 11.3.6, 11.4.1, 15.1.4
Commencement of the Work, Definition of
8.1.2
Communications Facilitating Contract Administration
3.9.1, 4.2.4
Completion, Conditions Relating to
3.4.1, 3.11, 3.15, 4.2.2, 4.2.9, 8.2, 9.4.2, 9.8, 9.9.1, 9.10, 12.2, 13.7, 14.1.2
COMPLETION, PAYMENTS AND
9
Completion, Substantial
4.2.9, 8.1.1, 8.1.3, 8.2.3, 9.4.2, 9.8, 9.9.1, 9.10.3, 12.2, 13.7
Compliance with Laws
1.6.1, 3.2.3, 3.6, 3.7, 3.12.10, 3.13, 4.1.1, 9.6.4, 10.2.2, 11.1, 11.3, 13.1, 13.4, 13.5.1, 13.5.2, 13.6, 14.1.1, 14.2.1.3, 15.2.8, 15.4.2, 15.4.3
Concealed or Unknown Conditions
3.7.4, 4.2.8, 8.3.1, 10.3
Conditions of the Contract
1.1.1, 6.1.1, 6.1.4
Consent, Written
3.4.2, 3.7.4, 3.12.8, 3.14.2, 4.1.2, 9.3.2, 9.8.5, 9.9.1, 9.10.2, 9.10.3, 11.3.1, 13.2, 13.4.2, 15.4.4.2
Consolidation or Joinder
15.4.4
CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS
1.1.4, 6
Construction Change Directive, Definition of
7.3.1
Construction Change Directives
1.1.1, 3.4.2, 3.12.8, 4.2.8, 7.1.1, 7.1.2, 7.1.3, 7.3, 9.3.1.1
Construction Schedules, Contractor’s
3.10, 3.12.1, 3.12.2, 6.1.3, 15.1.5.2
Contingent Assignment of Subcontracts
5.4, 14.2.2.2
Continuing Contract Performance
15.1.3
Contract, Definition of
1.1.2
CONTRACT, TERMINATION OR SUSPENSION OF THE
5.4.1.1, 11.3.9, 14
Contract Administration
3.1.3, 4, 9.4, 9.5
Contract Award and Execution, Conditions Relating to
3.7.1, 3.10, 5.2, 6.1, 11.1.3, 11.3.6, 11.4.1
Contract Documents, The
1.1.1
Contract Documents, Copies Furnished and Use of
1.5.2, 2.2.5, 5.3
Contract Documents, Definition of
1.1.1
Contract Sum
3.7.4, 3.8, 5.2.3, 7.2, 7.3, 7.4, 9.1, 9.4.2, 9.5.1.4, 9.6.7, 9.7, 10.3.2, 11.3.1, 14.2.4, 14.3.2, 15.1.4, 15.2.5
Contract Sum, Definition of
9.1
Contract Time
3.7.4, 3.7.5, 3.10.2, 5.2.3, 7.2.1.3, 7.3.1, 7.3.5, 7.4, 8.1.1, 8.2.1, 8.3.1, 9.5.1, 9.7.1, 10.3.2, 12.1.1, 14.3.2, 15.1.5.1, 15.2.5
Contract Time, Definition of
8.1.1
CONTRACTOR
3
Contractor, Definition of
3.1, 6.1.2
Contractor’s Construction Schedules
3.10, 3.12.1, 3.12.2, 6.1.3, 15.1.5.2
Contractor’s Employees
3.3.2, 3.4.3, 3.8.1, 3.9, 3.18.2, 4.2.3, 4.2.6, 10.2, 10.3, 11.1.1, 11.3.7, 14.1, 14.2.1.1,

Contractor’s Liability Insurance
11.1
Contractor’s Relationship with Separate Contractors and Owner’s Forces
3.12.5, 3.14.2, 4.2.4, 6, 11.3.7, 12.1.2, 12.2.4
Contractor’s Relationship with Subcontractors
1.2.2, 3.3.2, 3.18.1, 3.18.2, 5, 9.6.2, 9.6.7, 9.10.2, 11.3.1.2, 11.3.7, 11.3.8
Contractor’s Relationship with the Architect
1.1.2, 1.5, 3.1.3, 3.2.2, 3.2.3, 3.2.4, 3.3.1, 3.4.2, 3.5.1, 3.7.4, 3.10, 3.11, 3.12, 3.16, 3.18, 4.1.3, 4.2, 5.2, 6.2.2, 7, 8.3.1, 9.2, 9.3, 9.4, 9.5, 9.7, 9.8, 9.9, 10.2.6, 10.3, 11.3.7, 12, 13.5, 15.1.2, 15.2.1
Contractor’s Representations
3.2.1, 3.2.2, 3.5.1, 3.12.6, 6.2.2, 8.2.1, 9.3.3, 9.8.2
Contractor’s Responsibility for Those Performing the Work
3.3.2, 3.18, 5.3.1, 6.1.3, 6.2, 9.5.1, 10.2.8
Contractor’s Review of Contract Documents
3.2
Contractor’s Right to Stop the Work
9.7
Contractor’s Right to Terminate the Contract
14.1, 15.1.6
Contractor’s Submittals
3.10, 3.11, 3.12.4, 4.2.7, 5.2.1, 5.2.3, 9.2, 9.3, 9.8.2, 9.8.3, 9.9.1, 9.10.2, 9.10.3, 11.1.3, 11.4.2
Contractor’s Superintendent
3.9, 10.2.6
Contractor’s Supervision and Construction Procedures
1.2.2, 3.3, 3.4, 3.12.10, 4.2.2, 4.2.7, 6.1.3, 6.2.4, 7.1.3, 7.3.5, 7.3.7, 8.2, 10, 12, 14, 15.1.3
Contractual Liability Insurance
11.1.1.8, 11.2
Coordination and Correlation
1.2, 3.2.1, 3.3.1, 3.10, 3.12.6, 6.1.3, 6.2.1
Copies Furnished of Drawings and Specifications
1.5, 2.2.5, 3.11
Copyrights
1.5, 3.17
Correction of Work
2.3, 2.4, 3.7.3, 9.4.2, 9.8.2, 9.8.3, 9.9.1, 12.1.2, 12.2
Correlation and Intent of the Contract Documents
1.2
Cost, Definition of
7.3.7
Costs
2.4.1, 3.2.4, 3.7.3, 3.8.2, 3.15.2, 5.4.2, 6.1.1, 6.2.3, 7.3.3.3, 7.3.7, 7.3.8, 7.3.9, 9.10.2, 10.3.2, 10.3.6, 11.3, 12.1.2, 12.2.1, 12.2.4, 13.5, 14
Cutting and Patching
3.14, 6.2.5
Damage to Construction of Owner or Separate Contractors
3.14.2, 6.2.4, 10.2.1.2, 10.2.5, 10.4, 11.1.1, 11.3, 12.2.4
Damage to the Work
3.14.2, 9.9.1, 10.2.1.2, 10.2.5, 10.4.1, 11.3.1, 12.2.4
Damages, Claims for
3.2.4, 3.18, 6.1.1, 8.3.3, 9.5.1, 9.6.7, 10.3.3, 11.1.1, 11.3.5, 11.3.7, 14.1.3, 14.2.4, 15.1.6
Damages for Delay
6.1.1, 8.3.3, 9.5.1.6, 9.7, 10.3.2
Date of Commencement of the Work, Definition of
8.1.2
Date of Substantial Completion, Definition of
8.1.3
Day, Definition of
8.1.4
Decisions of the Architect
3.7.4, 4.2.6, 4.2.7, 4.2.11, 4.2.12, 4.2.13, 15.2, 6.3, 7.3.7, 7.3.9, 8.1.3, 8.3.1, 9.2.1, 9.4, 9.5.1, 9.8.4, 9.9.1, 13.5.2, 14.2.2, 14.2.4, 15.1, 15.2
Decisions to Withhold Certification
9.4.1, 9.5, 9.7, 14.1.1.3
Defective or Nonconforming Work, Acceptance, Rejection and Correction of
2.3.1, 2.4.1, 3.5.1, 4.2.6, 6.2.5, 9.5.1, 9.5.2, 9.6.6, 9.8.2, 9.9.3, 9.10.4, 12.2.1
Defective Work, Definition of
3.5.1
Definitions
1.1, 2.1.1, 3.1.1, 3.5.1, 3.12.1, 3.12.2, 3.12.3, 4.1.1, 15.1.1, 5.1, 6.1.2, 7.2.1, 7.3.1, 8.1, 9.1, 9.8.1
Delays and Extensions of Time
3.2., 3.7.4, 5.2.3, 7.2.1, 7.3.1, 7.4.1, 8.3, 9.5.1, 9.7.1, 10.3.2, 10.4.1, 14.3.2, 15.1.5, 15.2.5
Disputes
6.3.1, 7.3.9, 15.1, 15.2
Documents and Samples at the Site
3.11
Drawings, Definition of
1.1.5
Drawings and Specifications, Use and Ownership of
3.11
Effective Date of Insurance
8.2.2, 11.1.2
Emergencies
10.4, 14.1.1.2, 15.1.4
Employees, Contractor’s
3.3.2, 3.4.3, 3.8.1, 3.9, 3.18.2, 4.2.3, 4.2.6, 10.2, 10.3.3, 11.1.1, 11.3.7, 14.1, 14.2.1.1
Equipment, Labor, Materials or
1.1.3, 1.1.6, 3.4, 3.5.1, 3.8.2, 3.8.3, 3.12, 3.13.1, 3.15.1, 4.2.6, 4.2.7, 5.2.1, 6.2.1, 7.3.7, 9.3.2, 9.3.3, 9.5.1.3, 9.10.2, 10.2.1, 10.2.4, 14.2.1.1, 14.2.1.2
Execution and Progress of the Work
1.1.3, 1.2.1, 1.2.2, 2.2.3, 2.2.5, 3.1, 3.3.1, 3.4.1, 3.5.1, 3.7.1, 3.10.1, 3.12, 3.14, 4.2, 6.2.2, 7.1.3, 7.3.5, 8.2, 9.5.1, 9.9.1, 10.2, 10.3, 12.2, 14.2, 14.3.1, 15.1.3
Extensions of Time
3.2.4, 3.7.4, 5.2.3, 7.2.1, 7.3, 7.4.1, 9.5.1, 9.7.1, 10.3.2, 10.4.1, 14.3, 15.1.5, 15.2.5
Failure of Payment
9.5.1.3, 9.7, 9.10.2, 13.6, 14.1.1.3, 14.2.1.2
Faulty Work
(See Defective or Nonconforming Work)
Final Completion and Final Payment
4.2.1, 4.2.9, 9.8.2, 9.10, 11.1.2, 11.1.3, 11.3.1, 11.3.5, 12.3.1, 14.2.4, 14.4.3
Financial Arrangements, Owner’s
2.2.1, 13.2.2, 14.1.1.4
Fire and Extended Coverage Insurance
11.3.1.1

GENERAL PROVISIONS
1
Governing Law
13.1
Guarantees (See Warranty)
Hazardous Materials
10.2.4, 10.3
Identification of Subcontractors and Suppliers
5.2.1
Indemnification
3.17.1, 3.18, 9.10.2, 10.3.3, 10.3.5, 10.3.6, 11.3.1.2, 11.3.7
Information and Services Required of the Owner
2.1.2, 2.2, 3.2.2, 3.12.4, 3.12.10, 6.1.3, 6.1.4, 6.2.5, 9.6.1, 9.6.4, 9.9.2, 9.10.3, 10.3.3, 11.2.1, 11.4, 13.5.1, 13.5.2, 14.1.1.4, 14.1.4, 15.1.3
Initial Decision
15.2
Initial Decision Maker, Definition of
1.1.8
Initial Decision Maker, Decisions
14.2.2, 14.2.4, 15.2.1, 15.2.2, 15.2.3, 15.2.4, 15.2.5
Initial Decision Maker, Extent of Authority
14.2.2, 14.2.4, 15.1.3, 15.2.1, 15.2.2, 15.2.3, 15.2.4, 15.2.5
Injury or Damage to Person or Property
10.2.8, 10.4.1
Inspections
3.1.3, 3.3.3, 3.7.1, 4.2.2, 4.2.6, 4.2.9, 9.4.2, 9.8.3, 9.9.2, 9.10.1, 12.2.1, 13.5
Instructions to Bidders
1.1.1
Instructions to the Contractor
3.2.4, 3.3.1, 3.8.1, 5.2.1, 7, 8.2.2, 12, 13.5.2
Instruments of Service, Definition of
1.1.7
Insurance
3.18.1, 6.1.1, 7.3.7, 9.3.2, 9.8.4, 9.9.1, 9.10.2, 11
Insurance, Boiler and Machinery
11.3.2
Insurance, Contractor’s Liability
11.1
Insurance, Effective Date of
8.2.2, 11.1.2
Insurance, Loss of Use
11.3.3
Insurance, Owner’s Liability
11.2
Insurance, Property
10.2.5, 11.3
Insurance, Stored Materials
9.3.2, 11.4.1.4
INSURANCE AND BONDS
11
Insurance Companies, Consent to Partial Occupancy
9.9.1, 11.4.1.5
Insurance Companies, Settlement with
11.4.10
Intent of the Contract Documents
1.2.1, 4.2.7, 4.2.12, 4.2.13, 7.4
Interest
13.6
Interpretation
1.2.3, 1.4, 4.1.1, 5.1, 6.1.2, 15.1.1
Interpretations, Written
4.2.11, 4.2.12, 15.1.4
Judgment on Final Award
15.4.2
Labor and Materials, Equipment
1.1.3, 1.1.6, 3.4, 3.5.1, 3.8.2, 3.8.3, 3.12, 3.13, 3.15.1, 4.2.6, 4.2.7, 5.2.1, 6.2.1, 7.3.7, 9.3.2, 9.3.3, 9.5.1.3, 9.10.2, 10.2.1, 10.2.4, 14.2.1.1, 14.2.1.2
Labor Disputes
8.3.1
Laws and Regulations
1.5, 3.2.3, 3.6, 3.7, 3.12.10, 3.13.1, 4.1.1, 9.6.4, 9.9.1, 10.2.2, 11.1.1, 11.3, 13.1.1, 13.4, 13.5.1, 13.5.2, 13.6.1, 14, 15.2.8, 15.4
Liens
2.1.2, 9.3.3, 9.10.2, 9.10.4, 15.2.8
Limitations, Statutes of
12.2.5, 13.7, 15.4.1.1
Limitations of Liability
2.3.1, 3.2.2, 3.5.1, 3.12.10, 3.17.1, 3.18.1, 4.2.6, 4.2.7, 4.2.12, 6.2.2, 9.4.2, 9.6.4, 9.6.7, 10.2.5, 10.3.3, 11.1.2, 11.2.1, 11.3.7, 12.2.5, 13.4.2
Limitations of Time
2.1.2, 2.2, 2.4, 3.2.2, 3.10, 3.11, 3.12.5, 3.15.1, 4.2.7, 5.2, 5.3.1, 5.4.1, 6.2.4, 7.3, 7.4, 8.2, 9.2.1, 9.3.1, 9.3.3, 9.4.1, 9.5, 9.6, 9.7.1, 9.8, 9.9, 9.10, 11.1.3, 11.3.1.5, 11.3.6, 11.3.10, 12.2, 13.5, 13.7, 14, 15
Loss of Use Insurance
11.3.3
Material Suppliers
1.5, 3.12.1, 4.2.4, 4.2.6, 5.2.1, 9.3, 9.4.2, 9.6, 9.10.5
Materials, Hazardous
10.2.4, 10.3
Materials, Labor, Equipment and
1.1.3, 1.1.6, 1.5.1, 3.4.1, 3.5.1, 3.8.2, 3.8.3, 3.12, 3.13.1, 3.15.1, 4.2.6, 4.2.7, 5.2.1, 6.2.1, 7.3.7, 9.3.2, 9.3.3, 9.5.1.3, 9.10.2, 10.2.1.2, 10.2.4, 14.2.1.1, 14.2.1.2
Means, Methods, Techniques, Sequences and Procedures of Construction
3.3.1, 3.12.10, 4.2.2, 4.2.7, 9.4.2
Mechanic’s Lien
2.1.2, 15.2.8
Mediation
8.3.1, 10.3.5, 10.3.6, 15.2.1, 15.2.5, 15.2.6, 15.3, 15.4.1
Minor Changes in the Work
1.1.1, 3.12.8, 4.2.8, 7.1, 7.4
MISCELLANEOUS PROVISIONS
13
Modifications, Definition of
1.1.1
Modifications to the Contract
1.1.1, 1.1.2, 3.11, 4.1.2, 4.2.1, 5.2.3, 7, 8.3.1, 9.7.1, 10.3.2, 11.3.1

Mutual Responsibility
6.2
Nonconforming Work, Acceptance of
9.6.6, 9.9.3, 12.3
Nonconforming Work, Rejection and Correction of
2.3.1, 2.4.1, 3.5.1, 4.2.6, 6.2.4, 9.5.1, 9.8.2, 9.9.3, 9.10.4, 12.2.1
Notice
2.2.1, 2.3.1, 2.4.1, 3.2.4, 3.3.1, 3.7.2, 3.12.9, 5.2.1, 9.7.1, 9.10, 10.2.2, 11.1.3, 11.4.6, 12.2.2.1, 13.3, 13.5.1, 13.5.2, 14.1, 14.2, 15.2.8, 15.4.1
Notice, Written
2.3.1, 2.4.1, 3.3.1, 3.9.2, 3.12.9, 3.12.10, 5.2.1, 9.7.1, 9.10, 10.2.2, 10.3, 11.1.3, 11.3.6, 12.2.2.1, 13.3, 14, 15.2.8, 15.4.1
Notice of Claims
3.7.4, 4.5, 10.2.8, 15.1.2, 15.4
Notice of Testing and Inspections
13.5.1, 13.5.2
Observations, Contractor’s
3.2, 3.7.4
Occupancy
2.2.2, 9.6.6, 9.8, 11.3.1.5
Orders, Written
1.1.1, 2.3, 3.9.2, 7, 8.2.2, 11.3.9, 12.1, 12.2.2.1, 13.5.2, 14.3.1
OWNER
2
Owner, Definition of
2.1.1
Owner, Information and Services Required of the
2.1.2, 2.2, 3.2.2, 3.12.10, 6.1.3, 6.1.4, 6.2.5, 9.3.2, 9.6.1, 9.6.4, 9.9.2, 9.10.3, 10.3.3, 11.2.1, 11.3, 13.5.1, 13.5.2, 14.1.1.4, 14.1.4, 15.1.3
Owner’s Authority
1.5, 2.1.1, 2.3.1, 2.4.1, 3.4.2, 3.8.1, 3.12.10, 3.14.2, 4.1.2, 4.1.3, 4.2.4, 4.2.9, 5.2.1, 5.2.4, 5.4.1, 6.1, 6.3.1, 7.2.1, 7.3.1, 8.2.2, 8.3.1, 9.3.1, 9.3.2, 9.5.1, 9.6.4, 9.9.1, 9.10.2, 10.3.2, 11.1.3, 11.3.3, 11.3.10, 12.2.2, 12.3.1, 13.2.2, 14.3, 14.4, 15.2.7
Owner’s Financial Capability
2.2.1, 13.2.2, 14.1.1.4
Owner’s Liability Insurance
11.2
Owner’s Loss of Use Insurance
11.3.3
Owner’s Relationship with Subcontractors
1.1.2, 5.2, 5.3, 5.4, 9.6.4, 9.10.2, 14.2.2
Owner’s Right to Carry Out the Work
2.4, 14.2.2
Owner’s Right to Clean Up
6.3
Owner’s Right to Perform Construction and to Award Separate Contracts
6.1
Owner’s Right to Stop the Work
2.3
Owner’s Right to Suspend the Work
14.3
Owner’s Right to Terminate the Contract
14.2
Ownership and Use of Drawings, Specifications and Other Instruments of Service
1.1.1, 1.1.6, 1.1.7, 1.5, 2.2.5, 3.2.2, 3.11.1, 3.17.1, 4.2.12, 5.3.1
Partial Occupancy or Use
9.6.6, 9.9, 11.3.1.5
Patching, Cutting and
3.14, 6.2.5
Patents
3.17
Payment, Applications for
4.2.5, 7.3.9, 9.2.1, 9.3, 9.4, 9.5, 9.6.3, 9.7.1, 9.8.5, 9.10.1, 14.2.3, 14.2.4, 14.4.3
Payment, Certificates for
4.2.5, 4.2.9, 9.3.3, 9.4, 9.5, 9.6.1, 9.6.6, 9.7.1, 9.10.1, 9.10.3, 13.7, 14.1.1.3, 14.2.4
Payment, Failure of
9.5.1.3, 9.7, 9.10.2, 13.6, 14.1.1.3, 14.2.1.2
Payment, Final
4.2.1, 4.2.9, 9.8.2, 9.10, 11.1.2, 11.1.3, 11.4.1, 11.4.5, 12.3.1, 13.7, 14.2.4, 14.4.3
Payment Bond, Performance Bond and
7.3.7.4, 9.6.7, 9.10.3, 11.4.9, 11.4
Payments, Progress
9.3, 9.6, 9.8.5, 9.10.3, 13.6, 14.2.3, 15.1.3
PAYMENTS AND COMPLETION
9
Payments to Subcontractors
5.4.2, 9.5.1.3, 9.6.2, 9.6.3, 9.6.4, 9.6.7, 11.4.8, 14.2.1.2
PCB
10.3.1
Performance Bond and Payment Bond
7.3.7.4, 9.6.7, 9.10.3, 11.4.9, 11.4
Permits, Fees, Notices and Compliance with Laws
2.2.2, 3.7, 3.13, 7.3.7.4, 10.2.2
PERSONS AND PROPERTY, PROTECTION OF
10
Polychlorinated Biphenyl
10.3.1
Product Data, Definition of
3.12.2
Product Data and Samples, Shop Drawings
3.11, 3.12, 4.2.7
Progress and Completion
4.2.2, 8.2, 9.8, 9.9.1, 14.1.4, 15.1.3
Progress Payments
9.3, 9.6, 9.8.5, 9.10.3, 13.6, 14.2.3, 15.1.3
Project, Definition of the
1.1.4
Project Representatives
4.2.10

Property Insurance
10.2.5, 11.3
PROTECTION OF PERSONS AND PROPERTY
10
Regulations and Laws
1.5, 3.2.3, 3.6, 3.7, 3.12.10, 3.13, 4.1.1, 9.6.4, 9.9.1, 10.2.2, 11.1, 11.4, 13.1, 13.4, 13.5.1, 13.5.2, 13.6, 14, 15.2.8, 15.4
Rejection of Work
3.5.1, 4.2.6, 12.2.1
Releases and Waivers of Liens
9.10.2
Representations
3.2.1, 3.5.1, 3.12.6, 6.2.2, 8.2.1, 9.3.3, 9.4.2, 9.5.1, 9.8.2, 9.10.1
Representatives
2.1.1, 3.1.1, 3.9, 4.1.1, 4.2.1, 4.2.2, 4.2.10, 5.1.1, 5.1.2, 13.2.1
Responsibility for Those Performing the Work
3.3.2, 3.18, 4.2.3, 5.3.1, 6.1.3, 6.2, 6.3, 9.5.1, 10
Retainage
9.3.1, 9.6.2, 9.8.5, 9.9.1, 9.10.2, 9.10.3
Review of Contract Documents and Field Conditions by Contractor
3.2, 3.12.7, 6.1.3
Review of Contractor’s Submittals by Owner and Architect
3.10.1, 3.10.2, 3.11, 3.12, 4.2, 5.2, 6.1.3, 9.2, 9.8.2
Review of Shop Drawings, Product Data and Samples by Contractor
3.12
Rights and Remedies
1.1.2, 2.3, 2.4, 3.5.1, 3.7.4, 3.15.2, 4.2.6, 4.5, 5.3, 5.4, 6.1, 6.3, 7.3.1, 8.3, 9.5.1, 9.7, 10.2.5, 10.3, 12.2.2, 12.2.4, 13.4, 14, 15.4
Royalties, Patents and Copyrights
3.17
Rules and Notices for Arbitration
15.4.1
Safety of Persons and Property
10.2, 10.4
Safety Precautions and Programs
3.3.1, 4.2.2, 4.2.7, 5.3.1, 10.1, 10.2, 10.4
Samples, Definition of
3.12.3
Samples, Shop Drawings, Product Data and
3.11, 3.12, 4.2.7
Samples at the Site, Documents and
3.11
Schedule of Values
9.2, 9.3.1
Schedules, Construction
1.4.1.2, 3.10, 3.12.1, 3.12.2, 6.1.3, 15.1.5.2
Separate Contracts and Contractors
1.1.4, 3.12.5, 3.14.2, 4.2.4, 4.2.7, 6, 8.3.1, 11.4.7, 12.1.2
Shop Drawings, Definition of
3.12.1
Shop Drawings, Product Data and Samples
3.11, 3.12, 4.2.7
Site, Use of
3.13, 6.1.1, 6.2.1
Site Inspections
3.2.2, 3.3.3, 3.7.1, 3.7.4, 4.2, 9.4.2, 9.10.1, 13.5
Site Visits, Architect’s
3.7.4, 4.2.2, 4.2.9, 9.4.2, 9.5.1, 9.9.2, 9.10.1, 13.5
Special Inspections and Testing
4.2.6, 12.2.1, 13.5
Specifications, Definition of the
1.1.6
Specifications, The
1.1.1, 1.1.6, 1.2.2, 1.5, 3.11, 3.12.10, 3.17, 4.2.14
Statute of Limitations
13.7, 15.4.1.1
Stopping the Work
2.3, 9.7, 10.3, 14.1
Stored Materials
6.2.1, 9.3.2, 10.2.1.2, 10.2.4, 11.4.1.4
Subcontractor, Definition of
5.1.1
SUBCONTRACTORS
5
Subcontractors, Work by
1.2.2, 3.3.2, 3.12.1, 4.2.3, 5.2.3, 5.3, 5.4, 9.3.1.2, 9.6.7
Subcontractual Relations
5.3, 5.4, 9.3.1.2, 9.6, 9.10, 10.2.1, 11.4.7, 11.4.8, 14.1, 14.2.1
Submittals
3.10, 3.11, 3.12, 4.2.7, 5.2.1, 5.2.3, 7.3.7, 9.2, 9.3, 9.8, 9.9.1, 9.10.2, 9.10.3, 11.1.3
Submittal Schedule
3.10.2, 3.12.5, 4.2.7
Subrogation, Waivers of
6.1.1, 11.4.5, 11.3.7
Substantial Completion
4.2.9, 8.1.1, 8.1.3, 8.2.3, 9.4.2, 9.8, 9.9.1, 9.10.3, 12.2, 13.7
Substantial Completion, Definition of
9.8.1
Substitution of Subcontractors
5.2.3, 5.2.4
Substitution of Architect
4.1.3
Substitutions of Materials
3.4.2, 3.5.1, 7.3.8
Sub-subcontractor, Definition of
5.1.2
Subsurface Conditions
3.7.4
Successors and Assigns
13.2
Superintendent
3.9, 10.2.6
Supervision and Construction Procedures
1.2.2, 3.3, 3.4, 3.12.10, 4.2.2, 4.2.7, 6.1.3, 6.2.4, 7.1.3, 7.3.7, 8.2, 8.3.1, 9.4.2, 10, 12, 14, 15.1.3
Surety
5.4.1.2, 9.8.5, 9.10.2, 9.10.3, 14.2.2, 15.2.7
Surety, Consent of
9.10.2, 9.10.3
Surveys
2.2.3

Suspension by the Owner for Convenience
14.3
Suspension of the Work
5.4.2, 14.3
Suspension or Termination of the Contract
5.4.1.1, 11.4.9, 14
Taxes
3.6, 3.8.2.1, 7.3.7.4
Termination by the Contractor
14.1, 15.1.6
Termination by the Owner for Cause
5.4.1.1, 14.2, 15.1.6
Termination by the Owner for Convenience
14.4
Termination of the Architect
4.1.3
Termination of the Contractor
14.2.2
TERMINATION OR SUSPENSION OF THE CONTRACT
14
Tests and Inspections
3.1.3, 3.3.3, 4.2.2, 4.2.6, 4.2.9, 9.4.2, 9.8.3, 9.9.2, 9.10.1, 10.3.2, 11.4.1.1, 12.2.1, 13.5
TIME
8
Time, Delays and Extensions of
3.2.4, 3.7.4, 5.2.3, 7.2.1, 7.3.1, 7.4.1, 8.3, 9.5.1, 9.7.1, 10.3.2, 10.4.1, 14.3.2, 15.1.5, 15.2.5
Time Limits
2.1.2, 2.2, 2.4, 3.2.2, 3.10, 3.11, 3.12.5, 3.15.1, 4.2, 4.4, 4.5, 5.2, 5.3, 5.4, 6.2.4, 7.3, 7.4, 8.2, 9.2, 9.3.1, 9.3.3, 9.4.1, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10, 11.1.3, 11.4.1.5, 11.4.6, 11.4.10, 12.2, 13.5, 13.7, 14, 15.1.2, 15.4
Time Limits on Claims
3.7.4, 10.2.8, 13.7, 15.1.2
Title to Work
9.3.2, 9.3.3
Transmission of Data in Digital Form
1.6
UNCOVERING AND CORRECTION OF WORK
12
Uncovering of Work
12.1
Unforeseen Conditions, Concealed or Unknown
3.7.4, 8.3.1, 10.3
Unit Prices
7.3.3.2, 7.3.4
Use of Documents
1.1.1, 1.5, 2.2.5, 3.12.6, 5.3
Use of Site
3.13, 6.1.1, 6.2.1
Values, Schedule of
9.2, 9.3.1
Waiver of Claims by the Architect
13.4.2
Waiver of Claims by the Contractor
9.10.5, 11.4.7, 13.4.2, 15.1.6
Waiver of Claims by the Owner
9.9.3, 9.10.3, 9.10.4, 11.4.3, 11.4.5, 11.4.7, 12.2.2.1, 13.4.2, 14.2.4, 15.1.6
Waiver of Consequential Damages
14.2.4, 15.1.6
Waiver of Liens
9.10.2, 9.10.4
Waivers of Subrogation
6.1.1, 11.4.5, 11.3.7
Warranty
3.5, 4.2.9, 9.3.3, 9.8.4, 9.9.1, 9.10.4, 12.2.2, 13.7.1
Weather Delays
15.1.5.2
Work, Definition of
1.1.3
Written Consent
1.5.2, 3.4.2, 3.7.4, 3.12.8, 3.14.2, 4.1.2, 9.3.2, 9.8.5, 9.9.1, 9.10.2, 9.10.3, 11.4.1, 13.2, 13.4.2, 15.4.4.2
Written Interpretations
4.2.11, 4.2.12
Written Notice
2.3, 2.4, 3.3.1, 3.9, 3.12.9, 3.12.10, 5.2.1, 8.2.2, 9.7, 9.10, 10.2.2, 10.3, 11.1.3, 11.4.6, 12.2.2, 12.2.4, 13.3, 14, 15.4.1
Written Orders
1.1.1, 2.3, 3.9, 7, 8.2.2, 11.4.9, 12.1, 12.2, 13.5.2, 14.3.1, 15.1.2

ARTICLE 1 GENERAL PROVISIONS

§ 1.1 BASIC DEFINITIONS

§ 1.1.1 THE CONTRACT DOCUMENTS
The Contract Documents are enumerated in the Agreement between the Owner and Contractor (hereinafter the Agreement). A Modification is (1) a written amendment to the Contract signed by both parties, (2) a Change Order, (3) a Construction Change Directive or (4) a written order for a minor change in the Work issued by the Architect. Unless specifically enumerated in the Agreement, the Contract Documents do not include the advertisement or invitation to bid, Instructions to Bidders, sample forms, other information furnished by the Owner in anticipation of receiving bids or proposals, the Contractor’s bid or proposal, or portions of Addenda relating to bidding requirements.
§ 1.1.2 THE CONTRACT
The Contract Documents form the Contract for Construction. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. The Contract may be amended or modified only by a Modification. The Contract Documents shall not be construed to create a contractual relationship or cause of action of any kind (1) between the Contractor and the Architect or the Architect’s consultants, (2) between the Owner and a Subcontractor or a Sub-subcontractor, (3) between the Owner and the Architect or the Architect’s consultants or (4) between any persons or entities other than the Owner and the Contractor. There are no intended third-party beneficiaries to the Contract. The obligations of Owner and Contractor under the Contract are intended solely for the benefit of the other party, and any benefits arising out of those obligations that may accrue to third parties are entirely incidental. Notwithstanding anything else in this section to the contrary, Contractor’s obligations include cooperation intended to facilitate performance of the Architect’s duties.
§ 1.1.3 THE WORK
The term “Work” means the construction and services required by the Contract Documents, and any part thereof, that are necessary in order that such construction and services will be complete and in conformity with the Contract Documents and all applicable safety regulations and other regulations bearing on the means and methods of construction, and includes all other labor, materials, equipment and services provided or to be provided by the Contractor to fulfill the Contractor’s obligations. The Work may constitute the whole or a part of the Project.
§ 1.1.4 THE PROJECT
The Project is the total construction of which the Work performed under the Contract Documents may be the whole or a part and which may include construction by the Owner and by separate contractors.
§ 1.1.5 THE DRAWINGS
The Drawings are the graphic and pictorial portions of the Contract Documents showing the design, location and dimensions of the Work, generally including plans, elevations, sections, details, schedules and diagrams.
§ 1.1.6 THE SPECIFICATIONS
The Specifications are that portion of the Contract Documents consisting of the written requirements for materials, equipment, systems, standards and workmanship for the Work, and performance of related services.
§ 1.1.7 INSTRUMENTS OF SERVICE
Instruments of Service are documentary representations, including those in electronic form, of the tangible and intangible creative work performed by the Architect and the Architect’s consultants in connection with the Project under their respective professional services agreements. Instruments of Service may include, without limitation, studies, surveys, models, sketches, drawings, specifications, and other similar materials.
§ 1.1.8 INITIAL DECISION MAKER
The Initial Decision Maker is the person identified in the Agreement to render initial decisions on Claims in accordance with Section 15.2 and certify termination of the Agreement under Section 14.2.2.
§ 1.2 CORRELATION AND INTENT OF THE CONTRACT DOCUMENTS
§ 1.2.1 The intent of the Contract Documents is to include all items necessary for the proper execution and completion of the Work by the Contractor. The Contract Documents are complementary, and what is required by one shall be as binding as if required by all; performance by the Contractor shall be required only to the extent consistent with the Contract Documents and reasonably inferable from them as being necessary to produce the indicated results. Except to the extent specifically indicated in the Contract Documents that a portion of the work is to be the responsibility of others, the intention of the Drawings and Specifications includes, without limitation, that all work, equipment, casework, mechanical, electrical and similar devices of whatever nature, be completely installed, hooked-up, made operational and made functional for the purpose for which they are intended, by the Contractor, and that all costs therefor are included in the GMAX.

§ 1.2.2 Organization of the Specifications into divisions, sections and articles, and arrangement of Drawings shall not control the Contractor in dividing the Work among Subcontractors or in establishing the extent of Work to be performed by any trade.
§ 1.2.3 Unless otherwise stated in the Contract Documents, words that have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.
§ 1.2.4 CLARIFICATIONS: The general character of the Work is shown on the Drawings and Specifications, but clarifications, and refinements may be made when needed to more fully explain the Work. Provided that they were reasonably inferable from the Drawings and Specifications that were bid by Contractor as necessary to provide a completed and fully operational system, facility or structure, such clarifications and refinements shall be considered part of the scope of the Work to be performed without adjustment in the Contract Sum, GMAX, Contract Time or FF&E Deadlines.
§ 1.2.5 DIAGRAMMATIC DEPICTIONS: Drawings, depictions and diagrams for mechanical, plumbing and electrical work shall be considered as diagrammatic only, not to be used for any structural guidance or physical layout, and Contractor shall be responsible to provide any and all numbers and lengths of mechanical, plumbing or electrical fittings, wire, conduit, connections, attachments or similar materials needed to complete the Work, at no adjustment to the Contract Sum, GMAX, Contract Time or FF&E Deadlines.
§ 1.3 CAPITALIZATION
Terms capitalized in these General Conditions include those that are (1) specifically defined, (2) the titles of numbered articles or (3) the titles of other documents published by the American Institute of Architects.
§ 1.4 INTERPRETATION
In the interest of brevity the Contract Documents frequently omit modifying words such as “all” and “any” and articles such as “the” and “an,” but the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretation of either statement. Should the Contract Documents become the subject of litigation, they shall not be construed more favorably for or strictly against any party based on a claim that one was the author, drafter or maker of the Contract Documents.
§ 1.5 OWNERSHIP AND USE OF DRAWINGS, SPECIFICATIONS AND OTHER INSTRUMENTS OF SERVICE
§ 1.5.1 The owners of Instruments of Service, including the Drawings and Specifications, as determined by the Owner’s separate agreements with its architect or architects, will retain all common law, statutory and other reserved rights, including copyrights. The Contractor, Subcontractors, Sub-subcontractors, and material or equipment suppliers shall not own or claim a copyright in the Instruments of Service. Submittal or distribution to meet official regulatory requirements or for other purposes in connection with this Project is not to be construed as publication in derogation of the Architect’s or Architect’s consultants’ reserved rights.
§ 1.5.2 The Contractor, Subcontractors, Sub-subcontractors (of any tier) and material or equipment suppliers are authorized to use and reproduce the Instruments of Service provided to them solely and exclusively for execution of the Work. All copies made under this authorization shall bear the copyright notice, if any, shown on the Instruments of Service. The Contractor, Subcontractors, Sub-subcontractors (of any tier), and material or equipment suppliers may not use the Instruments of Service on other projects or for additions to this Project outside the scope of the Work without the specific written consent of the Owner.
§ 1.6 TRANSMISSION OF DATA IN DIGITAL FORM
If the parties intend to transmit Instruments of Service or any other information or documentation in digital form, they shall endeavor to establish necessary protocols governing such transmissions, unless otherwise already provided in the Agreement or the Contract Documents.

ARTICLE 2 OWNER

§ 2.1 GENERAL
§ 2.1.1 The Owner is the person or entity identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number. The Owner shall designate in writing a representative who shall have express authority to bind the Owner with respect to all matters requiring the Owner’s approval or authorization. Except as otherwise provided in Section 4.2.1, the Architect does not have such authority. The term “Owner” means the Owner or the Owner’s authorized representative.
§ 2.1.2 The Owner shall furnish to the Contractor within fifteen days after receipt of a written request, information necessary and relevant for the Contractor to evaluate, give notice of or enforce mechanic’s lien rights. Such information shall include a correct statement of the record legal title to the property on which the Project is located, usually referred to as the site, and the Owner’s interest therein.
§ 2.2 INFORMATION AND SERVICES REQUIRED OF THE OWNER
§ 2.2.1 Prior to commencement of the Work, the Contractor may request in writing that the Owner provide reasonable evidence that the Owner has made financial arrangements to fulfill the Owner’s obligations under the Contract. Thereafter, the Contractor may only request such evidence if (1) the Owner fails to make payments to the Contractor as the Contract Documents require; (2) a change in the Work materially changes the Contract Sum; or (3) the Contractor identifies in writing a reasonable concern regarding the Owner’s ability to make payment when due. The Owner shall furnish such evidence as a condition precedent to commencement or continuation of the Work or the portion of the Work affected by a material change. After the Owner furnishes the evidence, the Owner shall not materially vary such financial arrangements without prior notice to the Contractor.
§ 2.2.2 Except for permits and fees that are the responsibility of the Contractor under the Contract Documents, including those required under Section 3.7.1, the Owner shall secure and pay for necessary approvals, easements, assessments and charges required for construction, use or occupancy of permanent structures or for permanent changes in existing facilities.
§ 2.2.3 The Owner shall furnish surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a legal description of the site. The Contractor shall be entitled to reasonably rely on the accuracy of information furnished by the Owner but shall exercise proper precautions relating to the safe performance of the Work.
§ 2.2.4 The Owner shall furnish information or services required of the Owner by the Contract Documents with reasonable promptness. The Owner shall also furnish any other information or services under the Owner’s control and relevant to the Contractor’s performance of the Work with reasonable promptness after receiving the Contractor’s written request for such information or services.
§ 2.2.5 Unless otherwise provided in the Contract Documents, the Owner shall furnish to the Contractor one copy of the Contract Documents for purposes of making reproductions pursuant to Section 1.5.2.
§ 2.3 OWNER’S RIGHT TO STOP THE WORK
If the Contractor fails to correct Work that is not in accordance with the requirements of the Contract Documents as required by Section 12.2, or in response to a declaration of default by the Owner under Section 14.2, or repeatedly fails to carry out Work in accordance with the Contract Documents or any safety or other regulations bearing upon the means and methods of construction, the Owner may issue a written order to the Contractor to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the right of the Owner to stop the Work shall not give rise to a duty on the part of the Owner to exercise this right for the benefit of the Contractor or any other person or entity. The Contractor shall not be entitled to any adjustment of Contract Sum, GMAX, Contract Time or FF&E Deadlines as a result of any such properly issued and justified order.
§ 2.4 OWNER’S RIGHT TO CARRY OUT THE WORK
Without limitation to any of Owner’s other rights or remedies at law or in equity, Owner shall have the right to declare Contractor to be in default of the Contract under the circumstances set forth in Section 14.2 of these General Conditions. Owner reserves the right to carry out all or part of the Contractor’s Work in accordance with the provisions of Section 14.2 of these General Conditions or Section 6.5 of the Agreement.
§ 2.5 OWNER’S RIGHT TO ELIMINATE PART OF THE WORK
§ 2.5.1 Owner has the right, in its sole and absolute discretion, to eliminate entire or partial elements of the Work at any time prior to the Contractor’s commencement of such elements of the Work. In such an event, GMAX, Contract Time and FF&E Deadlines will be adjusted downward via Construction Change Directive in an amount as calculated under Article 7 of these General Conditions. Within ten (10) days following such elimination, the Contractor shall also submit a revised schedule of values to the Owner to reflect the adjusted Work scope.

ARTICLE 3 CONTRACTOR

§ 3.1 GENERAL
§ 3.1.1 The Contractor is the person or entity identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number. The Contractor shall be lawfully licensed, if required in the jurisdiction where the Project is located. The Contractor shall designate in writing a representative who shall have express authority to bind the Contractor with respect to all matters under this Contract. The term “Contractor” means the Contractor or the Contractor’s authorized representative.
§ 3.1.2 The Contractor shall perform the Work in accordance with the Contract Documents.
§ 3.1.3 The Contractor shall not be relieved of obligations to perform the Work in accordance with the Contract Documents either by activities or duties of the Architect in the Architect’s administration of the Contract, or by tests, inspections or approvals required or performed by persons or entities other than the Contractor.
§ 3.1.4 INDEPENDENT CONTRACTOR. It is understood and agreed that the relationship of the Contractor to the Owner shall be that of an independent contractor. Nothing contained in or inferable from the Contract Documents shall be construed to make Contractor the agent, servant or employee of the Owner. It is understood and agreed that any direction or instruction by Owner in respect to the Work relates solely to the results the Owner desires to obtain from the Work, and shall in no way affect Contractor’s status as an independent contractor or relieve Contractor of the responsibility for the means and methods of performing the Work. Nothing in this paragraph shall be construed as limiting the Contractor’s obligations toward the Owner that arise from the relationship of trust and confidence set forth in Article 3 of the Agreement
§ 3.2 REVIEW OF CONTRACT DOCUMENTS AND FIELD CONDITIONS BY CONTRACTOR
§ 3.2.1 Execution of the Contract by the Contractor is a representation that the Contractor has visited the site, become generally familiar with local conditions under which the Work is to be performed, correlated personal observations with requirements of the Contract Documents, and has satisfied itself as to the condition thereof and that the GMAX is just and reasonable compensation for all the Work, including all foreseen or foreseeable risks, hazards and difficulties in connection therewith.
§ 3.2.2 Because the Contract Documents are complementary, the Contractor shall, before starting each portion of the Work, carefully study and compare the various Contract Documents relative to that portion of the Work, as well as the information furnished by the Owner pursuant to Section 2.2.3, shall take field measurements of any existing conditions related to that portion of the Work, and shall observe any conditions at the site affecting it. These obligations are for the purpose of facilitating coordination and construction by the Contractor and are not for the purpose of discovering errors, omissions, or inconsistencies in the Contract Documents; however, the Contractor shall promptly, and before proceeding with the affected portion of the Work, report to the Architect and Owner any errors, inconsistencies or omissions discovered by or made known to the Contractor as a request for information in such form as the Architect may require. It is recognized that the Contractor’s review is made in the Contractor’s capacity as a contractor and not as a licensed design professional, unless otherwise specifically provided in the Contract Documents.
§ 3.2.3 The Contractor is not required to ascertain that the Contract Documents are in accordance with applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities, but the Contractor shall promptly, and before proceeding with the affected portion of the Work, report to the Architect and Owner any design errors or omissions or any nonconformity discovered by or made known to the Contractor as a request for information in such form as the Architect may require.
§ 3.2.4 If the Contractor believes that additional cost or time is involved because of clarifications or instructions the Architect issues in response to the Contractor’s notices or requests for information pursuant to Sections 3.2.2 or 3.2.3, the Contractor shall make Claims as provided in Article 15. If the Contractor fails to perform the obligations of Sections 3.2.2 or 3.2.3, the Contractor shall pay such costs and damages to the Owner as would have been avoided if the Contractor had performed such obligations. The Contractor shall not be liable to the Owner or Architect for damages resulting from errors, inconsistencies or omissions in the Contract Documents or for differences between field measurements or conditions and the Contract Documents, however, if, without having reported same to the Architect, the Contractor performs any work involving: (i) a design error, inconsistency or omission that was actually discovered, or which should have been discovered by the Contractor; or (ii) a nonconformity with applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities that was actually observed by the Contractor, then the Contractor shall assume appropriate responsibility for such Work and shall bear an appropriate share of the costs attributable to correction, which shall not be considered a Cost of the Work.

§ 3.2.5 Anything to the contrary in the Contract Documents notwithstanding, and to the fullest extent permitted by law, the Owner disclaims any and all implied or express warranties regarding: (i) the accuracy, sufficiency, or completeness of the Contract Documents or any report, survey, analysis or investigation provided to Contractor; (ii) the constructability of the improvements depicted in the Contract Documents; and (iii) the conditions of existing improvements. The parties agree that any such deficiency or condition shall not create a cause of action against Owner for breach of express or implied warranty, misrepresentation or fraud. If Contractor believes that it is entitled to extra time or compensation as a result of errors in the Contract Documents, reports, surveys, analyses, investigations, or concealed field conditions, then Contractor shall, as a condition precedent to seeking redress in any court, follow the claim procedures set forth in Article 15 of these General Conditions.
§ 3.3 SUPERVISION AND CONSTRUCTION PROCEDURES
§ 3.3.1 The Contractor shall supervise and direct the Work, using the Contractor’s best skill and attention and shall provide supervision sufficient to achieve proper coordination and timely completion of the Work. The Contractor shall be solely responsible for, and have control over, construction means, methods, techniques, sequences and procedures and for coordinating all portions of the Work under the Contract, unless the Contract Documents give other specific instructions concerning these matters. If the Contract Documents give specific instructions concerning construction means, methods, techniques, sequences or procedures, the Contractor shall evaluate the jobsite safety thereof and, except as stated below, shall be fully and solely responsible for the jobsite safety of such means, methods, techniques, sequences and procedures. If the Contractor determines that such means, methods, techniques, sequences or procedures may not be safe, the Contractor shall give timely written notice to the Owner and Architect and shall not proceed with that portion of the Work without further written instructions from the Architect. If the Contractor is then instructed to proceed with the required means, methods, techniques, sequences or procedures without acceptance of changes proposed by the Contractor, the Owner shall be solely responsible for any loss or damage arising solely from those Owner-required means, methods, techniques, sequences or procedures.
§ 3.3.2 The Contractor shall be responsible to the Owner for acts and omissions of the Contractor’s employees, Subcontractors (of any tier) and their agents and employees, and other persons or entities performing portions of the Work for, or on behalf of, the Contractor or any of its Subcontractors (of any tier).
§ 3.3.3 The Contractor shall be responsible for inspection of portions of Work already performed to determine that such portions are in proper condition to receive subsequent Work.
§ 3.3.4 REPORTING
§ 3.3.4.1 Monthly Reports. Contractor shall prepare and submit to Owner a monthly status report which shall include: (i) the status of pending Change Order Requests, Change Orders, Submittals, and Requests for Information (including a log of the dates, as applicable of submission, initial and subsequent review, return, resubmittal, approval, rejection, and other pertinent events relevant to their status); (ii) the then-current Construction Schedule; (iii) status of as-built progress including identification of any schedule slippage that brings into jeopardy the possibility of achieving the state of progress in the Work required by the FF&E Deadlines or the Contract Time, as scheduled;; (iv) a plan for bringing such activities back up to schedule (v) identification and status of Claims; and (vi) status of significant problems and the Contractor’s recommendations for corrective action. Under no circumstances shall information contained in Contractor’s monthly status report required by this Section relieve Contractor of its obligations to comply with, or serve as a substitute for, requirements under any other provisions of the Contract Documents relative to timely and complete notice to Owner of Changes, Delays, Claims, or other matters.
§ 3.3.4.2 Daily Reports. Contractor shall prepare daily construction reports for every day that the Contractor claims to have been delayed or hindered in the prosecution of the Work. The daily reports shall, at a minimum, address the following: construction activities and locations, construction crew sizes of Contractor and Subcontractors (of any tier), start or completion of activities, progress on construction activities (including portions of Work completed), tests or inspections performed, deliveries of material or equipment, construction equipment used, and circumstances contributing to delays or hindrances in the prosecution of the Work. Contractor shall provide Owner with copies of its daily construction reports by the Monday following each week in which the alleged delay or hindrance occurred. Under no circumstances shall information contained in Contractor’s daily construction report required by this Paragraph relieve Contractor of its obligations to comply with, or serve as a substitute for, requirements under any other provisions of the Contract Documents relative to timely and complete notice to Owner of Changes, Delays, Claims or other matters.

§ 3.4 LABOR AND MATERIALS
§ 3.4.1 Unless otherwise provided in the Contract Documents, the Contractor shall provide and pay for labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation, and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work.
§ 3.4.2 Except in the case of minor changes in the Work authorized by the Architect in accordance with Sections 3.12.8 or 7.4, the Contractor may make substitutions only with the consent of the Owner, after evaluation by the Architect and in accordance with a Change Order or Construction Change Directive.
§ 3.4.3 The Contractor shall enforce strict discipline and good order among the Contractor’s employees and other persons carrying out the Work. The Contractor shall not permit employment of unfit persons or persons not properly skilled in tasks assigned to them.
§ 3.5 WARRANTY
The Contractor warrants to the Owner and Architect that materials and equipment furnished under the Contract will be of good quality and new unless the Contract Documents require or permit otherwise. The Contractor further warrants that the Work will conform to the requirements of the Contract Documents and will be free from defects, except for those inherent in the quality of the Work the Contract Documents require or permit. Work, materials, or equipment not conforming to these requirements may be considered defective. The Contractor’s warranty excludes remedy for damage or defect caused by abuse, alterations to the Work not executed by the Contractor, improper or insufficient maintenance, improper operation, or normal wear and tear and normal usage. If required by the Architect, the Contractor shall furnish satisfactory evidence as to the kind and quality of materials and equipment.
§ 3.6 TAXES
The Contractor shall pay sales, consumer, use and similar taxes for the Work provided by the Contractor that are legally enacted when bids are received or negotiations concluded, whether or not yet effective or merely scheduled to go into effect.
§ 3.7 PERMITS, FEES, NOTICES, AND COMPLIANCE WITH LAWS
§ 3.7.1 Unless otherwise provided in the Contract Documents, the Contractor shall secure and pay for the building permit as well as for other permits, fees, licenses, and inspections by government agencies necessary for proper execution and completion of the Work that are customarily secured after execution of the Contract and legally required at the time bids are received or negotiations concluded.
§ 3.7.2 The Contractor shall comply with and give notices required by applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities applicable to performance of the Work.
§ 3.7.3 It is not the Contractor’s responsibility to ascertain that the Contract Documents are in accordance with the applicable laws, statutes, ordinances, building codes, and rules and regulations. However, if the Contractor observes that portions of the Contract Documents are at variance therewith, the Contractor shall promptly notify the Architect and Owner in writing, and necessary changes shall be accomplished by appropriate modifications. If the Contractor performs Work knowing it to be contrary to applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities, the Contractor shall assume appropriate responsibility for such Work and shall bear the costs attributable to correction.
§ 3.7.4 Concealed or Unknown Conditions. If the Contractor encounters conditions at the site that are (1) subsurface or otherwise concealed physical conditions that differ materially from those indicated in the Contract Documents or (2) unknown physical conditions of an unusual nature, that differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents (collectively, “Concealed Conditions), the Contractor shall promptly provide notice to the Owner and the Architect before conditions are disturbed and in no event later than 21 days after first observance of the conditions. Contractor’s notice must include a written statement with a complete and detailed description of the Concealed Condition, a cost breakdown setting forth the basis of Contractor’s calculation of the costs arising from such Concealed Condition, and information demonstrating the effect on the Construction Schedule in the same manner as required by the Contract Documents for obtaining Owner’s approval for extensions of time. The Architect will promptly investigate such conditions and, if the Architect determines that they differ materially and cause an increase or decrease in the Contractor’s cost of, or time required for, performance of any part of the Work, will recommend an equitable adjustment in the GMAX, Contract Sum, Contract Time and/or FF&E Deadlines. If the Architect determines that the conditions at the site are not materially different from those indicated in the Contract Documents and that no change in the terms of the Contract is justified, the Architect shall promptly notify the Owner and Contractor in writing, stating the reasons. If either party disputes the Architect’s determination or recommendation, that party may proceed as provided in Article 15.

§ 3.7.5 If, in the course of the Work, the Contractor encounters human remains or recognizes the existence of burial markers, archaeological sites or wetlands not indicated in the Contract Documents, the Contractor shall immediately suspend any operations that would affect them and shall notify the Owner and Architect. Upon receipt of such notice, the Owner shall promptly take reasonable action to obtain governmental authorization required to resume the operations. The Contractor shall continue to suspend such operations until otherwise instructed by the Owner but shall continue with all other operations that do not affect those remains or features. Requests for adjustments in the GMAX, Contract Sum, Contract Time and/or FF&E Deadlines arising from the existence of such remains or features may be made as provided in Article 15.
§ 3.8 ALLOWANCES
§ 3.8.1 The Contractor shall include in the GMAX all allowances stated in Exhibit “B”— Alternates, Allowances and Unit Prices. Items covered by allowances shall be supplied for such amounts and by such persons or entities as the Owner may direct, but the Contractor shall not be required to employ persons or entities to whom the Contractor has reasonable objection.
§ 3.8.2 Unless otherwise provided in the Contract Documents,
.1	allowances shall cover the cost to the Contractor of materials and equipment delivered at the site and all required taxes, less applicable trade discounts;
.2	Contractor’s costs for unloading and handling at the site, labor, installation costs, overhead, profit and other expenses contemplated for stated allowance amounts shall be included in the GMAX but not in the allowances; and
.3	whenever costs are more than or less than allowances, the GMAX shall be adjusted accordingly by Change Order. The amount of the Change Order shall reflect (1) the difference between actual costs and the allowances under Section 3.8.2.1 and (2) changes in Contractor’s costs under Section 3.8.2.2.
§ 3.8.3 Materials and equipment under an allowance shall be selected by the Owner with reasonable promptness.
§ 3.9 SUPERINTENDENT
§ 3.9.1 The Contractor shall employ a competent superintendent and necessary assistants who shall be in attendance at the Project site during performance of the Work. The superintendent shall represent the Contractor, and communications given to the superintendent shall be as binding as if given to the Contractor.
§ 3.9.2 The Contractor, as soon as practicable after award of the Contract, and upon Owner’s request with respect to the interior finish out portion of the Work, shall furnish in writing to the Owner through the Architect the name and qualifications of a proposed project executive, project manager, superintendent(s) and assistant superintendent(s). The Owner may reply within 14 days to the Contractor in writing stating (1) whether the Owner has reasonable objection to the persons proposed for these (or equivalent) positions or (2) that the Owner requires additional time to review. Failure of the Architect to reply within the 14 day period shall constitute notice of no reasonable objection.
§ 3.9.3 The Contractor shall not employ a proposed project executive, project manager, superintendent(s) or assistant superintendent(s) to whom the Owner has made reasonable and timely objection. The Contractor shall not change the project executive, project manager, superintendent(s) or assistant superintendent(s) or leave any of those positions unfilled without the Owner’s consent, which shall not unreasonably be withheld or delayed.
§ 3.10 CONTRACTOR’S CONSTRUCTION SCHEDULES
§ 3.10.1 In advance of the execution of the Agreement, Contractor shall prepare and submit to Owner for attachment to the Agreement and incorporation into the Contract, Exhibit “G”—Preliminary Construction Schedule, setting forth Contractor’s plan for performance and completion of the Work within the Contact Time
§ 3.10.2 Within five (5) days following the issuance of the Notice to Proceed, the Contractor shall prepare and submit for the Owner’s and Architect’s information a Contractor’s construction schedule for the Work (the “Construction Schedule”). The Construction Schedule shall be prepared using the critical path method and be compiled in electronic format with scheduling software widely accepted in the industry. The Construction Schedule shall provide sufficient detail to assure an appropriate basis for monitoring progress of the Work, and include, at a minimum: (i) the date each activity is planned to start and reach completion; (ii) submission and review of submittals as a clearly designated activity, allowing reasonable time for review of each submittal considering the costliness and complexity of the Submittal; and (iii) dates for achieving the state of progress in the Work required by the Contract Time, and other milestones for the Work. The Construction Schedule shall incorporate dates for the delivery and installation of the Owner’s FF&E according to Exhibit “E”— Schedule of Owner’s FF&E. The Construction Schedule shall not exceed time limits current under the Contract Documents, shall be revised at appropriate intervals as required by the conditions of the Work and Project, but in any event, to accompany Applications for Payment on at least a monthly basis shall be related to the entire Project to the extent required by the Contract Documents, and shall provide for expeditious and practicable execution of the Work.

§ 3.10.3 The Contractor shall prepare a submittal schedule, promptly after being awarded the Contract and thereafter as necessary to maintain a current submittal schedule, and shall submit the schedule(s) for the Architect’s approval. The Architect’s approval shall not unreasonably be delayed or withheld. The submittal schedule shall (1) be coordinated with the Contractor’s construction schedule, and (2) allow the Architect reasonable time to review submittals. If the Contractor fails to submit a submittal schedule, the Contractor shall not be entitled to any increase in GMAX or Contract Sum or extension of Contract Time or FF&E Deadlines based on the time required for review of submittals.
§ 3.10.4 The Contractor shall diligently prosecute and perform the Work in general accordance with the most recent Construction Schedule submitted to the Owner and Architect. Contractor is solely responsible for the accuracy, feasibility, and adequacy of all elements of the Preliminary Construction Schedule, the Construction Schedule and all revisions thereto. The Owner’s or Architect’s review, comments, requests for revisions, or approval of the Construction Schedule shall not: (1) relieve Contractor from its sole responsibility for the feasibility of the schedule and to achieve the state of progress in the Work required by the FF&E Deadline or the Contract Time ; (2) transfer responsibility for any schedule from Contractor to Owner; or (3) imply Owner’s agreement with any assumption upon which such schedule is based on any matter underlying or contained in such schedule.
§ 3.11 DOCUMENTS AND SAMPLES AT THE SITE
The Contractor shall maintain at the site for the Owner one copy of the Drawings, Specifications, Addenda, Change Orders and other Modifications, in good order and marked currently to indicate field changes and selections made during construction, and one copy of approved Shop Drawings, Product Data, Samples and similar required submittals. These shall be available to the Architect and shall be delivered to the Architect for submittal to the Owner upon completion of the Work as a record of the Work as constructed.
§ 3.12 SHOP DRAWINGS, PRODUCT DATA AND SAMPLES
§ 3.12.1 Shop Drawings are drawings, diagrams, schedules and other data specially prepared for the Work by the Contractor or a Subcontractor, Sub-subcontractor, manufacturer, supplier or distributor to illustrate some portion of the Work.
§ 3.12.2 Product Data are illustrations, standard schedules, performance charts, instructions, brochures, diagrams and other information furnished by the Contractor to illustrate materials or equipment for some portion of the Work.
§ 3.12.3 Samples are physical examples that illustrate materials, equipment or workmanship and establish standards by which the Work will be judged.
§ 3.12.4 Shop Drawings, Product Data, Samples and similar submittals are not Contract Documents. Their purpose is to demonstrate the way by which the Contractor proposes to conform to the information given and the design concept expressed in the Contract Documents for those portions of the Work for which the Contract Documents require submittals. Review by the Architect is subject to the limitations of Section 4.2.7. Informational submittals upon which the Architect is not expected to take responsive action may be so identified in the Contract Documents. Submittals that are not required by the Contract Documents may be returned by the Architect without action.
§ 3.12.5 The Contractor shall review for compliance with the Contract Documents, approve and submit to the Architect Shop Drawings, Product Data, Samples and similar submittals required by the Contract Documents in accordance with the submittal schedule approved by the Architect or, in the absence of an approved submittal schedule, with reasonable promptness and in such sequence as to cause no delay in the Work or in the activities of the Owner or of separate contractors.
§ 3.12.6 By submitting Shop Drawings, Product Data, Samples and similar submittals, the Contractor represents to the Owner and Architect that the Contractor has (1) reviewed and approved them, (2) determined and verified materials, field measurements and field construction criteria related thereto, or will do so and (3) checked and coordinated the information contained within such submittals with the requirements of the Work and of the Contract Documents.

§ 3.12.7 The Contractor shall perform no portion of the Work for which the Contract Documents require submittal and review of Shop Drawings, Product Data, Samples or similar submittals until the respective submittal has been approved by the Architect.
§ 3.12.8 The Work shall be in accordance with approved submittals except that the Contractor shall not be relieved of responsibility for deviations from requirements of the Contract Documents by the Architect’s approval of Shop Drawings, Product Data, Samples or similar submittals unless the Contractor has specifically informed the Architect in writing of such deviation at the time of submittal and (1) the Architect has given written approval to the specific deviation as a minor change in the Work, or (2) a Change Order or Construction Change Directive has been issued authorizing the deviation. The Contractor shall not be relieved of responsibility for errors or omissions in Shop Drawings, Product Data, Samples or similar submittals by the Architect’s approval thereof.
§ 3.12.9 The Contractor shall direct specific attention, in writing or on resubmitted Shop Drawings, Product Data, Samples or similar submittals, to revisions other than those requested by the Architect on previous submittals. In the absence of such written notice, the Architect’s approval of a resubmission shall not apply to such revisions.
§ 3.12.10 The Contractor shall not be required to provide professional services that constitute the practice of architecture or engineering unless such services are specifically required by the Contract Documents for a portion of the Work or unless the Contractor needs to provide such services in order to carry out the Contractor’s responsibilities for construction means, methods, techniques, sequences and procedures. The Contractor shall not be required to provide professional services in violation of applicable law. If professional design services or certifications by a design professional related to systems, materials or equipment are specifically required of the Contractor by the Contract Documents, the Owner and the Architect will specify all performance and design criteria that such services must satisfy. The Contractor shall cause such services or certifications to be provided by a properly licensed design professional, whose signature and seal shall appear on all drawings, calculations, specifications, certifications, Shop Drawings and other submittals prepared by such professional. Shop Drawings and other submittals related to the Work designed or certified by such professional, if prepared by others, shall bear such professional’s written approval when submitted to the Architect. Contractor shall ensure that any such party through whom Contractor provides any such professional design services or certifications will purchase and maintain adequate professional liability insurance that meets owner’s approval and shall provide a copy of all such insurance policies and endorsements to Owner for review. The Owner and the Architect shall be entitled to rely upon the adequacy, accuracy and completeness of the services, certifications and approvals performed or provided by such design professionals, provided the Owner and Architect have specified to the Contractor all performance and design criteria that such services must satisfy. Pursuant to this Section 3.12.10, the Architect will review, approve or take other appropriate action on submittals only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents. The Contractor shall not be responsible for the adequacy of the performance and design criteria specified in the Contract Documents.
§ 3.13 USE OF SITE
The Contractor shall confine operations at the site to areas permitted by applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities and the Contract Documents and shall not unreasonably encumber the site with materials or equipment.
§ 3.14 CUTTING AND PATCHING
§ 3.14.1 The Contractor shall be responsible for cutting, fitting or patching required to complete the Work or to make its parts fit together properly. All areas requiring cutting, fitting and patching shall be restored to the condition existing prior to the cutting, fitting and patching, unless otherwise required by the Contract Documents.
§ 3.14.2 The Contractor shall not damage or endanger a portion of the Work or fully or partially completed construction of the Owner or separate contractors by cutting, patching or otherwise altering such construction, or by excavation. The Contractor shall not cut or otherwise alter such construction by the Owner or a separate contractor except with written consent of the Owner and of such separate contractor; such consent shall not be unreasonably withheld. The Contractor shall not unreasonably withhold from the Owner or a separate contractor the Contractor’s consent to cutting or otherwise altering the Work.

§ 3.15 CLEANING UP
§ 3.15.1 The Contractor shall, to the Owner’s satisfaction, keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations under the Contract. At completion of the Work, the Contractor shall remove waste materials, rubbish, the Contractor’s tools, construction equipment, machinery and surplus materials from and about the Project.
§ 3.15.2 If the Contractor fails to clean up as provided in the Contract Documents, the Owner may do so and Owner shall be entitled to reimbursement from the Contractor.
§ 3.16 ACCESS TO WORK
The Contractor shall provide the Owner and Architect access to the Work in preparation and progress wherever located.
§ 3.17 ROYALTIES, PATENTS AND COPYRIGHTS
The Contractor shall pay all royalties and license fees. Such royalties and license fees shall not be considered a Cost of the Work unless Contractor notifies Owner in writing, prior to using any design, process or product for which a royalty or license fee is required. The Contractor shall defend suits or claims for infringement of copyrights and patent rights and shall indemnify and hold the Owner and Architect harmless from loss on account thereof, but shall not be responsible for such defense or loss when a particular design, process or product of a particular manufacturer or manufacturers is required by the Contract Documents, or where the copyright violations are contained in Drawings, Specifications or other documents prepared by the Owner or Architect. However, if the Contractor has reason to believe that the required design, process or product is an infringement of a copyright or a patent, the Contractor shall be responsible for such loss unless such information is promptly furnished to the Architect.
§ 3.18 INDEMNIFICATION
§ 3.18.1 To the fullest extent permitted by law the Contractor shall defend, indemnify and hold harmless the Owner, its officers, directors, shareholders, and employees, (the “Indemnified Parties”) from and against any and all demands, suits, claims, causes of action, damages, losses, injuries, liabilities and expenses (including but not limited to attorneys’ fees, experts’ fees, and all court, arbitration and other dispute resolution costs)(the “Indemnified Claims”) which any of the Indemnified Parties may suffer or sustain or become liable for, and arising out of or resulting from performance of the Work or Contractor’s other obligations under the Contract, but only in proportion to and to the extent such Indemnified Claims are directly or indirectly caused, occasioned or contributed to, in whole or in part, or claimed to be caused, occasioned or contributed to, in whole or in part by (1) the acts or omissions of the Contractor or Contractor’s officers, partners, employees, agents, Subcontractors (of any tier), or anyone acting under their direction, control or on their behalf (the “Indemnitors”); (2) the breach by any Indemnitor of any of the provisions of this Contract; or (3) willful misconduct by any Indemnitor. The indemnification and defense obligations under this Section shall arise regardless of any assertion or finding that any Indemnified Party is liable by reason of non-delegable duty, or any assertion or finding that any indemnified party is liable for joint, concurring, or contributory negligence or breach of contract or violation of law.
§ 3.18.2 In claims against any person or entity indemnified under this Section 3.18 by an employee of the Contractor, a Subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under Section 3.18.1 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the Contractor or a Subcontractor under workers’ compensation acts, disability benefit acts or other employee benefit acts. Nothing in this Contract shall constitute a waiver or limitation of any rights which the Indemnified Parties may have under applicable law, including without limitation, the right to implied indemnity.
§ 3.19 CONFIDENTIALITY
§ 3.19.1 In connection with the Contract, the Project and the performance of the Work, Contractor may acquire or develop information, technical data or know-how which relates to the business, services or products of Owner or Owner’s consultants or vendors, including without limitation: research; products; services; developments; inventions; processes; techniques; designs and design concepts; scientific, technical, engineering, distribution, marketing, financial merchandising and sales information; quality standards; business methods; Owner’s intellectual property; the terms of this Contract and other information concerning the Project (“Owner’s Confidential Information”), all of which Owner considers to be confidential and proprietary, unless otherwise indicated by Owner in writing. Contractor acknowledges that the existence of this Contract and its terms are considered Owner’s Confidential Information. With the exception of such Owner’s Confidential Information that has been or is required to be provided to a governmental authority responsible for issuing approvals for construction, Contractor agrees that it shall (i) hold all Owner’s Confidential Information in strict confidence and use best efforts to protect and maintain the confidentiality of all Owner’s Confidential Information; (ii) only use Owner’s Confidential Information for the purpose of performing its obligations under this Contract; (iii) not disclose any Owner’s Confidential Information to any third party unless the disclosure is necessary for the performance of Contractor’s obligations under this Contract and the third party to whom it is disclosed has entered an agreement with Contractor or Owner containing restrictions on use and disclosure of Owner’s Confidential Information as protective as those in this Section 3.19; and (iv) notify Owner to the extent reasonably possible of any proceeding, request, order, rule or law that would require or result in the disclosure of the Owner’s Confidential Information and gives Owner and opportunity to defend against and/or attempt to limit such disclosure.

§ 3.19.2 The Owner may, in its sole discretion, provide credit for the Contractor in the Owner’s promotional materials for the Project, including the Project’s construction sign(s). Unless previously approved in writing by an employee of Owner whose title includes Vice President or President, Contractor will not (i) use for any reason any name, logo or trademark of Cirrus Logic, Inc., or any of its respective affiliates or subsidiaries (collectively, “Cirrus Entities”) in any manner suggesting that Contractor has a relationship with any Cirrus Entities; (ii) issue any press release or make any other statement to the press or authorize any publication to print anything that mentions any Cirrus Entities by name or refers to this Contract or the transactions contemplated herein; or (iii) include any representation of the Project, including photographs of the Project or any part thereof, among the Contractor’s promotional materials.
§ 3.19.3 Any breach by Contractor of any provision of this Article 3.19 shall constitute and be deemed a material breach of this Contract. Contractor agrees that any such breach may result in irreparable and continuing damage to owner, and that in the event of such a material breach, Owner may elect to either (i) terminate this Contract immediately upon giving written notice, without liability of any kind to Owner; or (ii) seek and obtain specific performance, damages and/or injunctive relief (as applicable) to enforce those provisions of this Contract in addition to any other remedies that Owner may have at law or in equity. Owner will not be required to post bond or any other form of security in connection with exercising the above equitable remedies. The prevailing party in any action to enforce this Article 3.19 will be entitled to recover all costs of the suit, including reasonable attorneys’ fees and court costs.
§ 3.19.4 The provisions of this Article 3.19 shall survive any termination or expiration of this Contract.
ARTICLE 4 ARCHITECT

§ 4.1 GENERAL
§ 4.1.1 The Owner shall retain an architect lawfully licensed to practice architecture or an entity lawfully practicing architecture in the jurisdiction where the Project is located. That person or entity is identified as the Architect in the Agreement and is referred to throughout the Contract Documents as if singular in number.
§ 4.1.2 Duties, responsibilities and limitations of authority of the Architect as set forth in the Contract Documents shall not be restricted, modified or extended without written consent of the Owner, Contractor and Architect. Consent shall not be unreasonably withheld.
§ 4.1.3 If the employment of the Architect is terminated, the Owner shall employ a successor architect as to whom the Contractor has no reasonable objection and whose status under the Contract Documents shall be that of the Architect.
§ 4.2 ADMINISTRATION OF THE CONTRACT
§ 4.2.1 The Architect will provide administration of the Contract as described in the Contract Documents and will be an Owner’s representative during construction until the date the Architect issues the final Certificate For Payment. The Architect will have authority to act on behalf of the Owner only to the extent provided in the Contract Documents.
§ 4.2.2 The Architect will visit the site at intervals appropriate to the stage of construction, or as otherwise agreed with the Owner, to become generally familiar with the progress and quality of the portion of the Work completed, and to determine in general if the Work observed is being performed in a manner indicating that the Work, when fully completed, will be in accordance with the Contract Documents. However, the Architect will not be required to make exhaustive or continuous on-site inspections to check the quality or quantity of the Work. The Architect will not have control over, charge of, or responsibility for, the construction means, methods, techniques, sequences or procedures, or for the safety precautions and programs in connection with the Work, since these are solely the Contractor’s rights and responsibilities under the Contract Documents, except as provided in Section 3.3.1.

§ 4.2.3 On the basis of the site visits, the Architect will keep the Owner reasonably informed about the progress and quality of the portion of the Work completed, and report to the Owner (1) known deviations from the Contract Documents and from the most recent construction schedule submitted by the Contractor, and (2) defects and deficiencies observed in the Work. The Architect will not be responsible for the Contractor’s failure to perform the Work in accordance with the requirements of the Contract Documents. The Architect will not have control over or charge of and will not be responsible for acts or omissions of the Contractor, Subcontractors, or their agents or employees, or any other persons or entities performing portions of the Work.
§ 4.2.4 COMMUNICATIONS FACILITATING CONTRACT ADMINISTRATION
Except as otherwise provided in the Contract Documents, the Owner and Contractor may communicate with each other directly without need for the Architect to serve as a conduit, but shall endeavor to include the Architect in all communications or otherwise keep Architect informed about matters arising out of or relating to the Contract. Communications by and with the Architect’s consultants shall be through the Architect. Communications by and with Subcontractors and material suppliers shall be through the Contractor. Communications by and with separate contractors shall be through the Owner.
§ 4.2.5 Based on the Architect’s evaluations of the Contractor’s Applications for Payment, the Architect will review and certify the amounts due the Contractor and will issue Certificates for Payment in such amounts.
§ 4.2.6 The Architect has authority to reject Work that does not conform to the Contract Documents. Whenever the Architect considers it necessary or advisable, the Architect will have authority to require inspection or testing of the Work in accordance with Sections 13.5.2 and 13.5.3, whether or not such Work is fabricated, installed or completed. However, neither this authority of the Architect nor a decision made in good faith either to exercise or not to exercise such authority shall give rise to a duty or responsibility of the Architect to the Contractor, Subcontractors, material and equipment suppliers, their agents or employees, or other persons or entities performing portions of the Work.
§ 4.2.7 The Architect will review and approve, or take other appropriate action upon, the Contractor’s submittals such as Shop Drawings, Product Data and Samples, but only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents. The Architect’s action will be taken in accordance with the submittal schedule approved by the Architect or, in the absence of an approved submittal schedule, with reasonable promptness while allowing sufficient time in the Architect’s professional judgment to permit adequate review. Review of such submittals is not conducted for the purpose of determining the accuracy and completeness of other details such as dimensions and quantities, or for substantiating instructions for installation or performance of equipment or systems, all of which remain the responsibility of the Contractor as required by the Contract Documents. The Architect’s review of the Contractor’s submittals shall not relieve the Contractor of the obligations under Sections 3.3, 3.5 and 3.12. The Architect’s review shall not constitute approval of safety precautions or, unless otherwise specifically stated by the Architect, of any construction means, methods, techniques, sequences or procedures. The Architect’s approval of a specific item shall not indicate approval of an assembly of which the item is a component.
§ 4.2.8 The Architect will prepare Change Orders and Construction Change Directives, and may authorize minor changes in the Work as provided in Section 7.4. The Architect will investigate and make determinations and recommendations regarding concealed and unknown conditions as provided in Section 3.7.4.
§ 4.2.9 The Architect will conduct inspections to determine the date or dates of Substantial Completion and the date of final completion; issue Certificates of Substantial Completion pursuant to Section 9.8; receive and forward to the Owner, for the Owner’s review and records, written warranties and related documents required by the Contract and assembled by the Contractor pursuant to Section 9.10; and issue, for Owner’s approval, a final Certificate for Payment pursuant to Section 9.10.
§ 4.2.10 If the Owner and Architect agree, the Architect will provide one or more project representatives to assist in carrying out the Architect’s responsibilities at the site. The duties, responsibilities and limitations of authority of such project representatives shall be as set forth in an exhibit to be incorporated in the Contract Documents.
§ 4.2.11 The Architect will interpret and decide matters concerning performance under, and requirements of, the Contract Documents on written request of either the Owner or Contractor. The Architect’s response to such requests will be made in writing within any time limits agreed upon or otherwise with reasonable promptness.

§ 4.2.12 Interpretations and decisions of the Architect will be consistent with the intent of, and reasonably inferable from, the Contract Documents and will be in writing or in the form of drawings. When making such interpretations and decisions, the Architect will endeavor to secure faithful performance by both Owner and Contractor, will not show partiality to either and will not be liable for results of interpretations or decisions rendered in good faith.
§ 4.2.13 NOT USED.
§ 4.2.14 The Architect will review and respond to requests for information about the Contract Documents. The Architect’s response to such requests will be made in writing within any time limits agreed upon or otherwise with reasonable promptness. If appropriate, the Architect will prepare and issue supplemental Drawings and Specifications in response to the requests for information.
ARTICLE 5 SUBCONTRACTORS

§ 5.1 DEFINITIONS
§ 5.1.1 A Subcontractor is a person or entity who has a direct contract with the Contractor to perform a portion of the Work at the site. The term “Subcontractor” is referred to throughout the Contract Documents as if singular in number and means a Subcontractor or an authorized representative of the Subcontractor. The term “Subcontractor” does not include a separate contractor or subcontractors of a separate contractor.
§ 5.1.2 A Sub-subcontractor is a person or entity who has a direct or indirect contract with a Subcontractor to perform a portion of the Work at the site. The term “Sub-subcontractor” is referred to throughout the Contract Documents as if singular in number and means a Sub-subcontractor or an authorized representative of the Sub-subcontractor.
§ 5.2 AWARD OF SUBCONTRACTS AND OTHER CONTRACTS FOR PORTIONS OF THE WORK
§ 5.2.1 Owner shall provide Contractor with a list of pre-qualified subcontractors and Contractor shall solicit and consider bids from those subcontractors. Contractor shall solicit and consider bids for subcontract work from at least three subcontractors for each scope of work that it intends to subcontract; provided, however, that this requirement is waived for scopes of work that Contractor intends to have carried out by subcontractors whose total subcontracted-for amount is under twenty-five thousand dollars ($25,000.00). Unless otherwise stated in the Contract Documents or the bidding requirements, the Contractor, as soon as practicable after award of the Contract and prior to entering into any subcontract or supplier agreements, shall furnish in writing to the Owner through the Architect the names, addresses, telephone and facsimile numbers, form for doing business (i.e., sole proprietor, corporation, partnership), point-of-contact and (for applicable trades only) license classifications and numbers of persons or entities (including those who are to furnish materials or equipment fabricated to a special design) proposed for each principal portion of the Work, along with a copy of the proposed subcontract or supplier agreement, . The Architect or Owner may reply within 14 days to the Contractor in writing stating (1) whether the Owner has reasonable objection to any such proposed person or entity or (2) that the Owner requires additional time for review. Failure of the Owner or Architect to reply within the 14 day period shall constitute notice of no reasonable objection.
§ 5.2.2 The Contractor shall not contract with a proposed person or entity to whom the Owner or Architect has made reasonable and timely objection. The Contractor shall not be required to contract with anyone to whom the Contractor has made reasonable objection. If a GMAX has been established and a specific bidder among those whose bids are delivered by the Contractor to the Owner (1) has not been objected to by the Owner; (2) is qualified to perform that portion of the Work; and (3) has submitted a bid which conforms to the requirements of the Contract Documents without reservation or exceptions, but the Owner requires that another Subcontractor be accepted; then the Contractor may require that a Change Order be issued to equitably adjust the GMAX by the difference between the bid of the person or entity recommended to the Owner by the Contractor and the amount of the bid or the amount of the subcontract or other agreement actually signed with the person or entity designated by the Owner.
§ 5.2.3 If the Owner has reasonable objection to a person or entity proposed by the Contractor, the Contractor shall propose another to whom the Owner has no reasonable objection. If the proposed but rejected Subcontractor was reasonably capable of performing the Work, the GMAX, Contract Time and FF&E Deadlines shall be increased or decreased by the difference, if any, occasioned by such change, and an appropriate Change Order shall be issued before commencement of the substitute Subcontractor’s Work. However, no increase in the GMAX, Contract Time or FF&E Deadlines shall be allowed for such change unless the Contractor has acted promptly and responsively in submitting names as required.

§ 5.2.4 The Contractor shall not substitute a Subcontractor, person or entity previously selected if the Owner or Architect makes reasonable objection to such substitution.
§ 5.3 SUBCONTRACTUAL RELATIONS
By appropriate written agreement, the Contractor shall require each Subcontractor, to the extent of the Work to be performed by the Subcontractor, to perform the Work in accordance with the Contract Documents, to be bound to the Contractor by terms of the Contract Documents, and to assume toward the Contractor all the obligations and responsibilities, including the responsibility for safety of the Subcontractor’s Work, which the Contractor, by these Documents, assumes toward the Owner. Each subcontract agreement shall preserve and protect the rights of the Owner under the Contract Documents with respect to the Work to be performed by the Subcontractor so that subcontracting thereof will not prejudice such rights, and shall allow to the Subcontractor, unless specifically provided otherwise in the subcontract agreement, the benefit of all rights, remedies and redress against the Contractor that the Contractor, by the Contract Documents, has against the Owner. Where appropriate, the Contractor shall require each Subcontractor to enter into similar agreements with Sub-subcontractors. The Contractor shall make available to each proposed Subcontractor, prior to the execution of the subcontract agreement, copies of the Contract Documents to which the Subcontractor will be bound, and, upon written request of the Subcontractor, identify to the Subcontractor terms and conditions of the proposed subcontract agreement that may be at variance with the Contract Documents. Subcontractors will similarly make copies of applicable portions of such documents available to their respective proposed Sub-subcontractors.
§ 5.3.2 The Contractor agrees to procure services, materials, equipment, labor and supplies from such sources, and to perform all Work on the Project, with labor, suppliers, and Subcontractors that (i) will provide and maintain adequate insurance to protect against claims set forth in Article 11.1.1 below, which may arise out of or result from such parties’ operations and completed operations under the Contract; and (ii) will work harmoniously with the Owner’s employees, employees of Separate Contractors employed by the Owner, and with other elements of labor involved with construction of the Premises and the Project or the operation of the Premises, including, without limitation, the use, if deemed necessary by Owner, in its sole discretion, of labor consistent with local union requirements.
§ 5.4 CONTINGENT ASSIGNMENT OF SUBCONTRACTS
§ 5.4.1 Each subcontract agreement for a portion of the Work is assigned by the Contractor to the Owner, provided that
.1	assignment is effective only after termination of the Contract by the Owner and only for those subcontract agreements that the Owner accepts by notifying the Subcontractor and Contractor in writing; and
.2	assignment is subject to the prior rights of the surety, if any, obligated under bond relating to the Contract.
When the Owner accepts the assignment of a subcontract agreement, the Owner assumes the Contractor’s rights and obligations under the subcontract; provided, however, that the Owner shall only be required to compensate a Subcontractor, whose subcontract Owner accepts by assignment pursuant to this Section, for amounts earned subsequent to the date of Owner’s acceptance of assignment of such subcontract. Owner shall not be liable to any Subcontractor for any amounts due and owing by Contractor to that Subcontractor for Work performed or material supplied by that Subcontractor prior to Owner’s acceptance of assignment, unless and to the extent Owner has not properly paid Contractor for work provided by Subcontractor prior to termination and acceptance of assignment. In any event, all payments by Owner to Subcontractors shall be deducted from the Contract Sum, GMAX and amounts, if any, that remain due to Contractor following Final Completion.
§ 5.4.2 Upon such assignment, if the Work has been suspended for more than 30 days, the Subcontractor’s compensation shall be equitably adjusted for increases in cost resulting from the suspension.
§ 5.4.3 Upon such assignment to the Owner under this Section 5.4, the Owner may further assign the subcontract to a successor contractor or other entity.
ARTICLE 6 CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS

§ 6.1 OWNER’S RIGHT TO PERFORM CONSTRUCTION AND TO AWARD SEPARATE CONTRACTS
§ 6.1.1 The Owner reserves the right to perform construction or operations related to the Project with the Owner’s own forces, and to award separate contracts in connection with other portions of the Project or other construction or operations on the site (“Separate Contractors”) under contractual conditions identical or substantially similar to these General Conditions with respect to insurance and waivers of subrogation. If the Contractor claims that delay or additional cost is involved because of such action by the Owner or a Separate Contractor, the Contractor shall make such Claim as provided in Article 15.

§ 6.1.2 When separate contracts are awarded for different portions of the Project or other construction or operations on the site, the term “Contractor” in the Contract Documents in each case shall mean the Contractor who executes each separate Owner-Contractor Agreement.
§ 6.1.3 The Contractor shall coordinate the Work with the installation of Owner’s FF&E in accordance with Sections 6.1.5 of these General Conditions. The Contractor shall participate with other Separate Contractors and the Owner in reviewing their construction schedules. The Contractor shall make any revisions to the construction schedule deemed necessary after a joint review and mutual agreement. The construction schedules shall then constitute the schedules to be used by the Contractor, Separate Contractors and the Owner until subsequently revised.
§ 6.1.4 Owner’s contract(s) with Separate Contractor(s) shall require such Separate Contractor(s) to comply with the provisions of the safety program promulgated by Contractor with respect to their activities, and to cooperate with Contractor regarding Contractor’s safety program.
§ 6.1.5 OWNER’S FF&E: The Contractor acknowledges the critical nature of the installation and operation of the Owner’s FF&E. The Contractor represents that it has sufficiently acquainted itself with the work involved with Owner’s FF&E to be performed by Separate Contractors, and provided that the work of Separate Contractors proceeds as coordinated, Contractor will be able to meet the FF&E Deadlines and achieve Substantial Completion within the Contract Time and without increase to the Contract Sum even though the work of Separate Contractors may occur simultaneously with the Work. With respect to those items listed in Exhibit “B”—Schedule of Owner’s FF&E, the Contractor shall, as part of the Work and without adjustment to the Contract Sum, GMAX or Contract Time, coordinate the Work with the installation of Owner’s FF&E. In particular, the Contractor:
.1	shall cooperate with the Owner in scheduling the delivery, unloading, storage and installation of Owner’s FF&E. The Contractor shall promptly give the Owner written notice if it becomes aware of any difficulty in such scheduling, or of any other circumstance related to the Owner’s FF&E which may delay Substantial Completion or result in the failure to achieve the FF&E Deadlines identified in Section 3.4 of the Agreement;
.2	shall be responsible for any damage or losses to Owner’s FF&E caused by Contractor or any Subcontractors or Sub-subcontractors of any tier;
.3	shall allow Separate Contractors to dispose of packaging and rubbish relating to the delivered Owner’s FF&E in trash receptacles provided by Contractor, at no additional cost to Owner or Separate Contractors;
.4	shall allow Owner and its Separate Contractors access to the Project site and all facilities for the purposes of delivery, unloading, storage, moving, installation, testing and start-up of the Owner’s FF&E on a 24-hour per day, 7-day per week basis; and
.5	shall coordinate and complete all portions of the Work necessary to make applicable areas of the Project ready and available for installation each item of the Owner’s FF&E in accordance with each of the individual FF&E Deadlines set forth in Exhibit “E”—Schedule of Owner’s FF&E.
Contractor acknowledges that the labor which Owner or Separate Contractors engage to deliver and, if applicable, install, the Owner’s FF&E may or may not be union labor. Regardless, the Contractor agrees to integrate that labor with its own.
§ 6.2 MUTUAL RESPONSIBILITY
§ 6.2.1 The Contractor shall afford the Owner and separate contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities, and shall connect and coordinate the Contractor’s construction and operations with theirs as required by the Contract Documents.
§ 6.2.2 If part of the Contractor’s Work depends for proper execution or results upon construction or operations by the Owner or a separate contractor, the Contractor shall, prior to proceeding with that portion of the Work, promptly report to the Architect apparent discrepancies or defects in such other construction that would render it unsuitable for such proper execution and results. Failure of the Contractor so to report shall constitute an acknowledgment that the Owner’s or Separate Contractor’s completed or partially completed construction is fit and proper to receive the Contractor’s Work, except as to defects not then reasonably discoverable.

§ 6.2.3 The Contractor shall reimburse the Owner for costs the Owner incurs that are payable to a separate contractor because of the Contractor’s delays, improperly timed activities or defective construction. The Owner shall be responsible to the Contractor for costs the Contractor incurs because of a separate contractor’s delays, improperly timed activities, damage to the Work or defective construction, provided that Contractor complies with the requirements of Article 15.
§ 6.2.4 The Contractor shall promptly remedy damage the Contractor wrongfully causes to completed or partially completed construction or to property of the Owner, separate contractors as provided in Section 10.2.5.
§ 6.2.5 The Owner and each separate contractor shall have the same responsibilities for cutting and patching as are described for the Contractor in Section 3.14.
§ 6.3 OWNER’S RIGHT TO CLEAN UP
If a dispute arises among the Contractor, separate contractors and the Owner as to the responsibility under their respective contracts for maintaining the premises and surrounding area free from waste materials and rubbish, the Owner may clean up and the Architect will allocate the cost among those responsible.
§ 6.4 INTERIOR FINISH-OUT OPTION
§ 6.4.1 Assignment Option. Should the Owner elect to proceed with completion of the interior finish-out portion of the Project under §6.5.1 of the Agreement, then Contractor shall accept the assignment of all proffered subcontractors’ and suppliers’ agreements. Such entities shall thereafter be considered “Subcontractors” for all purposes under the Contract Documents. Following such acceptance, Owner and Contractor shall execute a Change Order adding to the Work, the items of work described in Exhibit “C”—Scope of Interior Finish-Out Work. The Change Order shall:
.1	adjust the GMAX upward by an amount equal to the total of the assigned subcontract and supplier agreement amounts (the “Interior Stipulated Sum”); and
.2	adjust the GMAX and General Conditions Amount upward by such amount as is necessary to account for costs of increased insurance coverage limits and bond penal sums that may be incurred by virtue of the increase in Contractor’s Work.
Owner’s exercise of the Assignment Option shall not entitle Contractor to an increase in the Contractor’s Fee or an extension of the Contract Time or FF&E Deadlines.
§ 6.4.2 Retention Option. Should the Owner elect to proceed with completion of the interior finish-out portion of the Project under §6.5.2 of the Agreement then all Owner-selected subcontractors and suppliers shall be deemed “Separate Contractors” for all purposes under the Contract Documents and Contractor shall be responsible for scheduling and coordinating the work of such Separate Contractors, who will be paid directly by Owner. Owner’s exercise of the Retention Option shall not entitle Contractor to an increase in the Contract Sum or GMAX or an extension of the Contract Time or FF&E Deadlines.
§ 6.4.3 Contractor Option. Should the Owner elect to proceed with completion of the interior finish-out portion of the Project under §6.5.3 of the Agreement, then Owner and Contractor shall execute a Change Order adding to the Work, the items of work described in Exhibit “C”—Scope of Interior Finish-Out Work. The Change Order shall:
.1	adjust the GMAX upward by the stipulated amount agreed between the parties for performing the interior finish-out work (the “Interior Stipulated Sum”); and
.2	adjust the GMAX and General Conditions Amount upward by such amount as is necessary to account for costs of increased insurance coverage limits and bond penal sums that may be incurred by virtue of the increase in Contractor’s Work.
Owner’s exercise of the Contractor Option shall not entitle Contractor to an increase in the Contractor’s Fee or an extension of the Contract Time or FF&E Deadlines.
§ 6.4.4 Replacement Option. Should the Owner elect to proceed with completion of the interior finish-out portion of the Project under §6.5.4 of the Agreement, then the Owner-selected replacement general contractor shall be deemed a “Separate Contractor” for all purposes under the Contract Documents and Contractor shall cooperate with Owner and the replacement general contractor to schedule the replacement general contractor’s Work. Owner shall execute a Construction Change Directive eliminating from the Work the coordination responsibilities associated with the items of work described in Exhibit “C”—Scope of Interior Finish-Out Work. The Construction Change Directive shall:
.1	adjust the GMAX downward by the amount of the Interior Coordination Fee;
.2	adjust the Contractor’s Fee downward by the amount of the Interior Coordination Fee; and
.3	adjust the Construction Contingency downward by an amount proportional to that which the Interior Coordination Fee bears to the original GMAX.
Owner’s exercise of the Replacement Option shall not entitle Contractor to an extension of the Contract Time or FF&E Deadlines.

ARTICLE 7 CHANGES IN THE WORK

§ 7.1 GENERAL
§ 7.1.1 Changes in the Work may be accomplished after execution of the Contract, and without invalidating the Contract, by Change Order, Construction Change Directive or order for a minor change in the Work, subject to the limitations stated in this Article 7 and elsewhere in the Contract Documents.
§ 7.1.2 A Change Order shall be based upon agreement among the Owner, Contractor and Architect; a Construction Change Directive requires agreement by the Owner and Architect and may or may not be agreed to by the Contractor; an order for a minor change in the Work may be issued by the Architect alone.
§ 7.1.3 Changes in the Work shall be performed under applicable provisions of the Contract Documents, and the Contractor shall proceed promptly, unless otherwise provided in the Change Order, Construction Change Directive or order for a minor change in the Work.
§ 7.1.4 It is of the essence of this Contract that all changes in the Work that are or may form the basis of a request for adjustment to the GMAX, General Conditions Amount, Contractor’s Fee, Interior Stipulated Sum, FF&E Deadlines or Contract Time must be authorized in advance, in writing, by Owner. Accordingly, no verbal directions, Architect’s order, course of conduct between the parties or express or implied acceptance of changes or work, and no claim that Owner has been unjustly enriched (whether or not there has been such enrichment) shall be the basis for an adjustment to the GMAX, General Conditions Amount, Contractor’s Fee, Interior Stipulated Sum, FF&E Deadlines or Contract Time if Contractor has not obtained advance written authorization to perform the change in the manner required by this article.
§ 7.1.5 Owner reserves the right to make whatever changes in the Work that it determines in its sole and absolute discretion are necessary and in its best interests and under no circumstances shall the number (individual or cumulative), value, or scope of Changes become a basis for Contractor to claim that the Contract has been rescinded, terminated, cardinally changed, abandoned or should be reformed, nor shall such circumstances be the basis for Contractor, or any Subcontractor (of any Tier), to recover any compensation or damages not permitted by, or in excess of that allowed under, the Contract Documents. Contractor shall provide pricing within seven (7) days of such notification by Owner of any desired changes in the Work.
§ 7.1.6 In accordance with its right to make Changes to the Work, Owner reserves the right, in its sole and absolute discretion, to eliminate entire or partial elements of the Work at any time prior to the Contractor’s commencement of such elements of the Work. In such an event, the GMAX, Contractor’s Fee and General Conditions Amount, if appropriate, will be adjusted downward via Construction Change Directive in an amount as calculated by Owner utilizing the schedule of values. Within ten (10) days following such elimination, the Contractor shall also submit a revised schedule of values to the Owner to reflect the adjusted Work scope.
§ 7.2 CHANGE ORDERS
§ 7.2.1 A Change Order is a written instrument prepared by the Architect and signed by the Owner, Contractor and Architect stating their agreement upon all of the following:
.1	The change in the Work;
.2	The amount of the adjustment, if any, in the GMAX, General Conditions Amount and Contractor’s Fee; and
.3	The extent of the adjustment, if any, in the Contract Time or FF&E Deadlines.

§ 7.3 CONSTRUCTION CHANGE DIRECTIVES
§ 7.3.1 A Construction Change Directive is a written order prepared by the Architect and signed by the Owner and Architect, directing a change in the Work prior to agreement on adjustment, if any, in the GMAX, General Conditions Amount, Contractor’s Fee or Contract Time or FF&E Deadlines, or any thereof. The Owner may by Construction Change Directive, without invalidating the Contract, order changes in the Work within the general scope of the Contract consisting of additions, deletions or other revisions, the GMAX, General Conditions Amount, Contractor’s Fee and Contract Time and FF&E Deadlines being adjusted accordingly.
§ 7.3.2 A Construction Change Directive shall be used in the absence of total agreement on the terms of a Change Order.
§ 7.3.3 If the Construction Change Directive provides for an adjustment to the GMAX, General Conditions Amount, Contractor’s Fee, the adjustment shall be based on one of the following methods:
.1	Mutual acceptance of a lump sum properly itemized and supported by sufficient substantiating data to permit evaluation;
.2	Unit prices stated in Exhibit “B”— Alternates, Allowances and Unit Prices or subsequently agreed upon;
.3	Cost to be determined in a manner agreed upon by the parties and a mutually acceptable fixed or percentage fee; or
.4	As provided in Section 7.3.7.
§ 7.3.4 If unit prices are stated in the Contract Documents or subsequently agreed upon, and if quantities originally contemplated are materially changed in a proposed Change Order or Construction Change Directive so that application of such unit prices to quantities of Work proposed will cause substantial inequity to the Owner or Contractor, the applicable unit prices shall be equitably adjusted.
§ 7.3.5 Upon receipt of a Construction Change Directive, the Contractor shall promptly proceed with the change in the Work involved and advise the Architect of the Contractor’s agreement or disagreement with the method, if any, provided in the Construction Change Directive for determining the proposed adjustment in the GMAX, General Conditions Amount, Contractor’s Fee or Contract Time or FF&E Deadlines.
§ 7.3.6 A Construction Change Directive signed by the Contractor indicates the Contractor’s agreement therewith, including adjustment in GMAX, General Conditions Amount, Contractor’s Fee and Contract Time or FF&E Deadlines, or the method for determining them. Such agreement shall be effective immediately and shall be recorded as a Change Order.
§ 7.3.7 If the Contractor does not respond promptly or disagrees with the method for adjustment in the GMAX, General Conditions Amount, Contractor’s Fee, Contract Time or FF&E Deadlines, the Architect shall determine the method and the adjustment on the basis of reasonable expenditures and savings of those performing the Work necessarily incurred as a result of the change, including, in case of an increase in the GMAX and General Conditions Amount, an amount for overhead and profit as set forth in the Agreement, or if no such amount is set forth in the Agreement, a reasonable amount. In such case, and also under Section 7.3.3.3, the Contractor shall keep and present, in such form as the Architect may prescribe, an itemized accounting together with appropriate supporting data. Such reasonable expenditures shall not include the cost of any item of home office overhead. Unless otherwise provided in the Contract Documents, costs for the purposes of this Section 7.3.7 shall be limited to the following:
.1	reasonable costs of labor, including social security, old age and unemployment insurance, fringe benefits required by agreement or custom, and workers’ compensation insurance;
.2	reasonable costs of materials, supplies and equipment, including cost of transportation, whether incorporated or consumed;
.3	reasonable rental costs of machinery and equipment, exclusive of hand tools, whether rented from the Contractor or others;
.4	reasonable costs of premiums for all bonds and insurance, permit fees, and sales, use or similar taxes related to the Work; and
.5	reasonable additional costs of supervision and field office personnel directly attributable to the change.

§ 7.3.8 The amount of credit to be allowed by the Contractor to the Owner for a deletion or change that results in a net decrease in the Contract Sum shall be actual net cost as confirmed by the Architect. When both additions and credits covering related Work or substitutions are involved in a change, the allowance for overhead and profit shall be figured on the basis of net increase or decrease, if any, with respect to that change.
§ 7.3.9 Pending final determination of the total cost of a Construction Change Directive to the Owner, the Contractor may request payment for Work completed under the Construction Change Directive in Applications for Payment. The Architect will make an interim determination for purposes of monthly certification for payment for those costs and certify for payment the amount that the Architect determines, in the Architect’s professional judgment, to be reasonably justified. The Architect’s interim determination of cost shall adjust the GMAX, General Conditions Amount and Contractor’s Fee on the same basis as a Change Order, subject to the right of either party to disagree and assert a Claim in accordance with Article 15.
§ 7.3.10 When the Owner and Contractor agree with a determination made by the Architect concerning the adjustments in the GMAX, General Conditions Amount, Contractor’s Fee and Contract Time and/or FF&E Deadlines, or otherwise reach agreement upon the adjustments, such agreement shall be effective immediately and the Architect will prepare a Change Order. Change Orders may be issued for all or any part of a Construction Change Directive.
§ 7.4 MINOR CHANGES IN THE WORK
The Architect has authority to order minor changes in the Work not involving adjustment in the GMAX, General Conditions Amount and Contractor’s Fee or extension of the Contract Time or FF&E Deadlines, and not inconsistent with the intent of the Contract Documents. Such changes will be effected by written order signed by the Architect and shall be binding on the Owner and Contractor.
ARTICLE 8 TIME

§ 8.1 DEFINITIONS
§ 8.1.1 Unless otherwise provided, Contract Time is the period of time, including authorized adjustments, allotted in the Contract Documents for Substantial Completion of the Work. The FF&E Deadlines are the respective periods of time, including authorized adjustments, allotted in the Contract Documents for achieving the state of progress in the Work that is necessary for commencing the installation of the items identified in Exhibit “E”—Schedule of Owner’s FF&E.
§ 8.1.2 The date of commencement of the Work is the date established in the Agreement.
§ 8.1.3 The date of Substantial Completion is the date certified by the Architect in accordance with Section 9.8.
§ 8.1.4 The term “day” as used in the Contract Documents shall mean calendar day unless otherwise specifically defined.
§ 8.2 PROGRESS AND COMPLETION
§ 8.2.1 Time limits stated in the Contract Documents are of the essence of the Contract. By executing the Agreement the Contractor confirms that the Contract Time and FF&E Deadlines are reasonable periods for achieving the states of progress in the Work required by each of those respective deadlines as set forth in Article 4 of the Agreement.
§ 8.2.2 The Contractor shall not knowingly, except by agreement or instruction of the Owner in writing, prematurely commence operations on the site or elsewhere prior to the effective date of insurance required by Article 11 to be furnished by the Contractor and Owner. The date of commencement of the Work shall not be changed by the effective date of such insurance.
§ 8.2.3 The Contractor shall proceed expeditiously with adequate forces and shall achieve Substantial Completion within the Contract Time and shall achieve the states of progress required by the FF&E Deadlines within the periods set forth in Exhibit “E”.

§ 8.3 DELAYS AND EXTENSIONS OF TIME
§ 8.3.1 EXCUSABLE DELAY: “Excusable Delay” means any delay to the commencement, prosecution or completion of the Work; hindrance or obstruction in the performance of the Work; loss of productivity, loss of efficiency; or any similar claim related to the time for completing the path of activities that are critical to Substantial Completion or the FF&E Deadlines and that is: (1) caused solely through fault of the Owner or a Separate Contractor, or (2) caused by conditions beyond the control and without the breach of contract, fault or negligence of Contractor or its Subcontractors, Sub-subcontractors or suppliers (of any tier), such as: Acts of God, strikes, embargoes, fire, unavoidable casualties, unusual delays in transportation, national emergency, and errors omissions, ambiguities or questions with respect to plans and specifications; and (3) during which critical-path activities cannot continue. The Contractor expressly agrees that all events which may cause an Excusable Delay, including without limitation those listed above, are reasonably foreseeable to Contractor. Without limitation to the foregoing, the financial inability of Contractor or any Subcontractor or Sub-subcontractor of any tier shall not be deemed conditions beyond Contractor’s control or foreseeability.
§ 8.3.2 UNEXCUSED DELAY. “Unexcused Delay” means any delay to the commencement, prosecution or completion of the Work; hindrance or obstruction in the performance of the Work; loss of productivity, loss of efficiency; or any similar claim related to the time for completing the path of activities that are critical to Substantial Completion or the FF&E Deadlines and that is caused by some agent or event other than those listed in §8.3.1, above. Any delay or hindrance due to weather which is either consistent with the historical weather conditions at the Project site during the same month or could have been mitigated by the Contractor through reasonable precautions, shall be considered an Unexcused Delay.
§ 8.3.3 CONCURRENT DELAY. An Excusable Delay shall, to the extent it is concurrent with an Unexcused Delay, be conclusively deemed an Unexcused Delay. If an Excusable Delay occurs concurrently with an Unexcused Delay, the maximum possible extension of the Contract Time and FF&E Deadlines shall be the number of days, if any, by which the Excusable Delay exceeds, i.e. is not concurrent with, the Unexcused Delay.
§ 8.3.4 CONTRIBUTING DELAY. The determination of whether a Delay is an Excusable Delay or Unexcused Delay shall not be affected by the fact that any earlier delay occurred, regardless of fault or causation.
§ 8.3.5 CONTRACTOR’S RIGHTS CONCERNING DELAY
§ 8.3.5.1 An Excusable Delay shall entitle Contractor to a Change Order extending the Contract Time and/or FF&E Deadlines, provided that the delay or hindrance is duly and timely noticed, and the extension is properly requested and permitted in accordance with the Claim provisions of Article 15 of these General Conditions. Contractor agrees that compliance with the Claim provisions is not a mere formality, but is of the essence to Owner’s ability to adequately monitor the progress of the Work, to differentiate between critical and non-critical delays, and to prioritize its actions in a manner that is appropriately targeted to mitigate the effect of delays and hindrances.
§ 8.3.5.2 The Contractor may claim a one-day Excusable Delay only if all work on a scheduled activity that is critical to Substantial Completion of the Work or an FF&E Deadline is stopped for more than four (4) hours of a normal eight (8) hour work day, or if two (2) to four (4) hours are lost in one work day, then it may be claimed for one-half day.
§ 8.3.5.3 An Unexcused Delay shall not entitle Contractor to either an extension of the Contract Time or FF&E Deadlines or an adjustment of the Contract Sum and costs and expenses associated with Unexcused Delay shall not be a Cost of Work.
§ 8.3.5.4 AN EXTENSION OF TIME SHALL BE CONTRACTOR’S SOLE REMEDY IN THE EVENT OF EXCUSABLE DELAY AND CONTRACTOR SHALL NOT BE ENTITLED TO, AND EXPRESSLY WAIVES ALL RIGHTS, IF ANY, REGARDING, AN ADJUSTMENT OF THE CONTRACT SUM, GMAX, DAMAGES AND OTHER COMPENSATION HOWEVER CHARACTERIZED, ARISING OUT OF OR RELATED TO EXCUSABLE DELAYS, EXCEPT AS PROVIDED IN SECTION 8.3.5.5 BELOW.
§ 8.3.5.5 In the event of a delay or hindrance caused solely by the Owner or a Separate Contractor, the Contractor may submit a Claim to the Owner and Architect requesting an increase in the GMAX for increases in costs of the Work incurred as a result of such delay or hindrance. Contractor shall not be entitled to an adjustment of the GMAX, damages or other compensation, however characterized, arising out of or related to delays or hindrances caused solely by the Owner or a Separate Contractor unless Contractor submits a claim for such in accordance with Article 15 of these General Conditions, and any such amounts shall be limited as follows. For each day that the Contract Time is extended as the result of a delay or hindrance caused solely by the Owner or a Separate Contractor, the Contract Sum and the GMAX will be increased by an amount equal to the lesser of:
.1	total of General Conditions Costs actually, and reasonably incurred by the Contractor during each day of said delay or hindrance; or
.2	the Daily General Conditions Rate, which shall be the amount set forth as General Conditions Amount in the original schedule of values divided by the original Contract Time, in days.

Contractor shall not, under any circumstances, be entitled to recover any costs of home office overhead, lost profits, lost productivity, lost opportunity costs, costs for items not set forth in Section 7.8 of the Agreement, or any consequential damages for any delay, hindrance or obstruction of the commencement, prosecution or completion of the Work.
ARTICLE 9 PAYMENTS AND COMPLETION

§ 9.1 CONTRACT SUM
The Contract Sum is stated in the Agreement and, including authorized adjustments, is the total amount payable by the Owner to the Contractor for performance of the Work under the Contract Documents.
§ 9.2 SCHEDULE OF VALUES
Within five (5) days following receipt of the notice to proceed, the Contractor shall submit to the Architect, before the first Application for Payment, a schedule of values allocating the entire GMAX among the various portions of the Work, with separate line items for the Contractor’s Fee, General Conditions Amount and the Construction Contingency, and allocating the entire General Conditions Amount among the various portions of the General Conditions Costs. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Architect or Owner may require. In preparing this schedule of values, the Contractor shall identify those portions of the Work that are anticipated to require further development of the Drawings and Specifications and shall, in a matter consistent with and reasonably inferable from the Contract Documents, fully account for the costs associated with such anticipated further development. The schedule of values shall be organized according to the CSI MasterFormat divisions reflected in the Specifications and provide a subtotal of costs for each such division (the “Division Subtotal”). The schedule of values shall, to the best of Contractor’s ability, accurately allocate the Costs of the Work among various portions of the Work and shall not be “front-end loaded” or otherwise reflect that costs will be incurred earlier during the course of the performing the Work than they will actually be incurred by Contractor. The schedule of values, unless objected to by the Architect or Owner, shall be used as a basis for reviewing the Contractor’s Applications for Payment.
§ 9.3 APPLICATIONS FOR PAYMENT
§ 9.3.1 At the beginning of each month, the Contractor shall submit to the Architect and the Owner an itemized Application for Payment prepared in accordance with the schedule of values for completed portions of the Work. Such application shall be notarized and supported by such data substantiating the Contractor’s right to payment for Work properly performed as of the last day of the preceding month, and calculated in accordance with Sections 12.1.6 and 12.1.7 of the Agreement. The Application for Payment shall be prepared on a form approved by Owner and shall reflect, include and/or be accompanied by the following:
.1	itemization of various elements of the Work in accordance with the schedule of values, including an indication of the percentage of completion of each portion of the Work as of the end of the period covered by the application;
.2	receipts, invoices, assessments and certified payrolls, along with such other data as may be specifically requested by the Owner, documenting the full amount of Costs of the Work incurred by Contractor and covered by the Application for Payment including evidence of all bills paid and all sales and use taxes paid and exempted;
.3	itemization of amounts to be retained;
.4	NOT USED;
.5	Unconditional, Partial Lien Waiver and Release(s) fully executed by Contractor, all Subcontractors and materialmen of every tier, covering all Work for which Owner has issued payment to Contractor more than five days before the date of the Application for Payment.
.6	a record of all disbursements made by Contractor to all Subcontractors and Sub-subcontractors of any tier and all materialmen, as of the date of the Application for Payment.
.7	an updated Construction Schedule and schedule of values.
§ 9.3.1.8 As provided in Section 7.3.9, such applications may include requests for payment on account of changes in the Work that have been properly authorized by Construction Change Directives, or by interim determinations of the Architect, but not yet included in Change Orders.

§ 9.3.1.9 Applications for Payment shall not include requests for payment for portions of the Work for which the Contractor does not intend to pay a Subcontractor or material supplier, unless such Work has been performed by others whom the Contractor intends to pay.
§ 9.3.2 Unless otherwise provided in the Contract Documents, payments shall be made on account of materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work. If approved in advance by the Owner, payment may similarly be made for materials and equipment suitably stored off the site at a location agreed upon in writing. Payment for materials and equipment stored on or off the site shall be conditioned upon compliance by the Contractor with procedures satisfactory to the Owner to establish the Owner’s title to such materials and equipment or otherwise protect the Owner’s interest, and shall include the costs of applicable insurance, storage and transportation to the site for such materials and equipment stored off the site. Such payment shall also be conditioned upon Contractor’s demonstrating that storage facilities are bonded and insured and that stored items are protected from potentially harmful conditions such as temperature extremes, humidity, insects, rodents or other infestation, as may be relevant considering the nature of the item being stored.
§ 9.3.3 The Contractor warrants that title to all Work covered by an Application for Payment will pass to the Owner no later than the time of payment. The Contractor further warrants that title to all equipment and materials delivered to the Project site for incorporation into the Project passes to the Owner upon delivery to the Project site or an approved off-site storage location, or upon payment by Owner for such items, whichever occurs earlier. If title passes upon delivery and before payment is made, Owner shall still be responsible for paying for such items, but Contractor’s remedy for Owner’s non-payment shall be limited to monetary recovery and such items shall not be subject to repossession or replevin, such remedies being expressly waived. The Contractor further warrants that upon submittal of an Application for Payment all Work for which Certificates for Payment have been previously issued and payments received from the Owner shall, to the best of the Contractor’s knowledge, information and belief, be free and clear of liens, claims, security interests or encumbrances in favor of the Contractor, Subcontractors, material suppliers, or other persons or entities making a claim by reason of having provided labor, materials and equipment relating to the Work.
§ 9.4 CERTIFICATES FOR PAYMENT
§ 9.4.1 The Architect will, within seven days after receipt of the Contractor’s Application for Payment, either issue to the Owner a Certificate for Payment, with a copy to the Contractor, for such amount as the Architect determines is properly due, or notify the Contractor and Owner in writing of the Architect’s reasons for withholding certification in whole or in part as provided in Section 9.5.1.
§ 9.4.2 The issuance of a Certificate for Payment will constitute a representation by the Architect to the Owner, based on the Architect’s evaluation of the Work and the data comprising the Application for Payment, that, to the best of the Architect’s knowledge, information and belief, the Work has progressed to the point indicated and that the quality of the Work is in accordance with the Contract Documents. The foregoing representations are subject to an evaluation of the Work for conformance with the Contract Documents upon Substantial Completion, to results of subsequent tests and inspections, to correction of minor deviations from the Contract Documents prior to completion and to specific qualifications expressed by the Architect. The issuance of a Certificate for Payment will further constitute a representation that the Contractor is entitled to payment in the amount certified. However, the issuance of a Certificate for Payment will not be a representation that the Architect has (1) made exhaustive or continuous on-site inspections to check the quality or quantity of the Work, (2) reviewed construction means, methods, techniques, sequences or procedures, (3) reviewed copies of requisitions received from Subcontractors and material suppliers and other data requested by the Owner to substantiate the Contractor’s right to payment, or (4) made examination to ascertain how or for what purpose the Contractor has used money previously paid on account of the Contract Sum.
§ 9.5 DECISIONS TO WITHHOLD CERTIFICATION
§ 9.5.1 The Architect or the Owner may withhold a Certificate for Payment in whole or in part, to the extent reasonably necessary to protect the Owner, if in the Architect’s opinion the representations to the Owner required by Section 9.4.2 cannot be made, if the Work in question has been rejected by any governmental authority, or if the Owner determines in good faith that the Work has not progressed to the point indicated in the Application for Payment or the quality of the Work is not in accordance with the Contract Documents. If the Architect or the Owner is unable to certify payment in the amount of the Application, the Architect will notify the Contractor and Owner as provided in Section 9.4.1. If the Contractor, Owner and Architect cannot agree on a revised amount, the Architect will promptly issue a Certificate for Payment for the amount for which the Architect is able to make such representations to the Owner. The Architect or Owner may also withhold a Certificate for Payment or, because of subsequently discovered evidence, may nullify the whole or a part of a Certificate for Payment previously issued, to such extent as may be necessary in the Architect’s or the Owner’s opinion to protect the Owner from loss for which the Contractor is responsible, including loss resulting from acts and omissions described in Section 3.3.2, because of
.1	defective Work not remedied;
.2	third party claims filed or reasonable evidence indicating probable filing of such claims unless security acceptable to the Owner is provided by the Contractor;

.3	failure of the Contractor to make payments properly to Subcontractors or for labor, materials or equipment;
.4	reasonable evidence that the Work cannot be completed for the unpaid balance of the GMAX;
.5	damage to the Owner or a separate contractor;
.6	reasonable evidence that the Work will not be completed within the Contract Time or FF&E Deadlines, and that the unpaid balance would not be adequate to cover actual or liquidated damages for the anticipated delay; or
.7	repeated failure to carry out the Work in accordance with the Contract Documents.
§ 9.5.2 When the above reasons for withholding certification are removed, certification will be made for amounts previously withheld.
§ 9.5.3 If the Architect withholds certification for payment under Section 9.5.1.3, the Owner may, at its sole option, issue joint checks to the Contractor and to any Subcontractor or material or equipment suppliers to whom the Contractor failed to make payment for Work properly performed or material or equipment suitably delivered. If the Owner makes payments by joint check, the Owner shall notify the Architect and the Architect will reflect such payment on the next Certificate for Payment.
§ 9.6 PROGRESS PAYMENTS
§ 9.6.1 The Owner shall make payment to the Contractor for undisputed amounts not later than forty-five (45) days following the date that a properly completed and supported Application for Payment is received by the Architect; provided, however, that if a properly completed and supported Application for Payment is received by the Architect after the tenth (10th) day of a given month, Owner, at Owner’s sole option, may make payment at any time on or before the payment deadline for the following month’s properly completed and supported Application for Payment, subject to the withholding provisions of Section 9.5.1 of these General Conditions.
§ 9.6.2 The Contractor shall pay each Subcontractor no later than seven days after receipt of payment from the Owner the amount to which the Subcontractor is entitled, reflecting percentages actually retained from payments to the Contractor on account of the Subcontractor’s portion of the Work. The Contractor shall, by appropriate agreement with each Subcontractor, require each Subcontractor to make payments to Sub-subcontractors in a similar manner.
§ 9.6.3 The Architect will, on request, furnish to a Subcontractor, if practicable, information regarding percentages of completion or amounts applied for by the Contractor and action taken thereon by the Architect and Owner on account of portions of the Work done by such Subcontractor.
§ 9.6.4 The Owner has the right to request written evidence from the Contractor that the Contractor has properly paid Subcontractors and material and equipment suppliers amounts paid by the Owner to the Contractor for subcontracted Work. If the Contractor fails to furnish such evidence within seven days, the Owner shall have the right to contact Subcontractors to ascertain whether they have been properly paid. Neither the Owner nor Architect shall have an obligation to pay or to see to the payment of money to a Subcontractor, except as may otherwise be required by law.
§ 9.6.5 Contractor payments to material and equipment suppliers shall be treated in a manner similar to that provided in Sections 9.6.2, 9.6.3 and 9.6.4.
§ 9.6.6 A Certificate for Payment, a progress payment, or partial or entire use or occupancy of the Project by the Owner shall not constitute acceptance of Work not in accordance with the Contract Documents.
§ 9.6.7 PAYMENTS HELD IN TRUST: Contractor agrees that all monies disbursed pursuant to the Contract or otherwise received by Contractor from Owner in connection with performance of the Work (the “Trust Funds”) SHALL BE RECEIVED AND HELD IN TRUST by Contractor for the benefit of all of Contractor’s Subcontractors, Sub-subcontractors of all tiers, suppliers, laborers and materialmen, and that Contractor shall not itself have any interest in such funds until these obligations have been satisfied in full. Contractor further agrees that the Trust Funds shall be used first to pay for materials, labor, equipment, supplies and services provided and other costs incurred in the construction of the Work, and shall not be diverted to satisfy the obligations of Contractor on other contracts or used for any other purpose until all obligations under or in connection with the Project, including without limitation, all claims and demands for payment by Subcontractors or Sub-subcontractors of any tier, suppliers, laborers and materialmen, have been satisfied in full or released by settlement.

§ 9.7 FAILURE OF PAYMENT
§ 9.7.1 If the Owner does not pay the Contractor those amounts that are not the subject of a good-faith dispute on or before the date established in the Contract Documents, then the Contractor may, upon seven additional days’ written notice to the Owner and Architect, stop the Work until payment of the undisputed amount owing has been received. The Contract Time and FF&E Deadlines shall be extended appropriately and the Contract Sum and GMAX shall be increased by the amount of the Contractor’s reasonable costs of shut-down, delay and start-up, plus interest as provided for in the Contract Documents.
§ 9.7.2 Anything else in the Contract to the contrary notwithstanding, good-faith disputes regarding whether payment is due under the terms of the Agreement shall not be cause for suspending performance of services.
§ 9.8 SUBSTANTIAL COMPLETION
§ 9.8.1 Substantial Completion is the stage in the progress of the Work at which the entire Work, including all of its parts is sufficiently complete in accordance with the Contract Documents so that the Owner can occupy and utilize the Work for its intended use. Before the Project will be deemed to have reached Substantial Completion: (i) Owner shall have received all permits and certificates (such as, but not necessarily limited to, a temporary Certificate of Occupancy) required to occupy and use the Project for its intended use; (ii) Contractor shall have thoroughly cleared the Project site of construction debris to the satisfaction of the Owner; and (iii) all systems included in the Work are operational as designed and scheduled, and instruction of Owner’s personnel in the operation of systems has been completed. Contractor, at its own expense and not as a Cost of the Work, shall be responsible for maintaining and renewing any temporary Certificates of Occupancy until Final Completion.
§ 9.8.2 When the Contractor considers that the Work is substantially complete, the Contractor shall prepare and submit to the Architect a comprehensive list of items to be completed or corrected prior to final payment. Failure to include an item on such list does not alter the responsibility of the Contractor to complete all Work in accordance with the Contract Documents.
§ 9.8.3 Upon receipt of the Contractor’s list, the Architect and the Owner, either jointly or separately at the Owner’s sole discretion, will make an inspection to determine whether the Work or designated portion thereof is substantially complete. If the Architect’s inspection discloses any item, whether or not included on the Contractor’s list, which is not sufficiently complete in accordance with the Contract Documents so that the Owner can occupy or utilize the Work or designated portion thereof for its intended use, the Contractor shall, before issuance of the Certificate of Substantial Completion, complete or correct such item upon notification by the Architect. In such case, the Contractor shall then submit a request for another inspection by the Architect to determine Substantial Completion.
§ 9.8.4 When the Work is substantially complete, the Architect will prepare a Certificate of Substantial Completion that shall establish the date of Substantial Completion, shall establish responsibilities of the Owner and Contractor for security, maintenance, heat, utilities, damage to the Work and insurance, shall include a list of items that the Contractor must complete in order for the Work to achieve Final Completion (the “Punch List”), and shall fix the time within which the Contractor shall finish all items on the Punch List accompanying the Certificate and satisfy the Final Completion Conditions. Warranties required by the Contract Documents shall commence on the date of Substantial Completion of the Work or designated portion thereof unless otherwise provided in the Certificate of Substantial Completion.
§ 9.8.5 The Certificate of Substantial Completion shall be submitted to the Owner and Contractor for their written acceptance of responsibilities assigned to them in such Certificate.

§ 9.9 PARTIAL OCCUPANCY OR USE
§ 9.9.1 The Owner may occupy or use any completed or partially completed portion of the Work at any stage when such portion is designated by separate agreement with the Contractor, provided such occupancy or use is consented to by the insurer as required under Section 11.3.1.5 and authorized by public authorities having jurisdiction over the Project. Such partial occupancy or use may commence whether or not the portion is substantially complete, provided the Owner and Contractor have accepted in writing the responsibilities assigned to each of them for payments, retainage, if any, security, maintenance, heat, utilities, damage to the Work and insurance, and have agreed in writing concerning the period for correction of the Work and commencement of warranties required by the Contract Documents. When the Contractor considers a portion substantially complete, the Contractor shall prepare and submit a list to the Architect as provided under Section 9.8.2. Consent of the Contractor to partial occupancy or use shall not be unreasonably withheld. The stage of the progress of the Work shall be determined by written agreement between the Owner and Contractor or, if no agreement is reached, by decision of the Architect.
§ 9.9.2 Immediately prior to such partial occupancy or use, the Owner, Contractor and Architect shall jointly inspect the area to be occupied or portion of the Work to be used in order to determine and record the condition of the Work.
§ 9.9.3 Unless otherwise agreed upon in writing, partial occupancy or use of a portion or portions of the Work shall not constitute acceptance of Work not complying with the requirements of the Contract Documents.
§ 9.10 FINAL COMPLETION AND FINAL PAYMENT
§ 9.10.1 Upon receipt of the Contractor’s written notice that the Work is ready for final inspection and acceptance and upon receipt of a final Application for Payment, the Architect will promptly make such inspection and, when the Architect finds the Work acceptable under the Contract Documents and the Contract fully performed, the Architect will promptly issue a final Certificate for Payment stating that to the best of the Architect’s knowledge, information and belief, and on the basis of the Architect’s on-site visits and inspections, the Work has been completed in accordance with terms and conditions of the Contract Documents and that the entire balance found to be due the Contractor and noted in the final Certificate is due and payable. The Architect’s final Certificate for Payment will constitute a further representation that conditions listed in Section 9.10.2 as precedent to the Contractor’s being entitled to final payment have been fulfilled.
§ 9.10.2 FINAL COMPLETION CONDITONS: Final Completion is the stage in the progress of the Work when the entire Work, including all its parts, has been fully performed and completed in accordance with the Contract Documents. The Project shall not be considered to have reached Final Completion, and neither final payment nor any remaining retained percentage shall become due until:
.1	Contractor has completed all Punch-List items and a full cleaning of the Project, including the removal of marks, stains and other soil and dirt from finish materials; all warranties and Owner’s and operator’s manuals and other documents or items relating to the operation and/or maintenance of the Project as required by the Contract Documents have been provided; all training of the Owner’s personnel in the operation and maintenance of the Project, if such is required by the Contract Documents;
.2	the Contractor submits to the Architect or Owner all of the following:
(a)	an affidavit that payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which the Owner or the Owner’s property might be responsible or encumbered (less amounts withheld by Owner) have been paid or will be paid from the amounts in the Final Application for Payment or otherwise satisfied,
(b)	a certificate evidencing that insurance required by the Contract Documents to remain in force after final payment is currently in effect and will not be canceled or allowed to expire until at least 30 days’ prior written notice has been given to the Owner,
(c)	a written statement that the Contractor knows of no substantial reason that the insurance will not be renewable to cover the period required by the Contract Documents,
(d)	consent of surety, if any, to final payment
(e)	if required by the Owner, other data establishing payment or satisfaction of obligations, such as receipts, releases and waivers of liens, claims, security interests or encumbrances arising out of the Contract, to the extent and in such form as may be designated by the Owner,
(f)	a complete set of marked Drawings and Specifications for the Project reflecting “as-built” conditions in both paper and CADD formats,
(g)	an “as-built” survey showing the exact locations of all structures and water sewer, gas, telephone, cable, cable TV and electric lines and mains and for all easements then existing, and certifying that all improvements are installed and erected entirely upon the premises and within building restriction lines, and do not overhang or otherwise encroach upon any easement or right-of-way of others,

(h)	a list of the names, addresses and telephone numbers of all Subcontractors and materialmen and others providing guaranties or warranties, and
(i)	an assignment and/or transfer of all guaranties and warranties from Subcontractors, vendors, suppliers and manufacturers to Owner as beneficiary.
If a Subcontractor refuses to furnish a release or waiver required by the Owner, the Contractor may furnish a bond satisfactory to the Owner to indemnify the Owner against such lien. If such lien remains unsatisfied after payments are made, the Contractor shall refund to the Owner within fifteen (15) days following demand by the Owner all money that the Owner may be compelled to pay in discharging such lien, including all costs and reasonable attorneys’ fees; and
.3	a final and unconditional Certificate of Occupancy has been issued by the appropriate authority and received by Owner.
§ 9.10.3 If, after Substantial Completion of the Work, final completion thereof is materially delayed through no fault of the Contractor or by issuance of Change Orders affecting final completion, and the Architect so confirms, the Owner shall, upon application by the Contractor and certification by the Architect, and without terminating the Contract, make payment of the balance due for that portion of the Work fully completed and accepted, less applicable retainage. If the remaining balance for Work not fully completed or corrected is less than retainage stipulated in the Contract Documents, and if bonds have been furnished, the written consent of surety to payment of the balance due for that portion of the Work fully completed and accepted shall be submitted by the Contractor to the Architect prior to certification of such payment. Such payment shall be made under terms and conditions governing final payment, except that it shall not constitute a waiver of claims.
§ 9.10.4 The Owner shall have the right to audit Contractor’s records for the Project, on demand, for a period of one year following the making of final payment. Upon the expiration of one year following final payment, Claims by the Owner shall be waived, except those arising from
.1	liens, Claims, security interests or encumbrances arising out of the Contract and unsettled;

.2	failure of the Work to comply with the requirements of the Contract Documents; or

.3	terms of special warranties required by the Contract Documents.
§ 9.10.5 Acceptance of final payment by the Contractor, a Subcontractor or material supplier shall constitute a waiver of claims by that payee except those previously made in writing and identified by that payee as unsettled at the time of final Application for Payment.
ARTICLE 10 PROTECTION OF PERSONS AND PROPERTY

§ 10.1 SAFETY PRECAUTIONS AND PROGRAMS
The Contractor shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the performance of the Contract.
§ 10.2 SAFETY OF PERSONS AND PROPERTY
§ 10.2.1 The Contractor shall take reasonable precautions for safety of, and shall provide reasonable protection to prevent damage, injury or loss to
.1	employees on the Work and other persons who may be affected thereby;
.2	the Work and materials and equipment to be incorporated therein, whether in storage on or off the site, under care, custody or control of the Contractor or the Contractor’s Subcontractors or Sub-subcontractors; and
.3	other property at the site or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal, relocation or replacement in the course of construction.
§ 10.2.2 The Contractor shall comply with and give notices required by applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities bearing on safety of persons or property or their protection from damage, injury or loss.
§ 10.2.3 The Contractor shall erect and maintain, as required by existing conditions and performance of the Contract, reasonable safeguards for safety and protection, including without limitation, providing adequate lighting, ventilation and fall protection barriers, and procedures and equipment for the prevention of fires and electrical shock, posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent sites and utilities.

§ 10.2.4 When use or storage of explosives or other hazardous materials or equipment or unusual methods are necessary for execution of the Work, the Contractor shall exercise utmost care and carry on such activities under supervision of properly qualified personnel.
§ 10.2.5 The Contractor, at its sole cost and not as a Cost of the Work, shall promptly remedy damage and loss (other than damage or loss insured under property insurance required by the Contract Documents) to property referred to in Sections 10.2.1.2 and 10.2.1.3 caused in whole or in part by the Contractor, a Subcontractor, a Sub-subcontractor (of any tier), or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable and for which the Contractor is responsible under Sections 10.2.1.2 and 10.2.1.3, except damage or loss attributable to acts or omissions of the Owner or Architect or anyone directly or indirectly employed by either of them, or by anyone for whose acts either of them may be liable, and not attributable to the fault or negligence of the Contractor. The foregoing obligations of the Contractor are in addition to the Contractor’s obligations under Section 3.18.
§ 10.2.6 The Contractor shall designate a responsible member of the Contractor’s organization at the site whose duty shall be the prevention of accidents. This person shall be the Contractor’s superintendent unless otherwise designated by the Contractor in writing to the Owner and Architect.
§ 10.2.7 The Contractor shall not permit any part of the construction or site to be loaded so as to cause damage or create an unsafe condition.
§ 10.2.8 INJURY OR DAMAGE TO PERSON OR PROPERTY
If either party suffers injury or damage to person or property because of an act or omission of the other party, or of others for whose acts such party is legally responsible, written notice of such injury or damage, whether or not insured, shall be given to the other party within a reasonable time not exceeding 21 days after discovery. The notice shall provide sufficient detail to enable the other party to investigate the matter.
§ 10.3 HAZARDOUS MATERIALS
§ 10.3.1 The Contractor is responsible for hazardous materials introduced to the site by Contractor or any of its Subcontractors (of any tier). If the Contractor encounters a pre-existing hazardous material or substance at the site, including but not limited to asbestos or polychlorinated biphenyl (PCB), the Contractor shall, upon recognizing the condition, immediately stop Work in the affected area and report the condition to the Owner and Architect in writing.
§ 10.3.2 Upon receipt of the Contractor’s written notice, the Owner shall obtain the services of a licensed laboratory to verify the presence or absence of the material or substance reported by the Contractor and, in the event such material or substance is found to be present, to obtain the services of a licensed contractor to cause it to be rendered harmless. Unless otherwise required by the Contract Documents, the Owner shall furnish in writing to the Contractor and Architect the names and qualifications of persons or entities who are to perform tests verifying the presence or absence of such material or substance or who are to perform the task of removal or safe containment of such material or substance. The Contractor and the Architect will promptly reply to the Owner in writing stating whether or not either has reasonable objection to the persons or entities proposed by the Owner. If either the Contractor or Architect has an objection to a person or entity proposed by the Owner, the Owner shall propose another to whom the Contractor and the Architect have no reasonable objection. When the material or substance has been rendered harmless, Work in the affected area shall resume upon written agreement of the Owner and Contractor. By Change Order, the Contract Time and FF&E Deadlines shall be extended appropriately and the GMAX and Contract Sum shall be increased in the amount of the Contractor’s reasonable additional costs of shut-down, delay costs permitted under Article 8.3.5, above, and start-up.
§ 10.3.3 The Owner shall indemnify and hold harmless the Contractor, Subcontractors, Architect, Architect’s consultants and agents and employees of any of them from and against claims, damages, losses and expenses, including but not limited to attorneys’ fees, arising out of or resulting from performance of the Work in the affected area if in fact the material or substance presents the risk of bodily injury or death as described in Section 10.3.1 and Owner has not been taken the steps required by §10.3.2 above, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, except to the extent that such damage, loss or expense is due to the fault or negligence of the party seeking indemnity.

§ 10.3.4 The Owner shall not be responsible under this Section 10.3 for materials or substances the Contractor brings to the site unless such materials or substances are required by the Contract Documents. The Owner shall be responsible for materials or substances required by the Contract Documents, except to the extent of the Contractor’s fault or negligence in the use and handling of such materials or substances.
§ 10.3.5 The Contractor shall indemnify the Owner for the cost and expense the Owner incurs (1) for remediation of a material or substance the Contractor brings to the site and negligently handles, or (2) where the Contractor fails to perform its obligations under Section 10.3.1, except to the extent that the cost and expense are due to the Owner’s fault or negligence.
§ 10.3.6 If Contractor is subjected to a claim by a governmental entity alleging negligence on the part of the Contractor in connection with either: (a) a hazardous material introduced to the site at the direction of the Contract Documents; or (b) a pre-existing hazardous material encountered on the Project; and Contractor obtains a judgment that it is not negligent, then Owner shall indemnify Contractor for the reasonable attorney’s fees and costs of defense incurred by Contractor in the defense thereof, to the extent such costs are not covered by insurance.
§ 10.4 EMERGENCIES
In an emergency affecting safety of persons or property, the Contractor shall take all actions reasonably necessary to prevent threatened damage, injury or loss. Additional compensation or extension of time claimed by the Contractor on account of an emergency shall be determined as provided in Article 15 and Article 7.
ARTICLE 11 INSURANCE AND BONDS

§ 11.1 CONTRACTOR’S LIABILITY INSURANCE
§ 11.1.1 The Contractor shall purchase from and maintain in a company or companies acceptable to Owner and lawfully authorized to do business in the jurisdiction in which the Project is located such insurance as will protect the Contractor from claims set forth below which may arise out of or result from the Contractor’s operations and completed operations under the Contract and for which the Contractor may be legally liable, whether such operations be by the Contractor or by a Subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:
.1	Claims under workers’ compensation, disability benefit and other similar employee benefit acts that are applicable to the Work to be performed;
.2	Claims for damages because of bodily injury, occupational sickness or disease, or death of the Contractor’s employees;
.3	Claims for damages because of bodily injury, sickness or disease, or death of any person other than the Contractor’s employees;
.4	Claims for damages insured by usual personal injury liability coverage;
.5	Claims for damages, other than to the Work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom;
.6	Claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle;
.7	Claims for bodily injury or property damage arising out of completed operations; and
.8	Claims involving contractual liability insurance applicable to the Contractor’s obligations under Section 3.18.
§ 11.1.2 Without limitation of the Contractor’s obligation to provide the insurance required by Section 11.1.1 to protect Contractor from the claims listed therein, Contractor shall, at a minimum, purchase from and maintain in a company or companies acceptable to Owner and lawfully authorized to do business in the jurisdiction in which the Project is located, the following coverages which shall be written for not less than limits of liability specified in the Contract Documents or required by law, whichever coverage is greater. Coverages, whether written on an occurrence or claims-made basis, shall be maintained without interruption from the date of commencement of the Work until the date of final payment and termination of any coverage required to be maintained after final payment, and in the case of a “claims-made” policy, for a period of five years thereafter. Products/Completed Operations Liability shall be maintained for a period of five years following the date of final payment. The coverages and limits of liability specified are as follows:
.1	Commercial-Form General Liability Insurance with coverage and minimum limits as follows:

(i)	Each Occurrence	$1,000,000.00;

(ii)	Products/Completed Operations Aggregate	$2,000,000.00;

(iii)	Personal and Advertising Injury	$1,000,000.00; and

(iv)	General Aggregate	$2,000,000.00.

.2	Business Automobile Liability Insurance for owned, scheduled, non-owned, or hired automobiles, with a combined single limit of no less than $1,000,000.00 per accident.

.3	Worker’s Compensation insurance affording compensation benefits for all of Contractor’s employees in an amount sufficient by virtue of the laws of the state(s) or jurisdiction(s) in which the Contractor’s services are performed, and Employer’s Liability Insurance with limits of $1,000,000.00 for bodily injury by accident, per accident and $1,000,000.00 for bodily injury by disease per employee.

.4	A standard form of umbrella/excess liability insurance in an amount of $5,000,000.00 per occurrence and aggregate providing coverage excess of: 1) Commercial General Liability for the duration of the project and during the Products/Completed Operations period; 2) Business Automobile Liability and 3) Employer’s Liability.
§ 11.1.3 Certificates of insurance and a copy of each of the policies and required endorsements, fully executed by authorized representatives of the insurers, and acceptable to the Owner shall be filed with the Owner prior to commencement of the Work and thereafter upon renewal or replacement of each required policy of insurance. These certificates and the insurance policies required by this Section 11.1 shall contain a provision that coverages afforded under the policies will not be canceled or allowed to expire until at least 30 days’ prior written notice has been given to the Owner. Contractor shall provide Owner with renewal or replacement certificates at least thirty (30) days prior to expiration of such insurance policies. An additional certificate evidencing continuation of liability coverage, including coverage for completed operations, shall be submitted with the final Application for Payment as required by Section 9.10.2 and thereafter upon renewal or replacement of such coverage until the expiration of the time required by Section 11.1.2. Information concerning reduction of coverage on account of revised limits or claims paid under the General Aggregate, or both, shall be furnished by the Contractor with reasonable promptness.
§ 11.1.4 The insurance policies required by this Article shall be written by insurers that have policy ratings no lower than class “A-” and financial ratings not lower than “Class XII” in the Best’s Insurance Guide, latest edition in effect, and shall be primary to and not excess or contributory with respect to any other insurance or self-insurance that may be maintained by Owner, and will contain Severability-of-Interest or Separation of Insured clauses, along with a Per Project Aggregate endorsement, broad form blanket contractual liability coverage, coverage for “XCU” hazards, and Waiver of Subrogation endorsements in favor of the Owner. The Contractor shall cause the commercial liability and business automobile liability coverage required by the Contract Documents to be endorsed to include (1) the Owner as an additional insured for claims arising out of or caused in whole or in part by the Contractor’s negligent acts or omissions during the Contractor’s operations; and (2) the Owner as an additional/named insured for claims caused in whole or in part by the Contractor’s negligent acts or omissions, and which arise during the Contractor’s completed operations.
§ 11.1.5 Contractor’s continued maintenance in full force and effect of the forms and amounts of insurance set forth in this Article 11 shall be a condition precedent to the Contractor’s exercise or enforcement of any and all rights under the Contract. If any insurance policy that Contractor is required to maintain under this agreement is canceled, Owner reserves the right to maintain policies in effect by continuing to make the policy payments or by purchasing other insurance and assessing the cost of such against Contractor.
§ 11.2 OWNER’S LIABILITY INSURANCE
The Owner shall be responsible for purchasing and maintaining the Owner’s usual liability insurance.
§ 11.3 PROPERTY INSURANCE
§ 11.3.1 Owner shall purchase and maintain, in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located, property insurance written on a builder’s risk “all-risk” or equivalent policy form in the amount of the initial GMAX, plus value of subsequent Contract Modifications and cost of materials supplied or installed by others, comprising total value for the entire Project at the site on a replacement cost basis without optional deductibles. Such property insurance shall be maintained, unless otherwise provided in the Contract Documents or otherwise agreed in writing by all persons and entities who are beneficiaries of such insurance, until the Work has reached Substantial Completion as provided in Section 9.8.1 or until no person or entity other than the Owner has an insurable interest in the property required by this Section 11.3 to be covered, whichever is later. This insurance shall include interests of the Owner, the Contractor, Subcontractors and Sub-subcontractors in the Project.

§ 11.3.1.1 Builder’s risk property insurance shall be on an “all-risk” or equivalent policy form and shall include, without limitation, insurance against the perils of fire (with extended coverage) and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, earthquake, flood, windstorm, falsework, testing and startup, mechanical breakdown, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements, and shall cover reasonable compensation for Architect’s and Contractor’s services and expenses required as a result of such insured loss.
§ 11.3.1.2 NOT USED.
§ 11.3.1.3 If the property insurance requires deductibles, the Owner shall pay costs not covered because of such deductibles, except for deductibles associated with casualties solely to tangible property covered by the builder’s risk policy that is either owned or leased by Contractor, its Subcontractors or Sub-subcontractors of any tier, or any of their employees or agents.
§ 11.3.1.4 This property insurance shall cover portions of the Work stored off the site, and also portions of the Work in transit.
§ 11.3.1.5 Partial occupancy or use in accordance with Section 9.9 shall not commence until the insurance company or companies providing property insurance have consented to such partial occupancy or use by endorsement or otherwise. The Owner and the Contractor shall take reasonable steps to obtain consent of the insurance company or companies and shall, without mutual written consent, take no action with respect to partial occupancy or use that would cause cancellation, lapse or reduction of insurance.
§ 11.3.2 NOT USED.
§ 11.3.3 NOT USED.
§ 11.3.4 If the Contractor requests in writing that insurance for risks other than those described herein or other special causes of loss be included in the property insurance policy, the Owner shall, if possible, include such insurance, and the cost thereof shall be charged to the Contractor by appropriate Change Order.
§ 11.3.5 NOT USED.
§ 11.3.6 Before an exposure to loss may occur, the Contractor shall file with the Owner a copy of each policy that includes insurance coverages required by this Section 11.3. Each policy shall contain all generally applicable conditions, definitions, exclusions and endorsements related to this Project, except as such generally applicable terms are not in accordance with the provisions of this Article 11, in which case this Article 11 shall control. Each policy shall contain a provision that the policy will not be cancelled or allowed to expire, and that its limits will not be reduced, until at least 30 days’ prior written notice has been given to the Owner.
§ 11.3.7 The Owner and Contractor, as appropriate, shall require of the Architect, Architect’s consultants, separate contractors, Subcontractors and Sub-subcontractors to provide policies of insurance containing waivers of subrogation, by endorsement or otherwise, waiving the insurer’s rights of subrogation with respect to damages or loss covered by such policies of insurance.
§ 11.3.8 A loss insured under the Owner’s builder’s risk property insurance shall be adjusted by the Owner as fiduciary for the insureds and made payable to the Owner as fiduciary for the insureds, as their interests may appear, subject to requirements of any applicable mortgagee clause and of Section 11.3.10. The Contractor shall pay Subcontractors their just shares of insurance proceeds received by the Contractor, and by appropriate agreements, written where legally required for validity, shall require Subcontractors to make payments to their Sub-subcontractors in similar manner.

§ 11.3.9 The Owner shall deposit in a separate account proceeds received on an insured loss. Disbursements from the account shall be made in accordance with such agreement as the Owner and Contractor may reach, or as determined in accordance with the method of binding dispute resolution selected in the Agreement between the Owner and Contractor. If after such loss no other special agreement is made and unless the Owner terminates the Contract for convenience, replacement of damaged property shall be performed by the Contractor after notification of a Change in the Work in accordance with Article 7. In the event of substantial damage or destruction of the Work by any cause, the Owner may, upon giving written notice to the Contractor, elect to terminate this Contract for convenience in accordance with the provisions of Article 14.
§ 11.3.10 NOT USED.
§ 11.4 PERFORMANCE BOND AND PAYMENT BOND
§ 11.4.1 The Owner shall have the right to require the Contractor to furnish bonds covering faithful performance of the Contract and payment of obligations arising thereunder as stipulated in bidding requirements or specifically required in the Contract Documents on the date of execution of the Contract.
§ 11.4.2 Upon the request of any person or entity appearing to be a potential beneficiary of bonds covering payment of obligations arising under the Contract, the Contractor shall promptly furnish a copy of the bonds or shall authorize a copy to be furnished.
ARTICLE 12 UNCOVERING AND CORRECTION OF WORK

§ 12.1 UNCOVERING OF WORK
§ 12.1.1 If a portion of the Work is covered contrary to the Architect’s request or to requirements specifically expressed in the Contract Documents, it must, if requested in writing by the Architect, be uncovered for the Architect’s examination and be replaced at the Contractor’s expense without change in the Contract Time or FF&E Deadlines.
§ 12.1.2 If a portion of the Work has been covered that the Architect has not specifically requested to examine prior to its being covered, the Architect may request to see such Work and it shall be uncovered by the Contractor. If such Work is in accordance with the Contract Documents, costs of uncovering and replacement shall, by appropriate Change Order, be at the Owner’s expense. If such Work is not in accordance with the Contract Documents, such costs and the cost of correction shall be at the Contractor’s expense unless the condition was caused by the Owner or a separate contractor in which event the Owner shall be responsible for payment of such costs.
§ 12.2 CORRECTION OF WORK

§ 12.2.1 BEFORE OR AFTER SUBSTANTIAL COMPLETION
The Contractor shall promptly correct Work rejected by the Architect or Owner or failing to conform to the requirements of the Contract Documents, whether discovered before or after Substantial Completion and whether or not fabricated, installed or completed. Costs of correcting such rejected Work, including additional testing and inspections, the cost of uncovering and replacement, and compensation for the Architect’s services and expenses made necessary thereby, shall be at the Contractor’s expense.
§ 12.2.2 AFTER SUBSTANTIAL COMPLETION
§ 12.2.2.1 In addition to the Contractor’s obligations under Section 3.5, if, within one year after the date of Substantial Completion of the Work or designated portion thereof or after the date for commencement of warranties established under Section 9.9.1, or by terms of an applicable special warranty required by the Contract Documents, any of the Work is found to be not in accordance with the requirements of the Contract Documents, the Contractor shall correct it promptly after receipt of written notice from the Owner to do so unless the Owner has previously given the Contractor a written acceptance of such condition. The Owner shall give such notice promptly after discovery of the condition. During the one-year period for correction of Work, if the Owner fails to notify the Contractor and give the Contractor an opportunity to make the correction, the Owner waives the rights to require correction by the Contractor and to make a claim for breach of warranty. If the Contractor fails to correct nonconforming Work within a reasonable time during that period after receipt of notice from the Owner or Architect, the Owner may correct it in accordance with Section 2.4.
§ 12.2.2.2 The one-year period for correction of Work shall be extended with respect to portions of Work first performed after Substantial Completion by the period of time between Substantial Completion and the actual completion of that portion of the Work.
§ 12.2.2.3 The one-year period for correction of Work shall be extended with regard to corrective Work performed by the Contractor pursuant to this Section 12.2 for a period of one year following the correction of the Work.

§ 12.2.3 The Contractor shall remove from the site portions of the Work that are not in accordance with the requirements of the Contract Documents and are neither corrected by the Contractor nor accepted by the Owner.
§ 12.2.4 The Contractor shall bear the cost of correcting destroyed or damaged construction, whether completed or partially completed, of the Owner or separate contractors caused by the Contractor’s correction or removal of Work that is not in accordance with the requirements of the Contract Documents.
§ 12.2.5 Nothing contained in this Section 12.2 shall be construed to establish a period of limitation with respect to other obligations the Contractor has under the Contract Documents. Establishment of the one-year period for correction of Work as described in Section 12.2.2 relates only to the specific obligation of the Contractor to correct the Work, and has no relationship to the time within which the obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Contractor’s liability with respect to the Contractor’s obligations other than specifically to correct the Work.
§ 12.2.6 The corrective remedies set forth in this Section 12.2 are in addition to such other rights and remedies as are available to Owner under applicable law, and shall not deprive the Owner of any action, right or remedy otherwise available to Owner for the breach of any of the provisions of the Contract Documents.
§ 12.3 ACCEPTANCE OF NONCONFORMING WORK
If the Owner prefers to accept Work that is not in accordance with the requirements of the Contract Documents, the Owner may do so instead of requiring its removal and correction, in which case the Contract Sum and GMAX will be reduced as appropriate and equitable. Such adjustment shall be effected whether or not final payment has been made.
ARTICLE 13 MISCELLANEOUS PROVISIONS

§ 13.1 GOVERNING LAW
The Contract shall be governed by and construed in accordance with the law of the place where the Project is located. For purposes of determining jurisdiction and venue, the parties agree that this Contract is fully performed in the city and county where the Project is located.
§ 13.2 SUCCESSORS AND ASSIGNS
§ 13.2.1 The Owner and Contractor respectively bind themselves, their partners, successors, assigns and legal representatives to covenants, agreements and obligations contained in the Contract Documents. Except as provided in Section 13.2.2, neither party to the Contract shall assign the Contract as a whole without written consent of the other. If either party attempts to make such an assignment without such consent, that party shall nevertheless remain legally responsible for all obligations under the Contract. Furthermore, the Owner is entering into the Contract based upon Contractor’s representations of its experience and qualifications. Accordingly, the Contractor shall not assign, hypothecate or transfer the Contract or any interest therein, either directly or indirectly, by operation of law or otherwise, without the prior written consent of Owner, which consent may be granted or withheld in the sole and absolute discretion of Owner. Any assignment, hypothecation or transfer without said consent shall be null and void, and shall constitute an express waiver and release, by Contractor of any right to further payment under the Contract.
§ 13.2.2 The Owner may, without consent of the Contractor, assign the Contract to a lender providing construction financing for the Project, if the lender assumes the Owner’s rights and obligations under the Contract Documents. The Contractor shall execute all consents reasonably required to facilitate such assignment.
§ 13.3 WRITTEN NOTICE
§ 13.3.1 Any notice required or permitted to be given under the Contract Documents must be in writing, and must be delivered to the other party’s designated representative set forth in Article 15 of the Agreement by (i) deposit in the United States mail, postage prepaid, and registered or certified with return receipt requested or (ii) delivering the notice (a) by recognized overnight delivery service, (b) in person to such designated representative, or (c) by facsimile copy transmission (subject to electronic written confirmation). Notice given in accordance with (i) above is effective when mailed. Notice given in accordance with any of the methods listed in (ii) above is effective upon receipt.
§ 13.3.2 NOTICE OF DISPUTE. In order to constitute valid notice, any notice required or permitted to be given to the Owner under the Contract Documents concerning termination, suspension, default, potential default, Claims or the institution of any legal proceeding (“Dispute”) must be in writing and must be delivered by deposit in the United States mail, postage prepaid, and registered or certified with return receipt requested, to both:
(i)	the Owner’s Designated Representative identified in Article 15 of the Agreement; and
(ii)	Owner’s General Counsel, Scott Thomas at 2901 Via Fortuna, Austin, TX 78746.

§ 13.4 RIGHTS AND REMEDIES
§ 13.4.1 Duties and obligations imposed by the Contract Documents and rights and remedies available thereunder shall be in addition to and not a limitation of duties, obligations, rights and remedies otherwise imposed or available by law.
§ 13.4.2 No action or failure to act by the Owner, Architect or Contractor shall constitute a waiver of a right or duty afforded them under the Contract, nor shall such action or failure to act constitute approval of or acquiescence in a breach there under, except as may be specifically agreed in writing.
§ 13.5 TESTS AND INSPECTIONS
§ 13.5.1 Tests, inspections and approvals of portions of the Work shall be made as required by the Contract Documents and by applicable laws, statutes, ordinances, codes, rules and regulations or lawful orders of public authorities. Unless otherwise provided, the Contractor shall make arrangements for such tests, inspections and approvals with an independent testing laboratory or entity acceptable to the Owner, or with the appropriate public authority, and shall bear all related costs of tests, inspections and approvals. The Contractor shall give the Architect timely notice of when and where tests and inspections are to be made so that the Architect may be present for such procedures. The Owner shall bear costs of (1) tests, inspections or approvals that do not become requirements until after bids are received or negotiations concluded, and (2) tests, inspections or approvals where building codes or applicable laws or regulations prohibit the Owner from delegating their cost to the Contractor.
§ 13.5.2 If the Architect, Owner or public authorities having jurisdiction determine that portions of the Work require additional testing, inspection or approval not included under Section 13.5.1, the Architect will, upon written authorization from the Owner, instruct the Contractor to make arrangements for such additional testing, inspection or approval by an entity acceptable to the Owner, and the Contractor shall give timely notice to the Architect of when and where tests and inspections are to be made so that the Architect may be present for such procedures. Such costs, except as provided in Section 13.5.3, shall be at the Owner’s expense.
§ 13.5.3 If such procedures for testing, inspection or approval under Sections 13.5.1 and 13.5.2 reveal failure of the portions of the Work to comply with requirements established by the Contract Documents, all costs made necessary by such failure including those of repeated procedures and compensation for the Architect’s services and expenses shall be at the Contractor’s expense.
§ 13.5.4 Required certificates of testing, inspection or approval shall, unless otherwise required by the Contract Documents, be secured by the Contractor and promptly delivered to the Architect.
§ 13.5.5 If the Architect is to observe tests, inspections or approvals required by the Contract Documents, the Architect will do so promptly and, where practicable, at the normal place of testing.
§ 13.5.6 Tests or inspections conducted pursuant to the Contract Documents shall be made promptly to avoid unreasonable delay in the Work.
§ 13.6 INTEREST AND ATTORNEY’S FEES
§ 13.6.1 Interest. Payments due and unpaid under the Contract Documents shall bear interest from the date payment is due at such rate as the parties may agree upon in writing or, in the absence thereof, at the legal rate prevailing from time to time at the place where the Project is located.
§ 13.6.2 Attorney’s Fees. In any litigation between Owner and Contractor arising out of the Contract or the performance thereof, the prevailing party in such suit shall, in addition to any and all other relief granted by a court, be entitled to recover its reasonable attorney’s fees incurred in such litigation. For purposes of this provision, the “prevailing party” shall be the party who obtains a finding from the trier of fact at the time final judgment is entered that the opposing party materially breached the Contract first.

§ 13.7 TIME LIMITS ON CLAIMS The Owner and Contractor shall commence all claims and causes of action, whether in contract, tort, breach of warranty or otherwise, against the other arising out of or related to the Contract in accordance with the requirements of the final dispute resolution method selected in the Agreement within the time period specified by applicable law (as such time period may be extended or modified pursuant to the “discovery rule” recognized by the laws of the State of Texas), but in any case not more than 10 years after the date of Substantial Completion of the Work. The Owner and Contractor waive all claims and causes of action not commenced in accordance with this Section 13.7.
§ 13.8 MECHANIC’S AND MATERIALMEN’S LIENS: Provided that Owner has made all required payments in accordance with the terms of the Contract, Contractor shall save and keep Owner and Owner’s property free from all mechanics’ and materialmen’s liens and all other liens and claims arising out of the Contractor’s Work hereunder. In the event any such lien or claim is filed by anyone claiming by, through or under Contractor, Contractor shall, upon request by Owner and not as a Cost of the Work, remove and discharge same or provide a bond.
§ 13.9 CONDITIONS PRECEDENT. Whenever in the Contract Documents it is provided that certain conditions, approvals or events shall occur prior to or as a condition to Owner’s obligation to make payment, such conditions, approvals or events are intended to be and shall be interpreted as constituting conditions precedent to payment.
§ 13.10 SEVERABILITY. If any provision or any part of a provision of the Contract Documents shall be finally determined to be superseded, invalid, illegal, or otherwise unenforceable pursuant to any applicable legal requirements, such determination shall not impair or otherwise affect the validity, legality, or enforceability of the remaining provision or parts of the provision of the Contract Documents, which shall remain in full force and effect as if the unenforceable provision or part were deleted.
§ 13.11 SURVIVAL. The provisions of the Contract Documents which by their nature survive termination of the Contract or Final Completion, including without limitation all warranties, guarantees, indemnities, and payment obligations, shall remain in full force and effect after Final Completion or any termination of the Contract; provided, however, that warranties and guarantees shall only extend to that portion of the Work that is actually performed by Contractor.
ARTICLE 14 DEFAULT, TERMINATION AND SUSPENSION OF THE CONTRACT

§ 14.1 TERMINATION BY THE CONTRACTOR
§ 14.1.1 The Contractor may terminate the Contract if the Work is stopped for a period of 30 consecutive days through no act or fault of the Contractor or a Subcontractor, Sub-subcontractor or their agents or employees or any other persons or entities performing portions of the Work under direct or indirect contract with the Contractor, for any of the following reasons:
.1	Issuance of an order of a court or other public authority having jurisdiction that requires all Work to be stopped;
.2	An act of government, such as a declaration of national emergency that requires all Work to be stopped;
.3	Because the Architect has not issued a Certificate for Payment and has not notified the Contractor of the reason for withholding certification as provided in Section 9.4.1, or because the Owner has not made payment on a Certificate for Payment within the time stated in the Contract Documents; or
.4	The Owner has failed to furnish to the Contractor promptly, upon the Contractor’s request, reasonable evidence as required by Section 2.2.1.
§ 14.1.2 The Contractor may terminate the Contract if, through no act or fault of the Contractor or a Subcontractor, Sub-subcontractor or their agents or employees or any other persons or entities performing portions of the Work under direct or indirect contract with the Contractor, repeated suspensions, delays or interruptions of the entire Work by the Owner as described in Section 14.3 constitute in the aggregate more than 100 percent of the total number of days scheduled for completion, or 120 days in any 365-day period, whichever is less.
§ 14.1.3 If one of the reasons described in Section 14.1.1 or 14.1.2 exists, the Contractor may, upon seven days’ written notice to the Owner and Architect, terminate the Contract and recover from the Owner payment for Work executed, including materials and equipment intended for incorporation into the Project and which is either delivered to the Project site or shipped and en-route prior to termination, along with a share of the General Conditions Amount and Contractor’s Fee proportional to the percentage of the Work completed. Anything herein to the contrary notwithstanding, Contractor’s termination of the Contract shall be deemed to waive any and all claims of constructive termination against Owner, and Contractor shall not be entitled to, and Owner shall not be liable for, damages or loss of anticipated profits on Work not performed in the event Contractor terminates the Contract. If, within three (3) days following such termination, Contractor identifies to Owner, in writing, materials and equipment that was ordered but not shipped prior to termination, and Owner elects to cancel such orders, then Owner shall reimburse Contractor for reasonable restocking charges associated with such cancellations.

§ 14.1.4 If the Work is stopped for a period of 60 consecutive days through no act or fault of the Contractor or a Subcontractor (of any tier) or their agents or employees or any other persons performing portions of the Work under contract with the Contractor because the Owner has repeatedly failed to fulfill the Owner’s obligations under the Contract Documents with respect to matters important to the progress of the Work, the Contractor may, upon seven additional days’ written notice to the Owner and the Architect, terminate the Contract and recover from the Owner as provided in Section 14.1.3.
§ 14.2 CONTRACTOR’S DEFAULT AND TERMINATION BY THE OWNER FOR CAUSE § 14.2.1 The following acts or omissions by the Contractor shall constitute a default of the Contract if the Contractor
.1	repeatedly refuses or fails to supply enough properly skilled workers or proper materials;
.2	fails to make payment to Subcontractors for materials or labor in accordance with the respective agreements between the Contractor and the Subcontractors, or fails to provide valid evidence of such payment upon request;
.3	repeatedly disregards applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of a public authority;
.4	fails to comply with any law, ordinance, rule, regulation or order related to the safety of workers or other individuals and any person is injured as a result;
.5	fails to carry out the Work in accordance with the Contract Documents or applicable codes;
.6	repeatedly fails, through no fault of the Owner, to diligently prosecute the Work in accordance with the Construction Schedule, indicating that Contractor will not achieve the deadlines set forth in Article 4 of the Agreement; or
.7	otherwise is guilty of substantial breach of a provision of the Contract Documents.
§ 14.2.2 When any of the above reasons exist, and without limitation to any of Owner’s other rights or remedies at law or in equity, Owner shall have the right to declare Contractor to be in default of the Contract. Notice of such declaration of default shall be provided by Owner in writing, shall identify therein the circumstances that constitute default, and shall be delivered to Contractor’s representative.
§ 14.2.3 Owner’s declaration shall become effective, and Contractor will be deemed in default, unless Contractor cures the circumstances identified in any notice of default within five (5) days after receipt of written notice; provided however, if it cannot be reasonably cured within such time then Contractor will commence to cure within five (5) days and will diligently and continuously prosecute such cure to completion within a reasonable time, which shall not exceed such amount of time as would result in failure to achieve Substantial Completion within the Contract Time.
§ 14.2.4 In the event that Contractor fails to achieve a complete cure of the circumstances identified in the Owner’s notice as constituting default within the time periods set forth in Section 14.2.3 of these General Conditions, then the Owner, without prejudice to any other rights or remedies of the Owner and after giving the Contractor and the Contractor’s surety, if any, seven days’ written notice, may, subject to any prior rights of the surety:
.1	without terminating the Contract, provide such materials, supplies, equipment, labor, supervision and professional services as may be necessary to correct the circumstances constituting default and issue a Construction Change Directive deducting from payments then or thereafter due Contractor the costs associated therewith; or
.2	terminate the Contract, exclude the Contractor from the site; and
.3	enter upon the site and any offsite locations where materials, equipment, tools, and construction equipment and machinery that are owned or rented by the Contractor are located and take possession of all such items identified with the Project; and
.4	accept assignment of subcontracts and rental agreements pursuant to Section 5.4; and
.5	finish the Work by whatever reasonable method the Owner may deem expedient, including, without limitation, having the Work completed by others.
§ 14.2.5 When the Owner terminates the Contract for one of the reasons stated in Section 14.2.1 or 14.2.3, the Contractor shall not be entitled to receive further payment, if at all, until the Project reaches Final Completion.

§ 14.2.6 When the Owner terminates the Contract for one of the reasons stated in Section 14.2.1 or 14.2.3, the Contractor shall only be entitled to, and Owner shall only be liable for, the amount, if any, by which the unpaid balance of the GMAX exceeds costs and damages incurred by the Owner as a result of Contractor’s default. Such costs and damages shall include, without limitation, the costs of materials, supplies, equipment, labor, supervision, replacement contractor(s), and professional services reasonably necessary for finishing the Work, attorney’s fees, lost profits, and other damages incurred by the Owner. If such costs and damages exceed the unpaid balance of the GMAX, the Contractor shall pay the difference to the Owner within thirty (30) days following Owner’s demand therefor, and upon failure to do so, Owner shall have the right to sell Contractor’s materials, equipment, tools, and construction equipment, appliances, facilities and machinery and to apply the proceeds of such sale(s) to the liability of the Contractor who shall nevertheless remain liable for any deficiency (such right shall not apply to such items owned by Subcontractors or rented by Owner from third parties). Contractor’s obligation for payment and Owner’s rights hereunder shall survive termination of the Contract.
§ 14.2.7 If the Owner terminates the Contract for the reasons stated in Section 14.2.1 and 14.2.3 and it is subsequently determined that Contractor was not in default of the Contract, the Owner’s termination shall be deemed as one for the Owner’s convenience under Section 14.4 of these General Conditions, and the Contractor’s damages and remedies shall be limited as provided for in that provision.
§ 14.3 SUSPENSION BY THE OWNER FOR CONVENIENCE § 14.3.1 The Owner may, without cause, order the Contractor in writing to suspend, delay or interrupt the Work in whole or in part for such period of time as the Owner may determine.
§ 14.3.2 The GMAX, Contract Sum, Contract Time and FF&E Deadlines shall be adjusted for increases in the cost and time caused by suspension, delay or interruption as described in Section 14.3.1. Adjustment of the GMAX and Contract Sum shall include allowance for the Contractor’s Fee at the rate stated in Section 5.1.2 of the Agreement. No adjustment shall be made to the extent
.1	that performance is, was or would have been so suspended, delayed or interrupted by another cause for which the Contractor is responsible; or
.2	that an equitable adjustment is made or denied under another provision of the Contract.
§ 14.4 TERMINATION BY THE OWNER FOR CONVENIENCE
§ 14.4.1 The Owner may, at any time, terminate the Contract for the Owner’s convenience and without cause.
§ 14.4.2 Upon receipt of written notice from the Owner of such termination for the Owner’s convenience, the Contractor shall:
.1	cease operations as directed by the Owner in the notice;
.2	take actions necessary, or that the Owner may direct, for the protection and preservation of the Work; and
.3	except for Work directed to be performed prior to the effective date of termination stated in the notice, terminate all existing subcontracts and purchase orders and enter into no further subcontracts and purchase orders.
§ 14.4.3 In case of such termination for the Owner’s convenience, or termination for failure to agree on a Guaranteed Maximum Price under section 5.2.1 of the Agreement the Contractor shall be entitled to receive, as its sole remedy, payment for the following: a) Work properly executed prior to the effective date of termination and for materials and equipment properly and timely fabricated, delivered to the site and stored, or shipped and en-route prior to termination; (ii) proven costs with respect to materials, equipment, tools and construction equipment and machinery; (iii) if, within three (3) days following such termination, Contractor identifies to Owner, in writing, materials and equipment that was ordered but not shipped prior to termination, and Owner elects to cancel such orders, any and all restocking charges, termination charges associated with canceling any purchase orders for materials or equipment; and (iv) reasonable overhead and profit on the Work not executed, not to exceed the amount of the Contractor’s Fee recoverable under the initial GMAX.

ARTICLE 15 CLAIMS AND DISPUTES

§ 15.1 CLAIMS

§ 15.1.1 DEFINITION
A Claim is a demand or assertion by one of the parties seeking, as a matter of right, payment of money, or other relief with respect to the terms of the Contract. The term “Claim” does not include, and the procedures for processing Claims do not apply to, the following: (i) penalties or forfeitures prescribed by statute or regulation imposed by a governmental agency; (ii) tort claims for personal injury or death (except that parties shall issue notice as required under Section 15.1.2); (iii) defective Work first discovered by Owner after Final Payment by Owner to Contractor; (iv) mechanic’s liens and stop notices; or (v) the right of Owner to specific performance or injunctive relief to compel performance of any provision of the Contract Documents. The responsibility to substantiate Claims shall rest with the party making the Claim.
§ 15.1.2 NOTICE OF CLAIMS
Claims by either the Owner or Contractor must be initiated by written notice to the other party and to the Initial Decision Maker with a copy sent to the Architect, if the Architect is not serving as the Initial Decision Maker. Claims by the Contractor for an increase in the Contract Sum or GMAX, or for an extension of the Contract Time or FF&E Deadlines must be initiated within ten (10) days after occurrence of the event giving rise to such Claim or within ten (10) days after the Contractor first recognizes, or should reasonably have recognized, the condition giving rise to the Claim, whichever is later. Timely submission of such written notice and compliance with other provisions of this Article 15 is a condition precedent to any obligation of Owner to adjust the Contract Sum, GMAX, Contract Time or FF&E Deadlines, or otherwise compensate Contractor for any condition or occurrence giving rise to a Claim. Contractor acknowledges that such notice requirements and deadlines are not mere formalities, but are essential for the Owner’s and Architect’s ability to evaluate the effect of conditions and/or occurrences giving rise to a Claim. FAILURE BY CONTRACTOR TO STRICTLY COMPLY WITH THE REQUIREMENTS OF THIS ARTICLE CONCERNING THE TIMING AND CONTENT OF ANY NOTICE OF CLAIM SHALL BE DEEMED WAIVER OF ANY RIGHT BY CONTRACTOR TO MAKE ANY CLAIM OR OBTAIN ANY RECOVERY RELATING TO OR ARISING FROM SUCH CONDITION OR OCCURRENCE.
§ 15.1.3 CONTINUING CONTRACT PERFORMANCE
Pending final resolution of a Claim, except as otherwise agreed in writing or as provided in Section 9.7 and Article 14, the Contractor shall proceed diligently with performance of the Contract and the Owner shall continue to make payments of amounts not subject to a good-faith dispute in accordance with the Contract Documents. The Architect will prepare Change Orders and issue Certificates for Payment in accordance with the decisions of the Initial Decision Maker.
§ 15.1.4 CLAIMS FOR ADDITIONAL COST
If the Contractor wishes to make a Claim for an increase in the Contract Sum or GMAX, due to a requested change in the Work, written notice as provided herein shall be given before proceeding to execute the Work. Prior notice is not required for Claims relating to an emergency endangering life or property arising under Section 10.4.
§ 15.1.5 CLAIMS FOR ADDITIONAL TIME
§ 15.1.5.1 If the Contractor wishes to make a Claim for an increase in the Contract Time or FF&E Deadlines, written notice as provided herein shall be given. The Contractor’s Claim shall include an estimate of cost and of probable effect of delay on progress of the Work. In the case of a continuing delay, Contractor shall renew and update its notice of claim, in writing, with each Application for Payment during which period the delay continues.
§ 15.1.5.2 If adverse weather conditions are the basis for a Claim for additional time, such Claim shall be documented by data substantiating that weather conditions were abnormal for the period of time, could not have been reasonably anticipated and had an adverse effect on the scheduled construction.
§ 15.1.6 NOT USED
.1	NOT USED

.2	NOT USED.
§ 15.2 INITIAL DECISION
§ 15.2.1 Claims, excluding those arising under Sections 10.3, 10.4, 11.3.9, and 11.3.10, shall be referred to the Initial Decision Maker for initial decision. The Architect will serve as the Initial Decision Maker, unless otherwise indicated in the Agreement. Except for those Claims excluded by this Section 15.2.1, an initial decision shall be required as a condition precedent to mediation of any Claim arising prior to the date final payment is due, unless 30 days have passed after the Claim has been referred to the Initial Decision Maker with no decision having been rendered. Unless the Initial Decision Maker and all affected parties agree, the Initial Decision Maker will not decide disputes between the Contractor and persons or entities other than the Owner.

§ 15.2.2 The Initial Decision Maker will review Claims and within ten days of the receipt of a Claim take one or more of the following actions: (1) request additional supporting data from the claimant or a response with supporting data from the other party, (2) reject the Claim in whole or in part, (3) approve the Claim, (4) suggest a compromise, or (5) advise the parties that the Initial Decision Maker is unable to resolve the Claim if the Initial Decision Maker lacks sufficient information to evaluate the merits of the Claim or if the Initial Decision Maker concludes that, in the Initial Decision Maker’s sole discretion, it would be inappropriate for the Initial Decision Maker to resolve the Claim.
§ 15.2.3 In evaluating Claims, the Initial Decision Maker may, but shall not be obligated to, consult with or seek information from either party or from persons with special knowledge or expertise who may assist the Initial Decision Maker in rendering a decision. The Initial Decision Maker may request the Owner to authorize retention of such persons at the Owner’s expense.
§ 15.2.4 If the Initial Decision Maker requests a party to provide a response to a Claim or to furnish additional supporting data, such party shall respond, within ten days after receipt of such request, and shall either (1) provide a response on the requested supporting data, (2) advise the Initial Decision Maker when the response or supporting data will be furnished or (3) advise the Initial Decision Maker that no supporting data will be furnished. Upon receipt of the response or supporting data, if any, the Initial Decision Maker will either reject or approve the Claim in whole or in part.
§ 15.2.5 The Initial Decision Maker will render an initial decision approving or rejecting the Claim, or indicating that the Initial Decision Maker is unable to resolve the Claim. This initial decision shall (1) be in writing; (2) state the reasons therefor; and (3) notify the parties and the Architect, if the Architect is not serving as the Initial Decision Maker, of any change in the Contract Sum, GMAX, Contract Time and/or FF&E Deadlines. The initial decision shall be binding on the parties but subject to litigation following Final Completion. In no event shall an initial decision constitute cause to stop performance of the Work.
§ 15.2.6 Either party may request mediation of an initial decision at any time, subject to the terms of Section 15.2.6.1.
§ 15.2.6.1 NOT USED.
§ 15.2.7 In the event of a Claim against the Contractor, the Owner may, but is not obligated to, notify the surety, if any, of the nature and amount of the Claim. If the Claim relates to a possibility of a Contractor’s default, the Owner may, but is not obligated to, notify the surety and request the surety’s assistance in resolving the controversy.
§ 15.2.8 If a Claim relates to or is the subject of a mechanic’s lien, the party asserting such Claim may proceed in accordance with applicable law to comply with the lien notice or filing deadlines.
§ 15.3 MEDIATION
§ 15.3.1 Claims, disputes, or other matters in controversy arising out of or related to the Contract except those waived as provided for in Sections 9.10.4, 9.10.5, and 15.1.6 shall be subject to mediation at the sole discretion of the Owner.
§ 15.3.2 If the Owner chooses to submit a dispute to mediation, the parties shall endeavor to resolve their Claims by mediation. A request for mediation shall be made in writing, delivered to the other party to the Contract, and filed with the person or entity administering the mediation once a mediator is chosen.

§ 15.3.3 Contractor and Owner agree that each shall have in attendance at any mediation a person with sufficient authority to fully settle all claims and disputes which are the subject of the mediation. The parties shall share the mediator’s fee and any filing fees equally, except that if the mediation does not result in settlement due to a party not having a person of sufficient settlement authority in attendance, that party shall be responsible for paying the other parties’ costs of mediation. The mediation shall be held in the county where the Project is located, unless another location is mutually agreed upon. Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction thereof.
§ 15.4 ARBITRATION

§ 15.4.1 NOT USED.

§ 15.4.1.1 NOT USED.

§ 15.4.2 NOT USED.

§ 15.4.3 NOT USED.
§ 15.4.4 CONSOLIDATION OR JOINDER
§ 15.4.4.1 Questions of consolidation and joinder shall be resolved according to the laws of the State of Texas, including the Texas Rules of Civil Procedure.
§ 15.4.4.2 NOT USED.

§ 15.4.4.3 NOT USED.